Exhibit 99.1
Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, but has not yet become effective.
Subject to Completion—Dated                    ,
INFORMATION STATEMENT
SWI SpinCo, Inc.
Common Stock
(par value $0.001 per share)
We are sending you this information statement in connection with the separation and distribution by SolarWinds Corporation (“SolarWinds”) of its wholly-owned subsidiary, SWI SpinCo, Inc. (“SWI SpinCo”). To effect the separation and distribution, SolarWinds will distribute at least       % of the shares of SWI SpinCo common stock on a pro rata basis to the holders of SolarWinds common stock. We expect that the distribution of SWI SpinCo common stock will be tax-free to holders of SolarWinds common stock for U.S. federal income tax purposes, except with respect to cash that stockholders may receive (if any) in lieu of fractional shares.
If you are a record holder of SolarWinds common stock as of the close of business on           , 2021, which is the record date for the distribution, you will be entitled to receive           shares of SWI SpinCo common stock for every          shares of SolarWinds common stock that you hold on that date. SolarWinds will distribute its shares of SWI SpinCo common stock in book-entry form, which means that we will not issue physical stock certificates. The transfer and distribution agent will not distribute any fractional shares of SWI SpinCo common stock.
The distribution will be effective as of          , New York City time, on          , 2021. Immediately after the distribution becomes effective, SWI SpinCo will be a separate publicly traded company.
SolarWinds’ stockholders are not required to vote on or take any other action to approve the separation and distribution. We are not asking you for a proxy and request that you do not send us a proxy. SolarWinds stockholders will not be required to pay any consideration for the shares of SWI SpinCo common stock they receive in the distribution, and they will not be required to surrender or exchange their shares of SolarWinds common stock or take any other action in connection with the separation and distribution.
SWI SpinCo was formed as a Delaware limited liability company on November 30, 2020. Prior to the distribution, SWI SpinCo will be converted from a limited liability company to a Delaware corporation. SolarWinds currently owns all of the outstanding equity of SWI SpinCo.
No trading market for SWI SpinCo common stock currently exists. We expect, however, that a limited trading market for SWI SpinCo common stock, commonly known as a “when-issued” trading market, will develop as early as one trading day prior to the record date for the distribution, and we expect “regular-way” trading of SWI SpinCo common stock will begin on the first trading day after the distribution date. We intend to apply to list SWI SpinCo common stock on          under the ticker symbol “NABL.” The listing is subject to approval of our application.
Following the separation and distribution, SWI SpinCo will qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and, as such, is allowed to provide in this information statement more limited disclosures than an issuer that would not so qualify. In addition, for so long as SWI SpinCo remains an emerging growth company, it may take advantage, for a period of time, of certain exceptions from the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 19.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.
This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.
The date of this information statement is          .
This information statement was first made available to SolarWinds stockholders on or about          .

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Confidential Treatment Requested
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Summary
This summary highlights selected information that is presented in greater detail elsewhere in this information statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by more detailed information contained elsewhere in this information statement, which should be read in its entirety.
As used in this information statement, the terms “SWI SpinCo,” the “Company,” “we,” “us” and “our,” depending on the context, refer to SWI SpinCo, Inc. and its consolidated subsidiaries after giving effect to the separation and distribution described under “Certain Relationships and Related Party Transactions— Relationship with SolarWinds.” As used in this information statement, references to “SolarWinds” or “Parent” refer to SolarWinds Corporation.
We describe in this information statement the business that will be contributed to us by SolarWinds as part of our separation from SolarWinds, which we refer to as the N-able business, as if it was our business for all historical periods described. Our historical financial results as part of SolarWinds contained in this information statement may not reflect our financial results in the future as a stand-alone company or what our financial results would have been had we been a stand-alone company during the periods presented.
The term “Silver Lake Funds” refers to Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., and SLP Aurora Co-Invest, L.P., and the term “Silver Lake” refers to Silver Lake Group, L.L.C., the ultimate general partner of the Silver Lake Funds. The term “Thoma Bravo Funds” refers to Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XI, L.P., Thoma Bravo Executive Fund XII, L.P., Thoma Bravo Executive Fund XII-a, L.P., Thoma Bravo Special Opportunities Fund II, L.P. and Thoma Bravo Special Opportunities Fund II-A, L.P., and the term “Thoma Bravo” refers to Thoma Bravo, L.P., the ultimate general partner of the Thoma Bravo Funds. The term “Sponsors” refers collectively to Silver Lake and Thoma Bravo, together with the Silver Lake Funds and the Thoma Bravo Funds and, as applicable, their co-investors. The term “Lead Sponsors” refers collectively to the Silver Lake Funds, the Thoma Bravo Funds and their respective affiliates.
Our Business
We are a leading global provider of cloud-based software solutions for managed service providers, or MSPs, enabling them to support digital transformation and growth within small and medium-sized enterprises, or SMEs. We partner with over 25,000 IT service providers, which we refer to as our MSP partners, empowering them to deliver best-in-class managed services in a scalable and repeatable way. These MSP partners rely on our platform to deploy, manage and secure the IT environments of over 500,000 SMEs around the world. Through our multi-dimensional land and expand model and global presence, we are able to drive strong recurring revenue growth, profitability and retention.
Organizations of all sizes are deploying technology to transform their businesses and compete effectively. As SMEs go through digital transformation, their reliance on technology as a competitive differentiator increases. IT environments are becoming increasingly complex, with the number of applications and endpoints proliferating while also becoming more interconnected, causing the sophistication and overhead required to deploy, manage and secure these assets to grow.
Many SMEs lack the resources or internal expertise to effectively manage their IT assets and adapt to the changing environment. This lack of resources and expertise coupled with the desire to better leverage technology in their businesses has created a growing need for SMEs to rely on MSPs for their IT deployment, management and security. MSPs become vital partners as more SMEs seek to implement technology solutions that help drive strategic business outcomes.
To effectively manage the operability and security of distributed and heterogeneous IT environments, MSPs require visibility and control over a variety of architectures, applications and connected endpoints. MSPs must also keep pace with rapid technological innovation or risk obsolescence. These challenges are made more difficult when

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the solutions upon which MSPs rely lack integration capabilities or otherwise fail to meet the technological and business needs of the MSPs and their customers.
We enable IT service providers of all types to act as MSPs by providing a platform that they can leverage to help SMEs access powerful and seamless technology to power their businesses. Our software platform is designed to be an integrated, enterprise-grade solution that serves as an operating system for our MSP partners and scales as their businesses grow. Built on a multi-tenant architecture, our platform allows our MSP partners to adapt to their customers’ requirements and improve service delivery by offering centralized visibility and role-based access control in both public and private cloud, on-premises and hybrid cloud environments.
Our platform consists of three core solution categories: remote monitoring and management, security and data protection and business management. Our broad remote monitoring and management capabilities include real-time availability and performance of networks and devices and automation of policies and workflows. We provide a layered protection approach spanning network and systems infrastructure, applications, and end user devices through our data protection, patch management, endpoint security, web protection, e-mail security and archiving and vulnerability assessment solutions. Our fully cloud-based data protection capabilities include storage efficient backup, high-speed restoration and disaster recovery for servers, workstations, files, data and key cloud-based applications, such as Microsoft 365. In addition, our business management solutions help improve the technical and service delivery efficiencies of our MSP partners and include professional services automation and password and documentation management.
We have a multi-dimensional land and expand model and global presence that allow us to capture opportunities efficiently within the worldwide MSP and SME markets. When we add an MSP partner, we also add their SME customers and we grow as the partner adds new customers, delivers new services based on our solutions and when the partner’s customers add devices and services. We support our MSP partners by offering partner success initiatives designed to help them better manage their own businesses, deliver service offerings powered by our platform and grow their customer bases. Our partner success initiatives help drive both retention and expansion as our MSP partners are provided with resources designed to help them better understand and pursue growth opportunities.
Our business model allows us to grow with our MSP partners. MSP partners with annualized recurring revenue, or ARR, over $50,000 on our platform grew from 833 to 1,117, representing an increase of 34%, from December 31, 2018 to December 31, 2019. Over that same period, MSP partners with over $50,000 of ARR on our platform grew from approximately 30% of our total ARR as of December 31, 2018, to 36% of our total ARR as of December 31, 2019.
Our business is global, with 47% of our revenue generated outside of North America for the year ended December 31, 2019. We generated revenue of $263.5 million for the year ended December 31, 2019, compared to $228.3 million for the year ended December 31, 2018, representing an increase of 15.4%. For the year ended December 31, 2019, our net loss was $2.5 million. For the year ended December 31, 2019, our adjusted EBITDA was $103.3 million. See “Selected Combined Financial Data—Adjusted EBITDA” for additional information regarding adjusted EBITDA.
Industry Background
Companies of all sizes across sectors and geographies continue to invest in modern cloud and digital technology to transform their organizations and compete effectively. Technology is becoming increasingly mission critical as SMEs use digital means to improve productivity, work remotely, manage and monitor their businesses, run operations and engage with customers and other key stakeholders. As evidence of the importance of technology to SMEs, IT spending by businesses with less than 1,000 employees is expected to increase from $628 billion in 2020 to $860 billion by 2024 according to Gartner, Inc, or Gartner.
Digital transformation creates challenges and complexities
As SMEs increase their investment in and reliance on these technologies, the importance of IT availability and functionality to their businesses grows. Many SMEs lack the financial resources, headcount and expertise needed to

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independently manage the complexity associated with digital transformation and therefore rely on MSPs that specialize in providing SMEs with reliable and scalable services to deploy, manage and secure their IT environments. Challenges associated with digital transformation for SMEs include:
1)IT management and security are not core competencies for most companies.
Deploying, managing and securing complex and constantly evolving IT systems are not core competencies of most SMEs and can divert focus, capital and other critical resources away from fundamental business objectives.
2)Companies face growing cyber-threats.
Protecting networks, applications, devices, data and users from cybercrime, such as ransomware, phishing and other costly attacks is paramount for SMEs.
3)IT and other compliance costs and burdens are increasing.
SMEs are not exempt from compliance obligations and can be disproportionately burdened due to limited resources and expertise.
4)Proliferation of connected endpoints is driving increased complexity.
According to a 2020 Cisco white paper, the number of global networked devices is set to reach 29.3 billion by 2023, up from 18.4 billion in 2018, representing a compound annual growth rate of 10% over the period. Due to the growing number of networked, highly distributed and diverse endpoints, the burden faced by SMEs to manage, provision and secure these endpoints across cloud, on-premises and hybrid cloud infrastructures is becoming increasingly complex.
5)Expectations for always-on, always-available IT environments compound pressures.
Customers, employees and other stakeholders increasingly expect always-on, always-available access to digital resources. Establishing and maintaining connectivity and availability is critical to the success of many SMEs, who must ensure that their employees and distributed workforces have access to required systems, applications and devices and that their customers can obtain information and conduct business online at any time.
Rise of the Managed IT Services Model
As SMEs invest in technology and their needs for continuous availability, performance and security grow, they are increasingly relying on IT service providers to manage these aspects of their businesses. These MSPs support SMEs by helping them procure and deploy key technologies and by providing oversight, management and security of their IT systems and devices. MSPs also may work in collaboration with SMEs’ internal IT departments in a co-managed model to deliver specific expertise and share responsibilities.
We see a growing number of IT service providers, such as value-added resellers, systems integrators, IT consultants and data center operators, adopting a managed services model as demand for these services increases. These new MSPs can benefit from a software platform that supports the managed services model and meets the wide-ranging needs of their SME customers.
Market Opportunity
Information regarding our market opportunity will be provided in subsequent amendments to this information statement.
Limitations of Existing Approaches Used by MSPs
MSPs are better able to serve their customers and manage disparate, heterogeneous IT environments with technologies that are centralized, effective, easy to deploy, scalable and able to integrate with other solutions.

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Many existing approaches utilized by MSPs face limitations, such as:
1)Not purpose-built for MSPs. Many tools are not designed to power a managed services model, as they fail to enable MSPs to deliver services in a scalable and efficient manner. These tools can lead to issues around deployment, configurability or scalability.
2)Narrow point solutions and tools with limited flexibility and integrations. Many MSP-oriented offerings fail to provide a comprehensive set of solutions on a common platform. Many of these solutions and tools have narrow functionality and are not designed to integrate with other technologies. This can lead to a lack of interoperability that prevents MSPs from having a unified view of their customers’ IT environments.
3)Lacking enterprise-grade features and functionality. Many approaches targeting the MSP and SME markets offer limited functionality or lack the features and capabilities needed by businesses of all sizes to be competitive in the digital world.
4)Not partner success oriented. Providers of alternative approaches can lack MSP-oriented domain expertise and partner success functions designed to help MSPs grow their businesses.
5)Pricing and deployment limitations. Many tools lack flexible pricing models and deployment options that are aligned with the way MSPs sell and deliver their services.
6)Manual and inefficient. Alternative approaches can lack automation, requiring MSPs to manually address issues that they or their customers face. This need for manual intervention can drive higher headcount costs and cause slower resolution times.
Our Solution
We are a leading global provider of cloud-based software solutions for MSPs, enabling them to support digital transformation and growth within SMEs. We partner with over 25,000 MSP partners, empowering them to deliver best-in-class managed services in a scalable and repeatable way. These MSP partners rely on our platform to deploy, manage and secure the IT environments of over 500,000 SMEs around the world. Our platform consists of three core solution categories: remote monitoring and management, security and data protection and business management. Through our multi-dimensional land and expand model and global presence, we are able to drive strong recurring revenue growth, profitability and retention.
Our software platform is purpose-built to give MSPs visibility and control over distributed and heterogeneous IT environments through a centralized control panel. Built using multi-tenant architecture, a unified agent management system and microservices, our platform is designed to securely deliver integrated solutions that fit the specific IT needs of each MSP partner and its SME customers. Our modular and highly scalable platform helps our MSP partners deploy, manage and secure IT assets in an efficient and organized manner.
Through our platform, we aim to deliver value and flexibility to our MSP partners and their customers. We offer our MSP partners multiple deployment options and price the solutions on our platform on a subscription basis. The ecosystem framework within our platform, or our Ecosystem Framework, enables and simplifies integrations with numerous third-party solutions from leading enterprise technology vendors. By working across cloud, on-premises and hybrid cloud infrastructures, our platform enables a delivery model that accommodates the IT environment preferences and needs of our MSP partners and their customers.
Key Strengths of our Platform
The key strengths of our platform and related offerings include:
1)Deep remote monitoring and management capabilities. Our remote monitoring and management capabilities provide our MSP partners with visibility and insights into the availability and performance of a wide range of systems and network infrastructure and devices, all through a centralized dashboard. Through

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our role-based access control, MSP technicians can easily troubleshoot specific IT systems, devices and applications, as well as easily load new service offerings powered by our platform.
2)Layered security approach to cyber-threats and compliance risks. Our MSP partners use our integrated solutions to improve the security framework of their SME customers’ IT environments while helping them meet regulatory and industry-specific compliance standards. Our security and data protection solutions are designed to defend against cyber-threats targeted at the network, infrastructure, application and endpoint layers and the sensitive data that resides in and travels through each of these layers.
3)Designed for hybrid IT environments. The solutions on our platform are designed to meet the needs of our MSP partners and their SME customers across cloud, on-premises and hybrid-cloud IT infrastructures.
4)Out-of-the-box automation for higher service efficacy and capacity. Our platform, which includes professional services automation and easily configurable automation capabilities, enables our MSP partners to more efficiently deliver services to their SME customers, manage their businesses and increase capacity for growth.
5)Robust reporting and analytics. Our reporting and analytics dashboard provides our MSP partners with a consolidated view of data and analytic outputs of their SME customers’ IT environments and a unified view of key metrics and trends.
Why We Win
Our platform, partner success initiatives and business model are rooted in our experience and understanding of the needs of our MSP partners and their SME customers and are designed to help our partners succeed and grow. Our MSP partners power their service offerings with our platform, making us an integral part of their ability to land, expand and retain their customers. Some of the key factors that differentiate us from our competitors include:
1)Purpose-built platform designed for MSP success. Our platform allows our MSP partners to build and grow their businesses around our customizable solutions. Ongoing expansion of native functionalities and integrations, powerful and easy-to-create automation policies and always-available training and enablement resources are all designed to facilitate our MSP partners’ success.
2)Comprehensive and extensible platform designed for integrations. Our platform features out-of-the-box integrations with third-party technologies and solutions from leading enterprise technology vendors. Our Ecosystem Framework enables us to rapidly develop and deploy extensive integrations through our strategic technology partnerships.
3)Enterprise-grade technology for SMEs through our MSP partners. Through our platform and strategic technology partnerships, we make it possible for our MSP partners to deploy, manage and secure enterprise-grade technologies for their SME customers.
4)Best-in-class partner success initiatives. We provide various partner success initiatives aimed to help our MSP partners expand their customer bases and service offerings through our platform and to grow and operate their businesses more effectively. Our dedicated partner success teams assist with onboarding, post-sales engineering and partner management.
5)Flexible subscription pricing and billing model. We sell the solutions on our platform on a subscription basis that meets the specific needs of our MSP partners and expands as they add new customers, deliver new services based on our solutions and when the partner’s customers add devices and services. We offer our MSP partners the flexibility to purchase solutions with pricing based on committed volumes or on a “pay-as-you-go” model, where our partners pay based on the volume of our solutions they and their customers consume.

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6)Efficient deployment and scale. Our platform is designed to be quickly configured and deployed by our MSP partners and enable efficient delivery of services to their customers. The automation in our platform is also designed to help our MSP partners scale their customer base with fewer technical support personnel.
Our Differentiated Go-to-Market Approach
Our go-to-market approach is grounded in a differentiated, multi-dimensional land and expand model that has allowed us to build a global base of over 25,000 MSP partners that serve more than 500,000 SME customers. Our business model and alignment with our MSP partners gives us the leverage and sales reach to efficiently and effectively serve the SME market. We grow with our MSP partners as they expand their customer bases, deliver new services powered by our solutions and when their customers add devices and services. Our partner success initiatives further enhance our model’s efficiency by empowering our MSP partners to grow their businesses and expand their customer bases and consumption of solutions on our platform.
To add new MSP partners, we employ an efficient low-touch, high-velocity “selling from the inside” motion cultivated while a part of SolarWinds. Our sales motion is rooted in selling online or over the phone to MSPs of all sizes across any location through a prescriptive approach that adheres to standardized pricing and agreements. We power this sales motion with a marketing model that is highly flexible, analytics-driven and designed to efficiently drive digital traffic and high-quality opportunities. Our low-friction sales motion and marketing model also allow prospective MSP partners to trial fully-functional versions of the solutions on our platform, which is frequently a step to broader adoption. Internationally, we augment our go-to-market approach with a targeted and localized distributor model.
We believe our differentiated go-to-market approach benefits our business for a number of reasons, including:
1)Sales reach extension. Our MSP partners effectively extend our sales reach into the worldwide SME market. When we add a new MSP partner, we also acquire its customers and continue to benefit as the MSP partner expands its customer base.
2)Sales expansion through natural adoption. MSP partners expand usage of our offerings over time when they add new customers and when their customers add new devices and services. As digital transformation trends continue to impact SMEs, our platform facilitates the delivery of new and enhanced services by our MSP partners to their customers.
3)Capital efficient scaling. We gain significant operating leverage through our MSP partners’ customer acquisition efforts and the support and overhead they provide to service their customers.
4)Loyalty and retention. Our best-in-class partner success initiatives drive loyalty and retention by providing our MSP partners with resources designed to help them better understand and pursue growth opportunities using our platform.
5)Strong international presence. Our extensive international distributor network and localized go-to-market approach has enabled and enhanced our robust global presence.
Growth Strategy
We believe there are significant growth opportunities in our market, and we intend to focus our investments to capitalize on these opportunities and accelerate revenue growth. We believe that our growth will come from the following vectors:
1)Expand our MSP partner footprint. Our partner acquisition model is driven by us adding new MSP partners that develop and deliver services powered by our platform to their SME customers. We intend to continue investing in our MSP partner model that has allowed us to acquire a global base of over 25,000 MSP partners that serve more than 500,000 SME customers around the world.
2)Facilitate partner-driven expansion. When we add an MSP partner, we expand our relationship with the partner through two vectors. We grow when our MSP partners expand their SME customer base. We also

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grow when our MSP partners deliver new or enhanced services to their customers based on our solutions and when their customers add devices and services. As digital transformation initiatives at SMEs are pushing them to modernize their IT systems, we are seeing tailwinds in the adoption and usage of our solutions by SME customers through our MSP partners. Our ability to expand within our partner base is demonstrated by our dollar-based net revenue retention rate which was 108% as of both December 31, 2019 and December 31, 2018.
3)Widen our surface area. We also grow by expanding the aperture of networks, devices, services and users that we manage and secure on our platform. This surface area expansion is driven by internal development, strategic technology partnerships with large enterprise technology vendors and integrations with other MSP technology providers.
4)Drive innovation. We intend to continue introducing new enterprise-grade solutions on our platform. These new solutions may come from internal innovation, strategic technology partnerships or targeted acquisitions.
5)Broaden our co-managed IT footprint. In addition to providing services for SMEs, some MSP partners service larger enterprises through a co-managed IT model, sharing responsibility for IT management and services with an internal IT team. We believe that increased adoption of co-managed IT models will continue to be a meaningful driver of market expansion.
6)Deliver globally. We are a global software company, generating approximately 47% of our total revenue from outside of North America in the year ended December 31, 2019. We intend to target markets around the world where we have an established presence and distribution channels and further expand to new markets through channel and personnel growth and market-specific solutions.
Risks Factors Summary
Our business is subject to a number of risks that you should understand in evaluating SWI SpinCo and SWI SpinCo common stock. These risks are discussed more fully in “Risk Factors” following this summary. Some of these risks are:
•Our quarterly revenue and operating results may fluctuate in the future because of a number of factors, which makes our future results difficult to predict or could cause our operating results or the guidance we provide in the future to fall below expectations.
•The global COVID-19 pandemic may adversely affect our business, results of operations and financial condition.
•If we are unable to sell subscriptions to new MSP partners, to sell additional solutions to our existing MSP partners or to increase the usage of our solutions by our existing MSP partners, it could adversely affect our revenue growth and operating results.
•Our business depends on MSP partners renewing their subscription agreements. If our subscription-based business model fails to yield the benefits that we expect, our results of operations could be negatively impacted.
•We operate in highly competitive markets, which could make it difficult for us to acquire and retain MSP partners at our historic rates.
•Our success depends on our ability to adapt to the rapidly changing needs of MSP partners and their SME customers.
•If we fail to integrate our solutions with a variety of operating systems, software applications, platforms and hardware that are developed by others or ourselves, our solutions may become less competitive or obsolete and our results of operations would be harmed.

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•We may not be able to achieve or sustain the same level of cash flows in the future.
•Because our long-term success depends on our ability to operate our business internationally and increase sales of our solutions to our MSP partners located outside of the United States, our business is susceptible to risks associated with international operations.
•Our solutions use third-party software that may be difficult to replace or cause errors or failures of our solutions that could lead to a loss of MSP partners or harm to our reputation and our operating results.
•If we sustain system failures or cyberattacks or if we, our MSP partners, or their SME customers experience data security incidents or breaches, we could suffer a loss of revenue and increased costs, exposure to significant liability, reputational harm and other serious negative consequences.
•The success of our business depends on our ability to obtain, maintain, protect and enforce our intellectual property rights.
•Acquisitions present many risks that could have a material adverse effect on our business and results of operations.
•The separation and the distribution is subject to numerous risks and may not be successful.
•If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, SolarWinds, SWI SpinCo and SolarWinds stockholders could be subject to significant tax liabilities, and, in certain circumstances, we could be required to indemnify SolarWinds for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.
•We have no operating history as a stand-alone public company, and our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.
•After the separation and distribution, we will have our first senior management team since being spun off from SolarWinds. If we encounter difficulties in the transition, our business could be negatively impacted.
•The assets and resources that we acquire from SolarWinds in the separation may not be sufficient for us to operate as a stand-alone company, and we may experience difficulty in separating our assets and resources from SolarWinds.
•After the distribution, the Lead Sponsors will have a controlling influence over matters requiring stockholder approval.
•The Sponsors and their affiliated funds may pursue corporate opportunities independent of us that could present conflicts with our and our stockholders’ interests.
The Sponsors and Our Controlled Company Status
SolarWinds, our parent company, is a “controlled company” within the meaning of the corporate governance standards of The New York Stock Exchange. As of December 31, 2020, the Sponsors owned approximately       % of the common stock of SolarWinds and therefore are able to control all matters that require approval by the stockholders of SolarWinds, including the election and removal of directors, changes to SolarWinds’ organizational documents and approval of acquisition offers and other significant corporate transactions, including the separation and distribution.
Because the Sponsors will initially own                shares, or      % of voting power, of our common stock immediately following the completion of the separation and distribution, we will be a controlled company following the completion of the distribution within the meaning of the corporate governance standards of the                    .

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Because we will be a controlled company, a majority of our board of directors is not required to be independent, and our board of directors is not required to form independent compensation and nominating and corporate governance committees. As a controlled company, we will remain subject to corporate governance standards of the            that require us to have an audit committee composed entirely of independent directors. Under these rules, we must have at least one independent director on our audit committee by the date our common stock is listed on the           , at least two independent directors on our audit committee within 90 days of the effective date of the registration statement of which this information statement is a part, and at least three independent directors on our audit committee within one year of the effective date of the registration statement of which this information statement is a part.
If at any time we cease to be a controlled company, we will take all action necessary to comply with the corporate governance standards of           , including by appointing a majority of independent directors to our board of directors and ensuring we have a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to any permitted “phase-in” periods. See “Management—Status As a Controlled Company.”
Silver Lake is a global technology investment firm, with more than $60 billion in combined assets under management and committed capital and a team of investment and operating professionals based in Menlo Park, New York, London, Hong Kong, Cupertino and San Francisco.
Thoma Bravo is a leading investment firm building on a more than 40-year history of providing capital and strategic support to experienced management teams and growing companies. Thoma Bravo has invested in many fragmented, consolidating industry sectors in the past, but has become known particularly for its history of investments in the application, infrastructure and security software and technology-enabled services sectors, which have been its investment focus for more than 20 years. Thoma Bravo manages a series of investment funds representing more than $50 billion of capital commitments.
The Sponsors’ interests may not coincide with the interests of our other stockholders. See “Risk Factors—Risks Related to the Ownership of Our Common Stock— After the distribution, the Lead Sponsors will have a controlling influence over matters requiring stockholder approval.” Additionally, each of our Sponsors is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. See “Risk Factors—Risks Related to the Ownership of Our Common Stock— The Sponsors and their affiliated funds may pursue corporate opportunities independent of us that could present conflicts with our and our stockholders’ interests” and “Description of Capital Stock—Anti-Takeover Provisions Under Our Charter and Bylaws and Delaware Law—Corporate Opportunity.”
Emerging Growth Company
The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as emerging growth companies. We qualify as an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we intend to take advantage of certain exemptions from various public reporting requirements, including that our internal controls over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, that we provide certain disclosures regarding executive compensation and that we hold non-binding stockholder advisory votes on executive compensation and any golden parachute payments not previously approved. We expect to take advantage of these exemptions until we are no longer an emerging growth company.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and

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who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.
We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date on which we become a “large accelerated filer” (the fiscal year-end on which at least $700.0 million of equity securities are held by non-affiliates as of the last day of our then most recently completed second fiscal quarter); (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of the distribution.
See “Risk Factors—Risks Related to Ownership of Our Common Stock—For as long as we are an emerging growth company, we will not be required to comply with certain requirements that apply to other public companies” for certain risks related to our status as an emerging growth company.
Corporate Information
SWI SpinCo was formed as a Delaware limited liability company on November 30, 2020 in connection with our planned separation from SolarWinds. Prior to the distribution, SWI SpinCo will be converted from a limited liability company to a Delaware corporation. Our principal executive offices are located at         and our telephone number is            . Our website address is               . The information contained in, or that can be accessed through, our website is not part of this information statement.
          ,            and            are trademarks and are the exclusive property of SWI SpinCo or its affiliates, are registered with the U.S. Patent and Trademark Office and may be registered or pending registration in other countries. All other SWI SpinCo trademarks, service marks, and logos may be common law marks or are registered or pending registration. Trade names, trademarks and service marks of other companies appearing in this information statement are the property of their respective holders.

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Summary Historical Combined Financial Data
The following tables summarize our historical combined financial data. The selected combined balance sheet data as of December 31, 2020 and 2019 and combined statement of operations data for the years ended December 31, 2020, 2019 and 2018 are derived from our audited combined financial statements included elsewhere in this information statement. The historical results set forth below may not be indicative of SpinCo’s future performance as a stand-alone company following the separation and distribution. The selected combined financial data in this section is not intended to replace our combined financial statements and the related notes and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Statements,” and the combined financial statements and related notes included elsewhere in this information statement.
Combined Statement of Operations Data:

	Year Ended December 31,
	2020	2019	2018

	(in thousands)
Revenue		$263,518	$228,294
Cost of revenue		33,253	30,920
Amortization of acquired technologies		24,067	26,428
Gross profit		206,198	170,946
Operating expenses:
Sales and marketing		70,254	62,278
Research and development		37,172	32,892
General and administrative		38,971	33,286
Amortization of acquired intangibles		23,189	23,716
Total operating expenses		169,586	152,172
Operating income		36,612	18,774
Other expense, net		(33,419)	(36,265)
Income (loss) before provision for income taxes		3,193	(17,491)
Income tax (benefit) expense		5,705	(3,799)
Net loss		$(2,512)	$(13,692)
Combined Balance Sheet Data:

	As of December 31,
	2020	2019

	(in thousands)
Cash and cash equivalents		$39,348
Working capital(1)		38,579
Total assets		1,013,394
Deferred revenue, current and non-current portion		8,172
Due to affiliates(2)		394,400
Total liabilities		449,698
_______________
(1)We define working capital as current assets less current liabilities.
(2)Refer to Note 10. Relationship with Parent and Related Entities in the Notes to Combined Financial Statements included in this information statement for additional information regarding our related party debt.

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Questions and Answers About the Separation and Distribution

What is SWI SpinCo and why is SolarWinds separating SWI SpinCo’s business and distributing SWI SpinCo common stock?
SWI SpinCo, which is currently a wholly owned subsidiary of SolarWinds, was formed to hold the N-able business. The separation of SWI SpinCo from SolarWinds and the distribution of SWI SpinCo common stock are intended to provide you with equity investments in two separate publicly traded companies that each will be able to focus on their respective businesses. SolarWinds and SWI SpinCo believe that the separation will result in enhanced long-term performance of each business for the reasons discussed in the sections entitled “The Separation and Distribution—Background” and “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this document?	SolarWinds is delivering this document to you because you are a holder of SolarWinds common stock. If you are a holder of SolarWinds common stock as of the close of business on , 2021, the record date of the distribution, you will be entitled to receive shares of SWI SpinCo common stock for every shares of SolarWinds common stock that you held at the close of business on such date. This document will help you understand how the separation and distribution will affect your investment in SolarWinds and your investment in SWI SpinCo after the separation.

How will the separation of SWI SpinCo from SolarWinds work?	To accomplish the separation, SolarWinds will distribute of the outstanding shares of SWI SpinCo common stock to SolarWinds stockholders on a pro rata basis in a distribution intended to be tax-free for U.S. federal income tax purposes.

Why is the separation of SWI SpinCo structured as a distribution?	SolarWinds believes that a tax-free distribution for U.S. federal income tax purposes of shares of SWI SpinCo common stock to SolarWinds stockholders is an efficient way to separate its N-able business in a manner that will create long-term value for SolarWinds, SWI SpinCo and their respective stockholders.

What is the record date for the distribution?	The record date for the distribution will be , 2021.

When is the distribution of SWI SpinCo common stock expected to occur?	It is expected that all of the shares of SWI SpinCo common stock will be distributed by SolarWinds on , 2021, to holders of record of SolarWinds common stock at the close of business on the record date for the distribution.

What do SolarWinds stockholders need to do to participate in the distribution?
Holders of SolarWinds common stock as of the record date are not being asked to take any action to receive SWI SpinCo common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of SolarWinds common stock or take any other action to receive your shares of SWI SpinCo common stock. The distribution will not affect the number of outstanding shares of SolarWinds common stock or any rights of SolarWinds stockholders, although it will affect the market value of each outstanding share of SolarWinds common stock.

Confidential Treatment Requested
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How will shares of SWI SpinCo common stock be issued?	You will receive shares of SWI SpinCo common stock through the same channels that you currently use to hold or trade shares of SolarWinds common stock, whether through book-entry, a brokerage account, 401(k) plan or other channel. Receipt of SWI SpinCo shares will be documented for you in the same manner that you typically receive updates, such as monthly broker statements and 401(k) statements. If you own shares of SolarWinds common stock as of the close of business on the record date for the distribution, the transfer and distribution agent will electronically distribute shares of SWI SpinCo common stock to you or to your brokerage firm on your behalf in book-entry form. The transfer and distribution agent will mail you a book-entry account statement that reflects your shares of SWI SpinCo common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of SWI SpinCo common stock will I receive in the distribution?
SolarWinds will distribute to you            shares of SWI SpinCo common stock for every            shares of SolarWinds common stock held by you as of the record date for the distribution. Based on approximately                      shares of SolarWinds common stock outstanding as of                     , 2021, a total of approximately                     shares of SWI SpinCo common stock will be distributed. For additional information on the distribution, see “The Separation and Distribution.”

Will SolarWinds distribute fractional shares of SWI SpinCo common stock in the distribution?
No. SolarWinds will not distribute fractional shares of SWI SpinCo common stock. Fractional shares that SolarWinds stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the transfer and distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata to those SolarWinds stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders for U.S. federal income tax purposes as described in the section entitled “U.S. Federal Income Tax Considerations.”

What are the conditions to the distribution?	The distribution is subject to final approval by the SolarWinds board of directors, as well as to a number of other conditions, including, among others:

•the transfer of assets and liabilities to SWI SpinCo in accordance with a separation and distribution agreement between SolarWinds and SWI SpinCo, or the separation agreement, will have been completed, other than assets and liabilities intended to transfer after the distribution;
•SolarWinds will have received opinions from its tax counsel and tax advisers regarding the qualification of the distribution, together with certain related transactions, as a reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, or the Code;

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•the U.S. Securities and Exchange Commission, or the SEC, will have declared effective the registration statement of which this information statement is a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to SolarWinds stockholders;
•all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;
•the transaction agreements relating to the separation will have been duly executed and delivered by the parties;
•no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;
•the shares of SWI SpinCo common stock to be distributed will have been accepted for listing on              , subject to official notice of distribution;
•the financing described under the section entitled “Description of Indebtedness” will have been completed; and
•no other event or development will have occurred or exist that, in the judgment of SolarWinds’ board of directors, in its sole discretion, makes it inadvisable to go forward with the separation, the distribution or the other related transactions.

SolarWinds and SWI SpinCo cannot assure you that any or all of these conditions will be met. In addition, SolarWinds can decline at any time to go forward with the separation and distribution. For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution—Conditions to the Distribution.”

What is the expected date of completion of the separation?	The completion and timing of the separation and distribution are dependent upon a number of conditions. It is expected that the shares of SWI SpinCo common stock will be distributed by SolarWinds on , 2021 to the holders of record of shares of SolarWinds common stock at the close of business on the record date. However, no assurance can be provided as to the timing of the separation or that all conditions to the separation will be met.

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Can SolarWinds decide to not go forward with the distribution of SWI SpinCo common stock even if all the conditions have been met?
Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See “The Separation and Distribution—Conditions to the Distribution.” Until the distribution has occurred, SolarWinds has the right to terminate the distribution, even if all of the conditions are satisfied.

What if I want to sell my SolarWinds common stock or my SWI SpinCo common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading of SolarWinds stock?
Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, it is expected that there will be two markets in SolarWinds common stock: a “regular-way” market and an “ex-distribution” market. Shares of SolarWinds common stock that trade in the “regular-way” market will trade with an entitlement to shares of SWI SpinCo common stock to be distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of SWI SpinCo common stock to be distributed pursuant to the distribution.

If you decide to sell any shares of SolarWinds common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your SolarWinds common stock with or without your entitlement to SWI SpinCo common stock pursuant to the distribution.

Where will I be able to trade shares of SWI SpinCo common stock?	SWI SpinCo intends to apply to list its common stock on under the symbol “NABL.” SWI SpinCo anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the record date for the distribution and will continue up to the distribution date and that “regular-way” trading in SWI SpinCo common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell SWI SpinCo common stock up to the distribution date, but your transaction will not settle until after the distribution date. SWI SpinCo cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of SolarWinds common stock?	SolarWinds common stock will continue to trade on The New York Stock Exchange after the distribution under the symbol “SWI.”

Will the number of shares of SolarWinds common stock that I own change as a result of the distribution?	No. The number of shares of SolarWinds common stock that you own will not change as a result of the distribution.

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Will the distribution affect the market price of my SolarWinds shares?	Yes. As a result of the distribution, SolarWinds expects the trading price of shares of SolarWinds common stock immediately following the distribution to be lower than the “regular-way” trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the SWI SpinCo business. There can be no assurance that the aggregate market value of the SolarWinds common stock and the SWI SpinCo common stock following the separation will be higher or lower than the market value of SolarWinds common stock if the separation did not occur. This means, for example, that the combined trading prices of all outstanding shares of SolarWinds common stock and SWI SpinCo common stock after the distribution may be equal to, greater than or less than the trading price of all outstanding shares of SolarWinds common stock before the distribution.

What are the U.S. federal income tax consequences of the separation and the distribution?
Assuming that the separation and distribution qualify as a transaction that is tax-free to SolarWinds and SolarWinds’ stockholders for U.S. federal income tax purposes, under Sections 368(a)(1)(D) and 355 of the Code, SolarWinds stockholders will not be required, for U.S. federal income tax purposes, to recognize any gain or loss (except with respect to any cash received in lieu of fractional shares) or to include any amount in their income, upon the receipt of shares of SWI SpinCo’s common stock pursuant to the distribution.

See “U.S. Federal Income Tax Considerations” for further information regarding the potential U.S. federal income tax considerations to SolarWinds stockholders of the distribution, together with certain related transactions. You should consult your tax advisor as to the particular tax consequences of the separation and distribution to you.

How will I determine my tax basis in the shares I receive in the distribution?
Assuming that the separation and distribution qualify as tax-free to SolarWinds stockholders, except for cash received in lieu of fractional shares, for U.S. federal income tax purposes, your aggregate basis in your shares of SolarWinds common stock and the new SWI SpinCo common stock received in the distribution (including any fractional share interest in SWI SpinCo common stock for which cash is received) will equal the aggregate basis in the shares of SolarWinds common stock held by you immediately before the distribution, allocated between your SolarWinds common stock and the SWI SpinCo common stock (including any fractional share interest in SWI SpinCo common stock for which cash is received) you receive in the distribution in proportion to the relative fair market value of each on the distribution date.

You should consult your tax advisor about the particular consequences of the separation and distribution to you, including the application of the tax basis allocation rules and the application of state, local and foreign tax laws.

Confidential Treatment Requested
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What will SWI SpinCo’s relationship be with SolarWinds following the separation?
SWI SpinCo will enter into the separation agreement with SolarWinds in connection with the separation which will provide a framework for SWI SpinCo’s relationship with SolarWinds after the separation. SWI SpinCo and SolarWinds will enter into certain other agreements, including a transition services agreement, an employee matters agreement, a tax matters agreement and an intellectual property matters agreement. These agreements will govern the separation between SWI SpinCo and SolarWinds of certain assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) of SolarWinds and its subsidiaries attributable to periods prior to, at and after SWI SpinCo’s separation from SolarWinds and will govern certain relationships between SWI SpinCo and SolarWinds after the separation. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to Our Separation from SolarWinds” and “Certain Relationships and Related Party Transactions.”

Which business and assets will remain with SolarWinds and which business and assets will transfer to SWI SpinCo?
Following the separation, SWI SpinCo will provide cloud-based software solutions for managed service providers, enabling them to support digital transformation and growth within small and medium-sized enterprises. SolarWinds will retain its Core IT Management business focused primarily on providing IT infrastructure management software to corporate IT organizations. For more information regarding the business and assets of SWI SpinCo and SolarWinds following the separation, see “The Separation and Distribution—Background” and “The Separation and Distribution—Reasons for the Separation.”

Who will manage SWI SpinCo after the separation?
Members of SWI SpinCo’s management team possess deep knowledge of, and extensive experience relevant to, the business of SWI SpinCo. For more information regarding SWI SpinCo’s management, see “Management.”

Are there risks associated with owning SWI SpinCo common stock?
Yes. Ownership of SWI SpinCo common stock is subject to both general and specific risks, including those relating to SWI SpinCo’s business, the industry in which it operates, its ongoing contractual relationships with SolarWinds, its relationship with the Sponsors and its status as a separate publicly traded company. Ownership of SWI SpinCo common stock also is subject to risks relating to the separation. These risks are described throughout this information statement and in the “Risk Factors” beginning on page 19. You are encouraged to read that section carefully.

Does SWI SpinCo plan to pay dividends?
SWI SpinCo currently does not expect to pay dividends on its common stock. The declaration and payment of any dividends by SWI SpinCo will be subject to the sole discretion of its board of directors and, while a controlled company, the Sponsors, and will depend upon many factors. See “Dividend Policy.”

Will SWI SpinCo incur any indebtedness prior to or at the time of the distribution?	Yes. SWI SpinCo anticipates having certain indebtedness upon completion of the separation. See “Description of Indebtedness” and “Risk Factors—Risks Related to Our Businesses and Industry.”

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83

Who will be the transfer and distribution agent for the SWI SpinCo common stock?	The distribution agent, transfer agent and registrar for the SWI SpinCo common stock will be . For questions relating to the transfer or mechanics of the stock distribution, you should contact: . If your shares are held by a bank, broker or other nominee, you may call the information agent for the distribution, , toll-free at ( ) - .

Where can I find more information about SolarWinds and SWI SpinCo ?	Before the distribution, if you have any questions relating to SolarWinds’ business performance, you should contact:

SolarWinds Corporation
7171 Southwest Parkway, Building 400
Austin, Texas 78735
Attention: Investor Relations

After the distribution, holders of SWI SpinCo common stock who have questions relating to SWI SpinCo’s business performance should contact SWI SpinCo at:

SWI SpinCo, Inc.

Attention: Investor Relations

SWI SpinCo’s investor website will be operational at or prior to the separation.

Confidential Treatment Requested
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Risk Factors
You should carefully consider the risks and uncertainties described below in evaluating SWI SpinCo and SWI SpinCo common stock. In assessing these risks, you should also refer to the other information contained in this information statement, including our consolidated financial statements and the related notes thereto. The risks described below are not the only ones we face. Additional risks we are not currently aware of or that we currently believe are immaterial may also impair our business, operations, financial condition, results of operations and prospects.
Risks Related to Our Business and Industry
Our quarterly revenue and operating results may fluctuate in the future because of a number of factors, which makes our future results difficult to predict or could cause our operating results or the guidance we provide in the future to fall below expectations.
We believe our quarterly revenue and operating results may vary significantly in the future. As a result, you should not rely on the results of any one quarter as an indication of future performance and period-to-period comparisons of our revenue and operating results may not be meaningful.
Our quarterly results of operations may fluctuate as a result of a variety of factors, including, but not limited to, those listed below, many of which are outside of our control:
•our ability to maintain and increase sales to existing MSP partners and to attract new MSP partners, including selling additional subscriptions to our existing MSP partners to deliver services to their SME customers or for their internal use;
•changes in SME demand for services provided by our MSP partners, including those related to the number of SME customers serviced by our MSP partners and the reduced amount of services provided by our MSP partners to their SME customers;
•declines in subscription renewals and changes in net customer retention;
•lack of visibility into our financial position and results of operations in connection with our consumption-based revenue;
•our ability to capture a significant volume of qualified sales opportunities;
•our ability to convert qualified sales opportunities into new business sales at acceptable conversion rates;
•the amount and timing of operating expenses and capital expenditures related to the expansion of our operations and infrastructure and customer acquisition;
•our failure to achieve the growth rate that was anticipated by us in setting our operating and capital expense budgets;
•potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity;
•fluctuations in foreign currency exchange rates that may negatively impact our reported results of operations;
•the timing of revenue and expenses related to the development or acquisition of technologies, solutions or businesses, or strategic partnerships and their integration;
•potential goodwill and intangible asset impairment charges and amortization associated with acquired businesses;

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Pursuant to 17 C.F.R. Section 200.83
•the timing and success of new offerings, enhancements or functionalities introduced by us or our competitors, including potential deferral of orders from our MSP partners in anticipation of new offerings or enhancements announced by us or our competitors;
•any other change in the competitive landscape of our industry, including consolidation among our competitors, MSP partners or SMEs and strategic partnerships entered into by us and our competitors;
•our ability to obtain, maintain, protect and enforce our intellectual property rights;
•changes in our subscription pricing or those of our competitors;
•the impact of new accounting pronouncements;
•general economic, industry and market conditions that impact expenditures for IT management technology for SMEs in the United States and other countries where we sell our solutions;
•significant security breaches, technical difficulties or interruptions to our solutions or infrastructure;
•changes in tax rates in jurisdictions in which we operate; and
•uncertainties arising from the impact of the COVID-19 pandemic on the market and our business operations.
Fluctuations in our quarterly operating results might lead analysts to change their models for valuing our common stock. As a result, our stock price could decline rapidly and we could face costly securities class action suits or other unanticipated issues.
The global COVID-19 pandemic may adversely affect our business, results of operations and financial condition.
In March 2020, the World Health Organization declared the outbreak of coronavirus disease 2019, or COVID-19, a pandemic. The global COVID-19 pandemic has created significant volatility, uncertainty and disruption in the global economy. The extent to which the COVID-19 pandemic may impact our business, results of operations and financial condition is uncertain and will depend on numerous evolving factors outside of our control that we are not able to accurately predict, including:
•the duration and scope of the COVID-19 pandemic;
•governmental actions taken in response to the COVID-19 pandemic that restrict or disrupt global economic activity, including restrictions imposed on the operation of our business in our U.S. and international locations;
•business failures, reductions in information technology spending by our MSP partners and their SME customers, late or missed payments or delays in purchasing decisions by our MSP partners, their SME customers and our prospective MSP partners and the resulting impact on demand for our offerings, our ability to collect payments for our subscriptions or our ability to increase our net customer retention rate;
•our ability to continue to effectively market, sell and support our solutions through disruptions to our operations, the operations of our MSP partners and their SME customers and the communities in which our and their employees are located, including disruptions resulting from the spread of the virus, quarantines, office closures, reallocation of internal resources and transitions to remote working arrangements;
•the ability of our solutions to address our MSP partners’ needs and the needs of their SME customers in a rapidly evolving business environment and any interruptions or performance problems associated with the increased use of our solutions as a result of the shift to more remote working environments, including disruptions at any third-party data centers or with any third-party products or vendors upon which we rely;
•our ability to develop new solutions, enhance our existing solutions and acquire new solutions in this uncertain business environment; and

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•public and private litigation based upon, arising out of or related to COVID-19 and our actions and responses thereto.
In addition to the adverse impact any of these factors could have on our business, results of operations and financial condition, these factors and the other impacts of the COVID-19 pandemic could cause, contribute to, or increase the likelihood of the risks and uncertainties identified in this information statement, any of which could materially adversely affect our business, results of operations and financial condition. Additionally, the effect of COVID-19 on our business will not be fully reflected in our financial results for some time.
If we are unable to sell subscriptions to new MSP partners, to sell additional solutions to our existing MSP partners or to increase the usage of our solutions by our existing MSP partners, it could adversely affect our revenue growth and operating results.
We provide our solutions primarily under monthly or annual subscriptions to our MSP partners. A subscription generally entitles a customer to, among other things, support, as well as security updates, fixes, functionality enhancements and upgrades to the technologies, each, if and when available. To increase our revenue, we must regularly add new MSP partners and expand our relationships with our existing MSP partners. We also rely, to a significant degree, on our MSPs establishing and maintaining relationships with their SME customers, for our MSP partners to add new SME customers, for those customers to add new devices and to drive adoption of new services that we offer. Economic weakness and uncertainty, tightened credit markets and constrained IT spending from time to time contribute to slowdowns in the technology industry, as well as in the industries of SMEs and the geographic regions in which we, our MSP partners and their SME customers operate; this may result in reduced demand and increased price competition for our offerings. Uncertainty about future economic conditions may, among other things, negatively impact the current and prospective SME customers of our MSP partners and result in delays or reductions in technology purchases. Even if we capture a significant volume of opportunities from our digital marketing activities, we must be able to convert those opportunities into sales of our subscriptions in order to achieve revenue growth.
We primarily rely on our direct sales force to sell our solutions to new and existing MSP partners and convert qualified opportunities into sales using our low-touch, high-velocity sales model. Accordingly, our ability to achieve significant growth in revenue in the future will depend on our ability to recruit, train and retain sufficient numbers of sales personnel, and on the productivity of those personnel. Following the separation and distribution, we plan to continue to expand our sales force both domestically and internationally. Our recent and planned personnel additions may not become as productive as we would like or in a timely manner, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do or plan to do business. In connection with the separation and distribution, we may incur higher costs than previously anticipated as we transition from the transactional and operational systems and data centers we used when we were part of SolarWinds.
Our business depends on MSP partners renewing their subscription agreements. If our subscription-based business model fails to yield the benefits that we expect, our results of operations could be negatively impacted.
The significant majority of our revenue consists of subscription revenue. Our subscriptions generally have recurring monthly or annual subscription periods. Our MSP partners have no obligation to renew their subscription agreements after the expiration of their subscription.
It is difficult to accurately predict long-term customer retention. Our MSP partners’ subscription net revenue retention rates may decline or fluctuate as a result of a number of factors, including their level of satisfaction with our offerings, the prices of our solutions, the prices of tools and services offered by our competitors or reductions in our MSP partners’ or their SME customers’ spending levels. If our MSP partners do not renew their subscription arrangements or if they renew them on less favorable terms, our revenue may decline and our business will suffer.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
We operate in highly competitive markets, which could make it difficult for us to acquire and retain MSP partners at our historic rates.
We operate in a highly competitive and dynamic industry driven by the technology needs of SMEs and MSPs. Our industry is large and fragmented with several vendors that provide technologies used by MSPs and other IT service providers to service SMEs Competition in our market is based primarily on solution capabilities, including: breadth and extensibility of features and functionality; focus on and alignment with both MSP and SME success; scalability, performance and reliability of our platform and solutions; ability to solve the technical and business problems of MSPs and customers of all sizes and complexities; flexibility of deployment models, whether public or private cloud, on-premises or in a hybrid environment; continued innovation to keep pace with evolving technology requirements and the changing needs of the SME market; ease of use and deployment; brand awareness and reputation among MSPs, their technicians and other IT professionals; total cost of ownership and alignment of cost with business objectives and needs of the MSP and SME markets; and effectiveness of sales and marketing efforts. Our MSP partners have limited barriers to switching to a competitor’s solution from our platform if we fail to provide solutions and services that meet their needs. In addition, many of our current and potential competitors enjoy substantial competitive advantages over us, such as greater brand awareness and longer operating history, broader distribution and established relationships with MSPs, larger sales and marketing budgets and resources, greater customer support resources, greater resources to make strategic acquisitions or enter into strategic partnerships, lower labor and development costs, larger and more mature intellectual property portfolios and substantially greater financial, technical and other resources. Given their larger size, greater resources and existing customer relationships, our competitors may be able to compete and respond more effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, we are changing our brand from the “SolarWinds MSP” brand to “N-able,” which may result in the potential loss of customer recognition and could adversely affect our business and profitability.
We face competition from IT vendors focused on the MSP market which provide broad, integrated solutions that include monitoring and management, data protection, business management tools and security offerings. Examples of such vendors are Datto and Kaseya. In addition, we compete with small to large enterprise vendors that provide solutions focused on a particular service that may be sold by MSPs, such as network monitoring, systems management, email security, remote support and data protection. Examples of such vendors are Auvik, Mimecast and Veeam.
New start-up companies that innovate and large competitors, or potential competitors, that make significant investments in research and development may invent similar or superior solutions and technologies that compete with our subscriptions. In addition, some of our larger competitors, or potential competitors, have substantially broader and more diverse solutions and services offerings. This may make them less susceptible to downturns in a particular market and allow them to leverage their relationships based on other solutions or incorporate functionality into existing solutions to grow their business in a manner that discourages users from purchasing our solutions and subscriptions, including through selling at zero or negative margins, offering concessions, solutions bundling or closed technology platforms. In addition, MSPs or SMEs that use legacy tools and services of our competitors may believe that these tools and services are sufficient to meet their IT needs or that our platform only serves the needs of a portion of the SME IT market. Accordingly, these organizations may continue allocating their IT budgets for such legacy tools and services and may not adopt our offerings. Further, many organizations have invested substantial personnel and financial resources to design and operate their networks and have established deep relationships with other competitive providers. As a result, these organizations may prefer to purchase from their existing suppliers rather than to add or switch to a new supplier using our solutions and services, regardless of solution performance, features or greater services offerings.
As the MSP industry evolves, the competitive pressure for us to innovate encompasses a wider range of services, including new offerings that require different expertise than our current offerings. Some of our competitors have made acquisitions or entered into strategic relationships with one another to offer more competitive, bundled or integrated solution offerings and to adapt more quickly to new technologies and MSP or SME needs. We expect this trend to continue as companies attempt to strengthen or maintain their market positions in an evolving industry and as companies enter into partnerships or are acquired. Companies and alliances resulting from these possible

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
consolidations and partnerships may create more compelling solution offerings and be able to offer more attractive pricing, making it more difficult for us to compete effectively.
These competitive pressures in our market or our failure to compete effectively may result in price reductions, decreases in net customer retention rates, reduced revenue and gross margins and loss of market share. Any failure to meet and address these factors could seriously harm our business and operating results.
Our success depends on our ability to adapt to the rapidly changing needs of MSP partners and their SME customers.
The SME IT market has grown quickly and is expected to continue to evolve rapidly. Moreover, many of our MSP partners and their SME customers operate in markets characterized by rapidly changing technologies and business plans, which require them to adopt increasingly complex networks, incorporating a variety of hardware, software applications, operating systems and networking protocols. Our long-term growth depends on our ability to continually enhance and improve our existing offerings and develop or acquire new solutions that address the common problems encountered by technology professionals on a day-to-day basis in an evolving IT management market, including adapting to rapidly changing technologies and user preferences, adapting our offerings to evolving industry standards, predicting user preferences and industry changes in order to continue to provide value to our MSP partners and to improve the performance and reliability of our offerings. The success of any enhancement or new solution depends on a number of factors, including its relevance to MSP partners and their SME customers, changes to the form factors in technologies powering the businesses of SMEs, timely completion and introduction and market acceptance. New solutions and enhancements that we develop or acquire may not sufficiently address the evolving needs of our existing and potential MSP partners and their SME customers, may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate the amount of revenue necessary to realize returns on our investments in developing or acquiring such solutions or enhancements. If our new offerings are not successful for any reason, certain offerings in our portfolio may become obsolete, less marketable and less competitive, and our business will be harmed.
If we fail to integrate our solutions with a variety of operating systems, software applications, platforms and hardware that are developed by others or ourselves, our solutions may become less competitive or obsolete and our results of operations would be harmed.
In order to meet the needs of our MSP partners, our solutions must integrate with a variety of network, hardware and software platforms, and we need to continuously modify and enhance our solutions to adapt to changes in hardware, software, networking, browser and database technologies. We believe a significant component of our value proposition to MSP partners is the ability to optimize and configure our solutions to integrate with our systems and those of third parties. If we are not able to integrate our solutions in a meaningful and efficient manner, whether through our inability to continue to adapt or because third parties restrict our ability to integrate with their networks, hardware or software, demand for our solutions could decrease, and our business and results of operations would be harmed.
In addition, we have a large number of solutions, and maintaining and integrating them effectively requires extensive resources. Our continuing efforts to make our solutions more interoperative may not be successful. Failure of our solutions to operate effectively with future infrastructure platforms and technologies could reduce the demand for our solutions, resulting in customer dissatisfaction and harm to our business. If we are unable to respond to changes in a cost-effective manner, our solutions may become less marketable, less competitive or obsolete and our business and results of operations may be harmed.
We have experienced substantial growth in recent years, and if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of customer satisfaction or adequately address competitive challenges, and our financial performance may be adversely affected.
Our business has rapidly grown, which has resulted in large increases in our number of employees, expansion of our infrastructure, new internal systems and other significant changes and additional complexities. We generated revenue of $263.5 million for the year ended December 31, 2019, compared to $228.3 million for the year ended December 31, 2018, representing an increase of 15.4%. While we intend to further expand our overall business,

Confidential Treatment Requested
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customer base and number of employees, our historical growth rate is not necessarily indicative of the growth that we may achieve in the future. The growth in our business and our management of a growing workforce and customer base that is geographically dispersed across the U.S. and internationally will require substantial management effort, infrastructure and operational capabilities. In addition, we are currently installing and implementing information technology infrastructure to support certain of our business functions as a standalone entity, including accounting and reporting, human resources, marketing and sales operations, customer service and business analytics. We may incur substantially higher costs than previously anticipated as we transition from the transactional and operational systems and data centers we used when we were part of SolarWinds. To support our growth, we must effectively transition and continue to improve our management resources and our operational and financial controls and systems, and these improvements may increase our expenses more than anticipated and result in a more complex business. We will also have to transition and anticipate the necessary expansion of our relationship management, implementation, customer support and other personnel to support our growth and achieve high levels of customer service and satisfaction. Our success will depend on our ability to complete this transition, plan for and manage this growth effectively. If we fail to complete this transition, anticipate and manage our growth, or are unable to provide high levels of customer service, our reputation, as well as our business, results of operations and financial condition, could be harmed.
We may not be able to achieve or sustain the same level of cash flows in the future.
We expect our operating expenses may increase over the next several years as we hire additional personnel, expand our operations and infrastructure, both domestically and internationally, pursue acquisitions and continue to develop our platform's functionalities. As we continue to develop as a standalone public company, we may incur additional legal, accounting and other expenses that we did not incur historically. If our revenue does not increase to offset these increases in our operating expenses, we will not be able to achieve or maintain our historical levels of profitability in future periods. While historically our revenue has grown, in future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including slowing demand for our solutions, increasing competition, a failure to gain or retain MSP partners, a decrease in the growth of our overall market, our technology or services becoming obsolete due to technical advancements in the SME IT market or our failure, for any reason, to continue to capitalize on growth opportunities. As a result, our past financial performance should not be considered indicative of our future performance. Any failure by us to achieve or sustain cash flows on a consistent basis could cause us to halt our expansion, not pursue strategic business combinations, default on payments due on existing contracts, fail to continue developing our platform, solutions and services or experience other negative changes in our business.
Our operating income could fluctuate as we make future expenditures to expand our operations in order to support additional growth in our business, or if we fail to see the expected benefits of prior expenditures.
We have made significant investments in our operations to support additional growth, such as hiring substantial numbers of new personnel, investing in new facilities, acquiring other companies or their assets and establishing and broadening our international operations in order to expand our business. We have made substantial investments in recent years to increase our sales and marketing operations in international regions and expect to continue to invest to grow our international sales and global brand awareness. We also expect to continue to invest to grow our research and development organization, particularly internationally. We have made multiple acquisitions in recent years and expect these acquisitions will continue to increase our operating expenses in future periods. These investments may not yield increased revenue, and even if they do, the increased revenue may not offset the amount of the investments. We also expect to continue to pursue acquisitions in order to expand our presence in current markets or new markets, many or all of which may increase our operating costs more than our revenue. As a result of any of these factors, our operating income could fluctuate and may decline as a percentage of revenue relative to our prior annual periods.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Because our long-term success depends on our ability to operate our business internationally and increase sales of our solutions to our MSP partners located outside of the United States, our business is susceptible to risks associated with international operations.
We have international operations in the United Kingdom, Canada, Belarus, Romania, Austria, Portugal, the Netherlands, Australia and the Philippines and we market and sell our solutions worldwide. We expect to continue to expand our international operations for the foreseeable future. The continued international expansion of our operations requires significant management attention and financial resources and results in increased administrative and compliance costs. Our limited experience in operating our business in certain regions outside the United States increases the risk that our expansion efforts into those regions may not be successful. In particular, our business model may not be successful in particular countries or regions outside the United States for reasons that we currently are unable to anticipate. We are subject to risks associated with international sales and operations including, but not limited to:
•fluctuations in currency exchange rates;
•the complexity of, or changes in, foreign regulatory requirements, including more stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal data, particularly in Europe;
•localization by our channel partners, including translation of our materials;
•difficulties in managing the staffing of international operations, including compliance with local labor and employment laws and regulations;
•potentially adverse tax consequences, including the complexities of foreign value added tax systems, overlapping tax regimes, restrictions on the repatriation of earnings and changes in tax rates;
•the burdens of complying with a wide variety of foreign laws and different legal standards;
•increased financial accounting and reporting burdens and complexities;
•longer payment cycles and difficulties in collecting accounts receivable;
•longer sales cycles;
•political, social and economic instability;
•war, terrorist attacks and security concerns in general;
•reduced or varied protection for intellectual property rights in some countries and the risk of potential theft or compromise of our technology, data or intellectual property in connection with our international operations, whether by state-sponsored malfeasance or other foreign entities or individuals;
•laws and policies of the U.S. and other jurisdictions affecting international trade (including import and export control laws, tariffs and trade barriers);
•the risk of U.S. regulation of foreign operations; and
•other factors beyond our control such as natural disasters and pandemics.
The occurrence of any one of these risks could negatively affect our international business and, consequently, our operating results. We cannot be certain that the investment and additional resources required to establish, acquire or integrate operations in other countries will produce desired levels of revenue or profitability. If we are unable to effectively manage our expansion into additional geographic markets, our financial condition and results of operations could be harmed.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
In particular, we operate much of our research and development activities internationally and outsource a portion of the coding and testing of our solutions and solutions enhancements to contract development vendors. We believe that performing research and development in our international facilities and supplementing these activities with our contract development vendors enhances the efficiency and cost-effectiveness of our solution development. For example, we have research and development facilities located in Belarus, which has experienced numerous public protest activities and civil unrest since the presidential election in early August 2020, with active government and police-force intervention. The extent and duration of the instability remains uncertain. To date, intermittent communications and mobile internet outages have occasionally occurred and the European Union has issued economic sanctions against specific Belarusian officials. The current events in Belarus and similar unrest in other countries may pose security risks to our people, our facilities, our operations and infrastructure, such as utilities and network services, and the disruption of any or all of them could materially adversely affect our operations and/or financial results. Whether in these countries or in others in which we operate, civil unrest, political instability or uncertainty, military activities, or broad-based sanctions, should they continue for the long term or escalate, could require us to re-balance our geographic concentrations and could have a material adverse effect on our operations.
In June 2016, the United Kingdom’s electorate voted in a referendum to voluntarily depart from the European Union, commonly referred to as “Brexit.” The United Kingdom approved the Withdrawal Agreement and left the European Union on January 31, 2020. However, pursuant to the formal withdrawal agreements between the United Kingdom and the European Union, the United Kingdom will be subject to a transition period until December 31, 2020 (the “Transition Period”), during which European Union rules will continue to apply. We are monitoring developments related to Brexit during the Transition Period. The potential effects of Brexit on our business remain unclear and will depend upon any agreements the United Kingdom makes to retain access to European Union markets either during the Transition Period or more permanently and negotiations are ongoing. Since we have operations in the United Kingdom and Europe, Brexit could potentially have corporate structural consequences, adversely change tax benefits or liabilities and disrupt some of the markets and jurisdictions in which we operate. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate.
In addition, global privacy and data protection legislation, enforcement and policy activity are rapidly expanding and evolving, and may be inconsistent from jurisdiction to jurisdiction. For example, on July 16, 2020, the Court of Justice of the European Union, Europe’s highest court, held in the Schrems II case that the E.U.-U.S. Privacy Shield, a mechanism for the transfer of personal data from the European Union to the United States, was invalid and imposed additional obligations in connection with the use of standard contractual clauses approved by the European Commission. The impact of this decision on the ability to lawfully transfer personal data from the European Union to the United States is being assessed and guidance from European regulators and advisory bodies is awaited. It is possible that the decision will restrict the ability to transfer personal data from the European Union to the United States and we may, in addition to other impacts, experience additional costs associated with increased compliance burdens, and we, our MSP partners and their SME customers face the potential for regulators in the European Economic Area (“EEA”) to apply different standards to the transfer of personal data from the EEA to the United States, and to block, or require ad hoc verification of measures taken with respect to, certain data flows from the EEA to the United States.
If one or more of these risks occurs, it could require us to dedicate significant resources to remedy, and if we are unsuccessful in finding a solution, our financial results will suffer.
We may not have visibility into a portion of our revenue that is consumption-based, which may result in our financial position and results of operations falling below internal or external expectations, which could negatively impact the price of our common stock.
A portion of our revenue is recognized based on consumption as MSP partners use certain aspects of our platform, whether such usage is beyond their paid subscriptions or on an individual basis. This usage is particularly applicable to our remote monitoring and management, or RMM, solutions and our backup, recovery and disaster recovery solutions. Unlike our subscription revenue, which is recognized ratably over the term of the subscription, we generally recognize consumption revenue as the services are delivered. Because our MSP partners have flexibility in the timing of their consumption, we do not have the visibility into the timing of revenue recognition

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
that we have with our subscription revenue. There is a risk that our MSP partners will not use portions of our platform that provide consumption-based revenue at all or more slowly than we expect, and our actual results may differ from our forecasts. Further, investors and securities analysts may not understand how the consumption-based portion of our business differs from the subscription-based portion of our business, and our business model may be compared to purely subscription-based business models or purely consumption-based business models. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of our common stock could decline substantially, and we could face costly lawsuits, including securities class actions.
Our solutions use third-party software that may be difficult to replace or cause errors or failures of our solutions that could lead to a loss of MSP partners or harm to our reputation and our operating results.
In order to provide our MSP partners with additional functionality on our platform, we often partner with best-of-breed OEM technology developers through license arrangements to use their software in our offerings. In the future, this software may not be available to us on commercially reasonable terms, or at all. Any loss of the right to use any of the software could result in decreased functionality of our solutions until equivalent technology is either developed by us or, if available from another provider, is identified, obtained and integrated, which could harm our business. In addition, any errors or defects in or failures of the third-party software could result in errors or defects in our solutions or cause our solutions to fail, which could harm our business and be costly to correct. Many of these providers attempt to impose limitations on their liability for such errors, defects or failures, and if enforceable, we may have additional liability to our MSP partners or third-party providers that could harm our reputation and increase our operating costs.
Interruptions or performance problems associated with our internal infrastructure and its reliance on technologies from third parties may adversely affect our ability to manage our business and meet reporting obligations.
Currently, we use NetSuite to manage our order management and financial processes, salesforce.com to track our sales and marketing efforts and other third-party vendors to manage online marketing and web services. We believe the availability of these services is essential to the management of our high-volume, transaction-oriented business model. We also use third-party vendors to manage our equity compensation plans and certain aspects of our financial reporting processes. As we expand our operations, we expect to utilize additional systems and service providers that may also be essential to managing our business. Although the systems and services that we require are typically available from a number of providers, it is time-consuming and costly to qualify and implement these relationships. Therefore, if one or more of our providers suffer an interruption in their business, or experience delays, disruptions or quality-control problems in their operations, or we have to change or add additional systems and services, our ability to manage our business and produce timely and accurate financial statements would suffer.
Interruptions or performance problems associated with our solutions, including disruptions at any third-party data centers upon which we rely, may impair our ability to support our MSP partners.
Our continued growth depends in part on the ability of our existing and potential MSP partners to access our websites, software or cloud-based solutions within an acceptable amount of time. We have experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our website simultaneously and denial of service or fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these website performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our website performance, especially during peak usage times and as our user traffic increases. If our websites are unavailable or if our MSP partners are unable to access our software or cloud-based solutions within a reasonable amount of time or at all, our business would be negatively affected. Additionally, our data centers and networks and third-party data centers and networks may experience technical failures and downtime, may fail to distribute appropriate updates, or may fail to meet the increased requirements of a growing customer base.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
We provide certain of our solutions through third-party data center hosting facilities located in the United States and other countries. While we control and have access to our servers and all of the components of our network that are located in such third-party data centers, we do not control the operation of these facilities. Following expiration of the current agreement terms, the owners of the data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center operators is acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible service interruptions in connection with doing so.
If we fail to develop and maintain our brand, our financial condition and operating results might suffer.
We believe that developing and maintaining awareness and integrity of our brand in a cost-effective manner are important to achieving widespread acceptance of our existing and future offerings and are important elements in attracting new MSP partners. In addition, in connection with the separation and distribution we are changing our brand from the “SolarWinds MSP” brand to “N-able,” which may result in the potential loss of customer recognition and could adversely affect our business and profitability. We believe that the importance of brand recognition will increase as we enter new markets and as competition in our existing markets further intensifies. Successful promotion of our brands will depend on the effectiveness of our marketing efforts and on our ability to provide reliable and useful solutions at competitive prices. We intend to increase our expenditures on brand promotion. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building our brands. We also rely on our MSP partner base and their SME customers in a variety of ways, including to give us feedback on our offerings and to provide user-based support to our other customers through our Head Nerds program. If poor advice or misinformation regarding our solutions is spread among users of our Head Nerds program, it could adversely affect our reputation, our financial results and our ability to promote and maintain our brands. If we fail to introduce our new brand, promote and maintain our brands unsuccessfully, fail to maintain loyalty among our MSP partners and their SME customers, or incur substantial expenses in an unsuccessful attempt to introduce, promote and maintain our brands, we may fail to attract new MSP partners or retain our existing MSP partners and our financial condition and results of operations could be harmed. Additionally, if our MSP partners do not use or ineffectively use our solutions to serve their end customers, our reputation and ability to grow our business may be harmed.
If we are unable to capture significant volumes of high quality sales opportunities from our digital marketing initiatives, it could adversely affect our revenue growth and operating results.
Our digital marketing program is designed to efficiently and cost-effectively drive a high volume of website traffic and deliver high quality opportunities, which are generally trials of our solutions, to our sales teams. We drive website traffic and capture opportunities through various digital marketing initiatives, including search engine optimization, or SEO, targeted email campaigns, localized websites, social media, e-book distribution, video content, blogging and webinars. If we fail to drive a sufficient amount of website traffic or capture a sufficient volume of high quality sales opportunities from these activities, our revenue may not grow as expected or could decrease. If these activities are unsuccessful, we may be required to increase our sales and marketing expenses, which may not be offset by additional revenue and could adversely affect our operating results.
Our digital marketing initiatives may be unsuccessful in driving high volumes of website traffic and generating trials of our solutions, resulting in fewer high quality sales opportunities, for a number of reasons. For example, technology professionals often find our solutions when they are online searching for a solution to address a specific need. Search engines typically provide two types of search results, algorithmic and purchased listings, and we rely on both. The display, including rankings, of unpaid search results can be affected by a number of factors, many of which are not in our direct control, and may change frequently. Our SEO techniques have been developed to work with existing search algorithms used by the major search engines. However, major search engines frequently modify their search algorithms and such modifications could cause our websites to receive less favorable placements, which could reduce the number of technology professionals who visit our websites. In addition, websites must comply with search engine guidelines and policies that are complex and may change at any time. If we fail to follow such guidelines and policies properly, search engines may rank our content lower in search results or could remove our content altogether from their indexes. If our websites are displayed less prominently, or fail to appear in search result

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
listings in response to search inquiries regarding IT management problems through Internet search engines for any reason, our website traffic could significantly decline, requiring us to incur increased marketing expenses to replace this traffic. Any failure to replace this traffic could reduce our revenue.
In addition, the success of our digital marketing initiatives depends in part on our ability to collect customer data and communicate with existing and potential MSP partners online and through phone calls. As part of the solution evaluation trial process and during our sales process, most of our MSP partners agree to receive emails and other communications from us. We also use tracking technologies, including cookies and related technologies, to help us track the activities of the visitors to our websites. However, as discussed in greater detail below, we are subject to a wide variety of data privacy and security laws and regulations in the United States and internationally that affect our ability to collect and use customer data and communicate with MSP partners through email and phone calls. Several jurisdictions have proposed or adopted laws that restrict or prohibit unsolicited email or “spam” or regulate the use of cookies, including the European Union’s General Data Protection Regulation. These new laws and regulations may impose significant monetary penalties for violations and complex and often burdensome requirements in connection with sending commercial email or other data-driven marketing practices. As a result of such regulation, we may be required to modify or discontinue our existing marketing practices, which could increase our marketing costs.
We may need to reduce or change our pricing model to remain competitive.
We price our subscriptions on a per-device or per-user basis with pricing based on volume tiers. We expect that we may need to change our pricing from time to time. As new or existing competitors introduce tools that compete with ours or reduce their prices, we may be unable to attract new customers or retain existing customers. We also must determine the appropriate price to enable us to compete effectively internationally. As a result, we may be required or choose to reduce our prices or otherwise change our pricing model, which could adversely affect our business, operating results and financial condition.
We have benefited from growth in the market for SME IT spending, and lack of continued growth or contraction in this market could have a material adverse effect on our results of operations and financial condition.
As SMEs invest in technology and their needs for continuous availability, performance and security grow, they have been increasingly relying on MSPs to manage these aspects of their businesses. In addition to MSPs, other IT service providers, such as value-added resellers, systems integrators, IT consultants and data center operators, have also adopted a managed services model. While we have benefited from the growth in SME spending on IT and the rise of the managed IT services model, the market is dynamic and evolving. Our future financial performance will depend in large part on continued growth in both spending by SMEs and demand from SMEs for MSPs to provide oversight, management and security of their IT systems and devices. If this market fails to grow or grows more slowly than we currently anticipate, our results of operations and financial condition could be adversely affected.
If we sustain system failures, cyberattacks against our systems or against our offerings, or if we, our MSP partners, or their SME customers experience data security incidents or breaches, we could suffer a loss of revenue and increased costs, exposure to significant liability, reputational harm and other serious negative consequences.
We are heavily dependent on our technology infrastructure to sell our solutions and operate our business, and our MSP partners rely on our technology to help manage the IT infrastructure of their SME customers. Our systems, the systems of our third-party service providers, the systems of our MSP partners and the virtualized systems of our MSP partners, as well as the information that those systems store and process are vulnerable to damage or interruption from natural disasters, fire, power loss, telecommunication failures, traditional computer “hackers,” malicious code (such as viruses and worms), employee or contractor theft or misuse and denial-of-service attacks, as well as sophisticated nation-state and nation-state-supported actors (including advanced persistent threat intrusions). The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hacks, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Furthermore, solutions and services used by MSPs have been targets of cyberattacks and cyber intrusion as access to these can permit access to

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
multiple end customer environments. In addition, sophisticated hardware and operating system software and applications that we procure from third parties, including open source software, may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of our systems. We could also experience security incidents due to the non-malicious but incorrect actions (or inactions) of our employees or business partners that could affect our security.
Cybersecurity has become increasingly important to our MSP partners as their SME customers experience increased security threats while more of their workforce works remotely during the COVID-19 pandemic. Larger volumes of remote devices are connecting to SMEs’ networks driving increased vulnerability and incidences of ransomware and phishing attacks are growing, making security a high priority for SMEs. The potential impact of cybersecurity breaches or incidents affecting MSP partners’ remote monitoring of multiple SME customers’ networks and devices is significant. Such breaches or incidents, including those involving our platform, could lead to loss of revenue and increased costs, exposure to significant liability, reputational harm and other serious negative consequences.
Because the techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these attacks or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period and, therefore, have a greater impact on the solutions we offer, our proprietary data or the data of our MSP partners or their SME customers, and ultimately on our business.
The foregoing security problems could result in, among other consequences, damage to our own systems or our MSP partners’ IT infrastructure or the loss or theft of our or our MSP partners’, or their SME end customers', proprietary or other sensitive information. The costs to us to eliminate or address the foregoing security problems and security vulnerabilities before or after a cyber incident could be significant. Our remediation efforts may not be successful and could result in interruptions, delays or cessation of service and loss of existing or potential MSP partners, or their SME end customers, that may impede sales of our solutions or other critical functions. We could lose existing or potential MSP partners in connection with any actual or perceived security vulnerabilities in our websites or our solutions, and a significant portion of our MSP partners to terminate their subscriptions.
During the purchasing process and in connection with evaluations of our software, either we or third-party providers collect and use customer information, including personal data, such as credit card numbers, email addresses, phone numbers and IP addresses. We have legal and contractual obligations to protect the confidentiality and appropriate use of customer data. Despite our security measures, unauthorized access to or security breaches of our software or systems could result in the loss, compromise or corruption of data, loss of business, severe reputational damage adversely affecting customer or investor confidence, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, significant costs for remediation and other liabilities. We have incurred and expect to incur significant expenses to prevent security breaches, including deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. Our errors and omissions insurance coverage covering certain security and privacy damages and claim expenses may not be sufficient to compensate for all liabilities we incur.
The ability to recruit, retain and develop key employees and management personnel is critical to our success and growth, and our inability to attract and retain qualified personnel could harm our business.
Our business requires certain expertise and intellectual capital, particularly within our management team. We rely on our management team in the areas of operations, security, marketing, sales, support and general and administrative functions. The loss of one or more of our members of the management team could have a material adverse effect on our business.
For us to compete successfully and grow, we must retain, recruit and develop key personnel who can provide the needed expertise for our industry and solutions. As we move into new geographic areas, we will need to attract, recruit and retain qualified personnel in those locations. In addition, acquisitions could cause us to lose key personnel of the acquired businesses. The market for qualified personnel is competitive and we may not succeed in

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
recruiting additional key personnel or may fail to effectively replace current key personnel who depart with qualified or effective successors. We believe that replacing our key personnel with qualified successors is particularly challenging as we feel that our business model and approach to marketing and selling our solutions are unique. Any successors that we hire from outside of the Company would likely be unfamiliar with our business model and may therefore require significant time to understand and appreciate the important aspects of our business or fail to do so altogether. Our effort to retain and develop personnel may also result in significant additional expenses, including stock-based compensation expenses, which could adversely affect our profitability. New regulations and volatility or lack of performance in our stock price could also affect the value of our equity awards, which could affect our ability to attract and retain our key employees. We cannot provide assurances that key personnel, including our executive officers, will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on our business.
If we cannot maintain our corporate culture as we grow, our business may be harmed.
We believe that our corporate culture has been a critical component to our success and that our culture creates an environment that drives our employees and perpetuates our overall business strategy. We have invested substantial time and resources in building our team and we expect to continue to hire aggressively as we expand, including with respect to our international operations. As we grow and mature as a public company and grow further internationally, we may find it difficult to maintain the parts of our corporate culture that have led to our success. Any failure to preserve our culture could negatively affect our future success, including our ability to recruit and retain personnel and effectively focus on and pursue our business strategy.
Adverse economic conditions may negatively affect our business.
Our business depends on the overall demand for information technology and on the economic health of our current and prospective MSP partners and their SME customers. Any significant weakening of the economy in the United States, EMEA, APAC and of the global economy, more limited availability of credit, a reduction in business confidence and activity, decreased government spending, economic uncertainty and other difficulties may affect one or more of the sectors or countries in which we sell our solutions. Global economic and political uncertainty may cause some of our MSP partners or potential MSP partners, or their SME customers, to curtail spending generally or IT management spending specifically, and may ultimately result in new regulatory and cost challenges to our international operations. In addition, a strong dollar could reduce demand for our solutions in countries with relatively weaker currencies. These adverse conditions could result in reductions in subscriptions, reduction of consumption of our services, longer sales cycles, slower adoption of new technologies and increased price competition. Any of these events could have an adverse effect on our business, operating results and financial position.
Material defects or errors in our solutions could harm our reputation, result in significant costs to us and impair our ability to sell our solutions.
Software solutions are inherently complex and often contain defects and errors when first introduced or when new versions are released. Any defects or errors in our solutions could result in:
•lost or delayed market acceptance and sales of our solutions;
•a reduction in subscription or maintenance renewals;
•diversion of development resources;
•legal claims; and
•injury to our reputation and our brand.
When faced with defects or errors, we will need to provide high-quality support to our MSP partners during remediation efforts. If our MSP partners are dissatisfied with our support or we otherwise fail to handle complaints effectively, our brand and reputation may suffer. The costs incurred in correcting or remediating the impact of defects or errors in our solutions may be substantial and could adversely affect our operating results.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
The success of our business depends on our ability to obtain, maintain, protect and enforce our intellectual property rights.
Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop or license so that we can prevent others from using our inventions and proprietary information. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology and our business might be adversely affected. However, protecting and enforcing our intellectual property rights might entail significant expenses. Any of our intellectual property rights may be challenged by others, weakened or invalidated through administrative process or litigation. We rely primarily on a combination of patent, copyright, trademark, trade dress, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection.
As of September 30, 2020, we had six issued patents. The process of obtaining patent protection is expensive and time-consuming and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents, or our existing patents, will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain. Our patents and any future patents issued to us may be challenged, invalidated or circumvented, and may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Any patents that are issued may subsequently be invalidated or otherwise limited, allowing other companies to develop offerings that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention. Patent applications in the United States are typically not published until 18 months after filing or, in some cases, not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our patented software or technology.
We endeavor to enter into agreements with our employees and contractors and with parties with which we do business in order to limit access to and disclosure of our trade secrets and other proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use, misappropriation or reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours and may infringe our intellectual property. The enforcement of our intellectual property rights also depends on our legal actions against these infringers being successful, but these actions may not be successful, even when our rights have been infringed. Further, any litigation, whether or not resolved in our favor, could be costly and time-consuming.
Our exposure to risks related to the protection of intellectual property may be increased in the context of acquired technologies as we have a lower level of visibility into the development process and the actions taken to establish and protect proprietary rights in the acquired technology. In connection with past acquisitions, we have found that some associated intellectual property rights, such as domain names and trademarks in certain jurisdictions, are owned by resellers, distributors or other third parties. In the past, we have experienced difficulties in obtaining assignments of these associated intellectual property rights from third parties.
Furthermore, effective patent, trademark, trade dress, copyright and trade secret protection may not be available in every country in which our solutions are available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States (in particular, some foreign jurisdictions do not permit patent protection for software), and mechanisms for enforcement of intellectual property rights may be inadequate. In addition, the legal standards, both in the United States and in foreign countries, relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.
We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert counterclaims

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially viable. Any litigation, whether or not resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business, results of operations, financial condition and cash flows.
Acquisitions present many risks that could have a material adverse effect on our business and results of operations.
In order to expand our business and functionality of our platform, we have previously made several acquisitions and expect to continue making similar acquisitions and possibly larger acquisitions as part of our growth strategy. The success of our future growth strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Acquisitions are inherently risky and any acquisitions we complete may not be successful. Our past acquisitions and any mergers and acquisitions that we may undertake in the future involve numerous risks, including, but not limited to, the following:
•difficulties in integrating and managing the operations, personnel, systems, technologies and solutions of the companies we acquire;
•diversion of our management’s attention from normal daily operations of our business;
•our inability to maintain the key business relationships and the reputations of the businesses we acquire;
•uncertainty of entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions;
•our dependence on unfamiliar affiliates, resellers, distributors and partners of the companies we acquire;
•our inability to increase revenue from an acquisition for a number of reasons, including our failure to drive demand in our existing partner base for acquired solutions and our failure to obtain sales from customers of the acquired businesses;
•increased costs related to acquired operations and continuing support and development of acquired solutions;
•liabilities or adverse operating issues, or both, of the businesses we acquire that we fail to discover through due diligence or the extent of which we underestimate prior to the acquisition;
•potential goodwill and intangible asset impairment charges and amortization associated with acquired businesses;
•adverse tax consequences associated with acquisitions;
•changes in how we are required to account for our acquisitions under U.S. generally accepted accounting principles, including arrangements that we assume from an acquisition;
•potential negative perceptions of our acquisitions by MSP partners, financial markets or investors;
•failure to obtain required approvals from governmental authorities under competition and antitrust laws on a timely basis, if at all, which could, among other things, delay or prevent us from completing a transaction, or otherwise restrict our ability to realize the expected financial or strategic goals of an acquisition;
•potential increases in our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition;
•our inability to apply and maintain our internal standards, controls, procedures and policies to acquired businesses; and

Confidential Treatment Requested
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•potential loss of key employees of the companies we acquire.
Additionally, acquisitions or asset purchases made entirely or partially for cash may reduce our cash reserves or require us to incur additional debt under our credit facility or otherwise. We may seek to obtain additional cash to fund an acquisition by selling equity or debt securities. We may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us. If we finance acquisitions by issuing equity or convertible debt securities, our existing stockholders will experience ownership dilution.
The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows, particularly in the case of a larger acquisition or substantially concurrent acquisitions.
Exposure related to any future litigation could adversely affect our results of operations, profitability and cash flows.
From time to time, we have been and may be involved in various legal proceedings and claims arising in our ordinary course of business. At this time, neither we nor any of our subsidiaries is a party to, and none of our respective property is the subject of, any material legal proceeding. However, the outcomes of legal proceedings and claims brought against us are subject to significant uncertainty. Future litigation may result in a diversion of management’s attention and resources, significant costs, including monetary damages and legal fees, and injunctive relief, and may contribute to current and future stock price volatility. No assurance can be made that future litigation will not result in material financial exposure or reputational harm, which could have a material adverse effect upon our results of operations, profitability or cash flows.
In particular, the software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. We have received, and from time to time may receive, letters claiming that our solutions infringe or may infringe the patents or other intellectual property rights of others. As we face increasing competition and as our brand awareness increases, the possibility of additional intellectual property rights claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use. Additionally, we have licensed from other parties proprietary technology covered by patents and other intellectual property rights, and these patents or other intellectual property rights may be challenged, invalidated or circumvented. These types of claims could harm our relationships with our MSP partners, might deter future MSP partners from acquiring our solutions or could expose us to litigation with respect to these claims. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in that litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are named as a party. Any of these results would have a negative effect on our business and operating results.
Any intellectual property rights claim against us or our MSP partners, with or without merit, could be time-consuming and expensive to litigate or settle and could divert management resources and attention. As a result of any successful intellectual property rights claim against us or our MSP partners, we might have to pay damages or stop using technology found to be in violation of a third party’s rights, which could prevent us from offering our solutions to our MSP partners. We could also have to seek a license for the technology, which might not be available on reasonable terms, might significantly increase our cost of revenue or might require us to restrict our business activities in one or more respects. The technology also might not be available for license to us at all. As a result, we could also be required to develop alternative non-infringing technology or cease to offer a particular solutions, which could require significant effort and expense and/or hurt our revenue and financial results of operations.
Our exposure to risks associated with the use of intellectual property may be increased as a result of our past and any future acquisitions as we have a lower level of visibility into the development process with respect to acquired technology or the care taken to safeguard against infringement risks. Third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Our use of open source software could negatively affect our ability to sell our offerings and subject us to possible litigation.
Some of our offerings incorporate open source software, and we intend to continue to use open source software in the future. Some terms of certain open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to monetize our offerings. Additionally, we may from time to time face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source software license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license to continue offering the software or cease offering the implicated services unless and until we can re-engineer them to avoid infringement or violation. This re-engineering process could require significant additional research and development resources, and we may not be willing to entertain the cost associated with updating the software or be able to complete it successfully. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software and, thus, may contain security vulnerabilities or infringing or broken code. Additionally, if we utilize open source licenses that require us to contribute to open source projects, this software code is publicly available; and our ability to protect our intellectual property rights with respect to such software source code may be limited or lost entirely. We may be unable to prevent our competitors or others from using such contributed software source code. Any of these risks could be difficult to eliminate or manage, and if not addressed, could have a negative effect on our business, operating results and financial condition.
Failure to maintain proper and effective internal controls could have a material adverse effect on our business, operating results and stock price.
As a public company, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. In addition, the Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting. While we have been adhering to these laws and regulations as a subsidiary of SolarWinds, after the distribution we will need to demonstrate our ability to manage our compliance with these corporate governance laws and regulations as an independent, public company.
Our actual operating results may differ significantly from information we may provide in the future regarding our financial outlook.
From time to time, we may provide information regarding our financial outlook in our quarterly earnings releases, quarterly earnings conference calls, or otherwise, that represents our management’s estimates as of the date of release. This information regarding our financial outlook, which includes forward-looking statements, will be based on projections, including those related to certain of the factors listed above, prepared by our management. Neither our independent registered public accounting firm nor any other independent expert or outside party will compile or examine the projections nor, accordingly, will any such person express any opinion or any other form of assurance with respect thereto.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
These projections will be based upon a number of assumptions and estimates that, while presented with numerical specificity, will be inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond our control, and will also be based upon specific assumptions with respect to future business decisions, some of which will change. We intend to state possible outcomes as high and low ranges, which will be intended to provide a sensitivity analysis as variables are changed, but will not be intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we may in the future release such information is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by analysts, if any.
Information regarding our financial outlook would be necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying such information furnished by us will not materialize or will vary significantly from actual results. Accordingly, information that we may provide regarding our financial outlook will only be an estimate of what management believes is realizable as of the date of release. Actual results will vary from our financial outlook, and the variations may be material and adverse. In light of the foregoing, investors are urged to consider these factors, not to rely exclusively upon information we may provide regarding our financial outlook in making an investment decision regarding our common stock, and to take such information into consideration only in connection with other information included in our filings filed with or furnished to the SEC, including the “Risk Factors” sections in such filings.
Any failure to implement our operating strategy successfully or the occurrence of any of the events or circumstances set forth under “Risk Factors” in this information statement could result in our actual operating results being different from information we provide regarding our financial outlook, and those differences might be adverse and material.
Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.
A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way in which we conduct our business.
Risks Related to Taxation
Our business and financial performance could be negatively impacted by changes in tax laws or regulations.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. Any changes to these existing tax laws could adversely affect our domestic and international business operations and our business and financial performance. Additionally, these events could require us or our MSP partners to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our MSP partners to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our subscription prices to offset the costs of these changes, existing MSP partners may cancel their subscriptions and potential MSP partners may elect not to purchase our subscriptions. Additionally, new, changed, modified or newly interpreted or applied tax laws could increase our MSP partners’ and our compliance, operating and other costs, as well as the costs of our solutions. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could adversely impact our business and financial performance.
Additionally, the U.S. Tax Cuts and Jobs Act of 2017, or the Tax Act, which was enacted on December 22, 2017, requires complex computations to be performed, significant judgments to be made in the interpretation of the provisions of the Tax Act, significant estimates in calculations and the preparation and analysis of information not previously relevant or regularly produced. The U.S. Treasury Department continues to interpret or issue guidance on how provisions of the Tax Act will be applied or otherwise administered. As additional guidance is issued, we may

Confidential Treatment Requested
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make adjustments to amounts that we have previously recorded that may materially impact our financial statements in the period in which the adjustments are made.
Additional liabilities related to taxes or potential tax adjustments could adversely impact our business and financial performance.
We are subject to tax and related obligations in various federal, state, local and foreign jurisdictions in which we operate or do business. The taxing rules of the various jurisdictions in which we operate or do business are often complex and subject to differing interpretations. Tax authorities could challenge our tax positions we historically have taken, or intend to take in the future, or may audit the tax filings we have made and assess additional taxes. Tax authorities may also assess taxes in jurisdictions where we have not made tax filings. Any assessments incurred could be material, and may also involve the imposition of substantial penalties and interest. Significant judgment is required in evaluating our tax positions and in establishing appropriate reserves, and the resolutions of our tax positions are unpredictable. The payment of additional taxes, penalties or interest resulting from any assessments could adversely impact our business and financial performance.
Our corporate structure and intercompany arrangements are subject to the tax laws of various jurisdictions, and we could be obligated to pay additional taxes, which would harm our operating results.
Based on our current corporate structure, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax rules, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents. In addition, the authorities in these jurisdictions could challenge our methodologies for valuing developed technology or intercompany arrangements, including our transfer pricing. The relevant taxing authorities may determine that the manner in which we operate our business does not achieve the intended tax consequences. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest and penalties. Such authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries. Any increase in the amount of taxes we pay or that are imposed on us could increase our worldwide effective tax rate and adversely affect our business and operating results.
Our operating results may be negatively impacted by the loss of certain tax benefits provided to companies in our industry predominately by the governments of countries in which we have research and development personnel.
Many of the governments of countries in which we have research and development personnel provide us with certain tax benefits related to the employment of such personnel and the activities that they perform. In Belarus, for example, our local subsidiary along with other member technology companies of High-Technologies Park have a full exemption from Belarus income tax and value added tax until 2049 and are taxed at reduced rates on a variety of other taxes. We have similar arrangements with our subsidiaries in Canada and Romania. If these tax benefits are changed, terminated, not extended or comparable new tax incentives are not introduced, we expect that our effective income tax rate and/or our operating expenses could increase significantly, which could materially adversely affect our financial condition and results of operations.
Risks Related to Governmental Regulation
We are subject to various global data privacy and security regulations, which could result in additional costs and liabilities to us.
Our business is subject to a wide variety of local, state, national and international laws, directives and regulations that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. Moreover, because many of the features of our offerings use, store and report on SME data, which may contain personal data, any inability to adequately address privacy concerns, to honor a data subject request, to delete stored data at the relevant times, or to comply with applicable privacy laws, regulations and policies could, even if unfounded, result in liability to us and, damage to our reputation, loss of sales and harm to our business. These data protection and privacy-related laws and regulations continue to evolve and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions and increased costs of compliance.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, and state breach notification laws. If we experience a security incident with personal data, we may be required to inform the representative state attorney general or federal or country regulator, media and credit reporting agencies, and any party whose information was stolen, which could harm our reputation and business. Other states and countries have enacted different requirements for protecting personal data collected and maintained electronically. We expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, the European Union and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards will have on our business or the businesses of our MSP partners, including, but not limited to, the European Union’s General Data Protection Regulation, which came into force in May 2018 and created a range of new compliance obligations, and significantly increased financial penalties for noncompliance. In addition, on July 16, 2020, the Court of Justice of the European Union, Europe’s highest court, held in the Schrems II case that the E.U.-U.S. Privacy Shield, a mechanism for the transfer of personal data from the European Union to the United States, was invalid, and imposed additional obligations in connection with the use of standard contractual clauses approved by the European Commission. The impact of this decision on the ability to lawfully transfer personal data from the European Union to the United States is being assessed and guidance from European regulators and advisory bodies is awaited. It is possible that the decision will restrict the ability to transfer personal data from the European Union to the United States, and we may, in addition to other impacts, experience additional costs associated with increased compliance burdens, and we, our MSP partners, and their SME customers face the potential for regulators in the European Economic Area (EEA) to apply different standards to the transfer of personal data from the EEA to the United States, and to block, or require ad hoc verification of measures taken with respect to, certain data flows from the EEA to the United States.
Failure to comply with laws concerning privacy, data protection and information security could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by our MSP partners, their SME customers, and other affected individuals, damage to our reputation and loss of goodwill (both in relation to existing MSP partners and their SME customers and prospective MSP partners and their SME customers), any of which could have a material adverse effect on our operations, financial performance and business. In addition, we could suffer adverse publicity and loss of customer confidence were it known that we did not take adequate measures to assure the confidentiality of the personal data that our MSP partners had given to us. This could result in a loss of MSP partners and revenue that could jeopardize our success. We may not be successful in avoiding potential liability or disruption of business resulting from the failure to comply with these laws and, even if we comply with laws, may be subject to liability because of a security incident. If we were required to pay any significant amount of money in satisfaction of claims under these laws, or any similar laws enacted by other jurisdictions, or if we were forced to cease our business operations for any length of time as a result of our inability to comply fully with any of these laws, our business, operating results and financial condition could be adversely affected. Further, complying with the applicable notice requirements in the event of a security breach could result in significant costs.
Additionally, our business efficiencies and economies of scale depend on generally uniform solutions offerings and uniform treatment of MSP partners across all jurisdictions in which we operate. Compliance requirements that vary significantly from jurisdiction to jurisdiction impose added costs on our business and can increase liability for compliance deficiencies.
We are subject to governmental export controls and economic sanctions laws that could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.
Certain of our solutions are subject to U.S. export controls, including the U.S. Department of Commerce’s Export Administration Regulations and economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. These regulations may limit the export of our solutions and provision of our services outside of the United States, or may require export authorizations, including by license, a license exception or other appropriate government authorizations, including annual or semi-annual reporting and the filing of an encryption registration. Export control and economic sanctions laws may also include prohibitions on the sale or supply of certain of our solutions to embargoed or sanctioned countries, regions, governments, persons and entities. In addition, various countries regulate the importation of certain solutions, through import permitting and

Confidential Treatment Requested
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licensing requirements, and have enacted laws that could limit our ability to distribute our solutions. The exportation, re-exportation and importation of our solutions and the provision of services, including by our partners, must comply with these laws or else we may be adversely affected, through reputational harm, government investigations, penalties, and a denial or curtailment of our ability to export our solutions or provide services. Complying with export control and sanctions laws may be time consuming and may result in the delay or loss of sales opportunities. If we are found to be in violation of U.S. sanctions or export control laws, it could result in substantial fines and penalties for us and for the individuals working for us. Changes in export or import laws or corresponding sanctions may delay the introduction and sale of our solutions in international markets, or, in some cases, prevent the export or import of our solutions to certain countries, regions, governments, persons or entities altogether, which could adversely affect our business, financial condition and results of operations.
We are also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies and their employees and intermediaries from authorizing, offering or providing improper payments or benefits to officials and other recipients for improper purposes. Although we take precautions to prevent violations of these laws, our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.
Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or our failure to comply with regulations could harm our operating results.
As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. In addition to data privacy and security laws and regulations, taxation of solutions and services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services and solutions offerings, which could harm our business and operating results.
Risks Related to Our Separation from SolarWinds
The separation and the distribution may not be successful.
Upon completion of the separation and the distribution, we will be a stand-alone public company, although we will continue to be controlled by the Lead Sponsors.
In addition, the process of becoming a stand-alone public company may distract our management from focusing on our business and strategic priorities. Further, although we expect to have direct access to the debt and equity capital markets following the separation and distribution, we may not be able to issue debt or equity on terms acceptable to us or at all. Moreover, even with equity compensation tied to our business, we may not be able to attract and retain employees as desired.
We also may not fully realize the intended benefits of being a stand-alone public company if any of the risks identified in this “Risk Factors” section, or other events, were to occur. These intended benefits include improving the strategic and operational flexibility of both companies, increasing the focus of the management teams on their respective business operations, allowing each company to adopt the capital structure, investment policy and dividend policy best suited to its financial profile and business needs, and providing each company with its own equity currency to facilitate acquisitions and to better incentivize management. See the section titled “Certain Relationships and Related Party Transactions—Relationship with SolarWinds.” If we do not realize these intended benefits for any reason, our business may be negatively affected. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all, for a variety of reasons, including: (i) as an independent, publicly traded company, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of SolarWinds; and (ii) as an independent, publicly traded company, our business is less diversified than SolarWinds’ businesses prior to the separation. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition and results of operations could be adversely affected.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
The terms of the agreements that we intend to enter into with SolarWinds in connection with the separation and distribution may limit our ability to take certain actions, which may prevent us from pursuing opportunities to raise capital, acquire other businesses or provide equity incentives to our employees, which could impair our ability to grow.
The terms of the agreements that we intend to enter into with SolarWinds in connection with the separation and distribution, including the separation agreement, may limit our ability to take certain actions, which could impair our ability to grow. In addition, under current laws, prior to the distribution, SolarWinds must retain beneficial ownership of at least 80% of our combined voting power and 80% of each class of nonvoting capital stock, if any is outstanding in order to effect a tax-free distribution of our shares held by SolarWinds to its stockholders. This may result in SolarWinds not supporting transactions that we wish to pursue that involve issuing shares of our capital stock, including for capital-raising purposes, as consideration for an acquisition or as equity incentives to our employees. To preserve the tax-free treatment of the separation and distribution, we intend to agree in the tax matters agreement to restrictions, including restrictions that would be effective during the period following the distribution, that could limit our ability to pursue certain strategic transactions, equity issuances or repurchases or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business. See “—We may not be able to engage in desirable strategic or capital-raising transactions following the distribution.” Our inability to pursue such transactions could materially adversely affect our business, results of operations and financial condition.
If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, SolarWinds, SWI SpinCo and SolarWinds stockholders could be subject to significant tax liabilities, and, in certain circumstances, we could be required to indemnify SolarWinds for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.
SolarWinds expects to obtain an opinion of tax counsel and tax advisors regarding qualification of the separation and distribution, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The opinion of tax counsel and tax advisors would be based upon and rely on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of SolarWinds and us, including those relating to the past and future conduct of SolarWinds and us. If any of these representations, statements or undertakings are, or become, incomplete or inaccurate, or if we or SolarWinds breach any of the respective covenants in any of the separation-related agreements, the opinion of tax counsel and tax advisors could be invalid and the conclusions reached therein could be jeopardized.
Notwithstanding any opinion of tax counsel and tax advisors, the Internal Revenue Service (the “IRS”) could determine that the separation and distribution should be treated as a taxable transaction if it were to determine that any of the facts, assumptions, representations, statements or undertakings upon which any opinion of tax counsel and tax advisors was based were false or had been violated, or if it were to disagree with the conclusions in any opinion of tax counsel and tax advisors. Any opinion of tax counsel and tax advisors would not be binding on the IRS or the courts, and we cannot assure that the IRS or a court would not assert a contrary position. SolarWinds has not requested, and does not intend to request, a ruling from the IRS with respect to the treatment of the distribution or certain related transactions for U.S. federal income tax purposes.
If the separation and distribution were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, SolarWinds would recognize taxable gain as if it had sold our common stock in a taxable sale for its fair market value, and SolarWinds stockholders who receive shares of our common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.
We intend to agree in the tax matters agreement to indemnify SolarWinds for any taxes (and any related costs and other damages) resulting from the separation and distribution, and certain other related transactions, to the extent such amounts were to result from (i) an acquisition after the distribution of all or a portion of our equity securities, whether by merger or otherwise (and regardless of whether we participated in or otherwise facilitated the

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acquisition), (ii) other actions or failures to act by us or (iii) any of the representations or undertakings contained in any of the separation-related agreements or in the documents relating to the opinion of tax counsel and tax advisors being incorrect or violated. Any such indemnity obligations could be material.
We may not be able to engage in desirable strategic or capital-raising transactions following the distribution.
Under current law, a distribution that would otherwise qualify as a tax-free transaction, for U.S. federal income tax purposes, under Section 355 of the Code can be rendered taxable to the parent corporation and its stockholders as a result of certain post-distribution acquisitions of shares or assets of the distributed corporation. For example, such a distribution could result in taxable gain to the parent corporation under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquired, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in the distributed corporation.
To preserve the tax-free treatment of the separation and distribution, and in addition to our expected indemnity obligation described above, we intend to agree in the tax matters agreement to restrictions that address compliance with Section 355 of the Code (including Section 355(e) of the Code). These restrictions could limit our ability to pursue certain strategic transactions, equity issuances or repurchases or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business.
We have no operating history as a stand-alone public company, and our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.
The historical financial information we have included in this information statement does not reflect, and the pro forma financial information included in this information statement may not reflect, what our financial condition, results of operations or cash flows would have been had we been a stand-alone entity during the historical periods presented, or what our financial condition, results of operations or cash flows will be in the future as an independent entity.
We derived the historical combined financial information included in this information statement from SolarWinds’ consolidated financial statements, and this information does not necessarily reflect the results of operations and financial position we would have achieved as an independent, publicly traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:
•Prior to the separation and distribution, we operated as part of SolarWinds’ broader organization, and SolarWinds performed various corporate functions for us. Our historical combined financial information reflects allocations of corporate expenses from SolarWinds for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent publicly traded company.
•We have entered into transactions with SolarWinds that did not exist prior to the separation and distribution, such as SolarWinds’ provision of transition and other services, and undertake indemnification obligations, which have caused us to incur new costs. See “Certain Relationships and Related Party Transactions—Agreements with SolarWinds.”
•Our historical combined financial information does not reflect changes that we expect to experience in the future as a result of our separation from SolarWinds, including changes in the financing, cash management, operations, cost structure and personnel needs of our business. As part of SolarWinds, we benefited from SolarWinds’ operating diversity, size, purchasing power, borrowing leverage and available capital for investments that will no longer be accessible after the separation and distribution. As an independent entity, we may be unable to purchase goods, services and technologies, such as insurance and health care benefits and computer software licenses, or access capital markets, on terms as favorable to us as those we obtained as part of SolarWinds prior to the separation and distribution, and our results of operations may be adversely affected. In addition, our historical combined financial data do not include an allocation of

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interest expense comparable to the interest expenses we will incur as a result of the separation and distribution and related transactions, including interest expenses in connection with the Senior Facility.
Following the separation and distribution, we also face additional costs and demands on management’s time associated with being an independent, publicly traded company, including costs and demands related to corporate governance, investor and public relations and public reporting. While we were profitable as part of SolarWinds, we cannot assure you that our profits will continue at a similar level to historical periods now that we are an independent, publicly traded company. In addition, the pro forma condensed combined financial information included in this information statement includes adjustments based upon available information we believe to be reasonable. However, the assumptions may change and actual results may differ. In addition, we have not made pro forma adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our transition to becoming a public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company. For additional information about the basis of presentation of our pro forma financial information and historical financial information included in this information statement, see the sections titled “Selected Combined Financial Data” and “Unaudited Pro Forma Combined Financial Statements.”
After the separation and distribution, we will have our first senior management team since being spun off from SolarWinds. If we encounter difficulties in the transition, our business could be negatively impacted.
We have appointed our first senior management team, including our first Chief Executive Officer and Chief Financial Officer. Our future success will partly depend upon our first senior management team’s and other key employees’ effective implementation of our business strategies. Our first management team may require transition time to fully understand all aspects of running our business separate from SolarWinds, and the challenges of running a public company. The transition may be disruptive to, or cause uncertainty in, our business and strategic direction. If we have failures in any aspects of this transition, or the strategies implemented by our management team are not successful, our business could be harmed.
The assets and resources that we acquire from SolarWinds in the separation may not be sufficient for us to operate as a stand-alone company, and we may experience difficulty in separating our assets and resources from SolarWinds.
Because we have not operated as an independent company in the past, we will need to acquire assets in addition to those contributed by SolarWinds and its subsidiaries to us and our subsidiaries in connection with our separation from SolarWinds. We may also face difficulty in separating our assets from SolarWinds’ assets and integrating newly acquired assets into our business. Our business, financial condition and results of operations could be harmed if we fail to acquire assets that prove to be important to our operations or if we incur unexpected costs in separating our assets from SolarWinds’ assets or integrating newly acquired assets.
The services that SolarWinds provides to us may not be sufficient to meet our needs, which may result in increased costs and otherwise adversely affect our business.
Pursuant to the transition services agreement, we expect SolarWinds to continue to provide us with corporate and shared services for a transitional period related to corporate functions, such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, tax, treasury, shared facilities, engineering, operations, customer support, human resources and employee benefits, sales and sales operations and other services in exchange for the fees specified in the transition services agreement between us and SolarWinds. SolarWinds will not be obligated to provide these services in a manner that differs from the nature of the services provided to the SWI SpinCo business during the 12-month period prior to the separation, and thus we may not be able to modify these services in a manner desirable to us as a stand-alone public company. Further, if we no longer receive these services from SolarWinds due to the termination of the transition services agreement or otherwise, we may not be able to perform these services ourselves and/or find appropriate third party arrangements at a reasonable cost (and any such costs may be higher than those charged by SolarWinds). See the section titled “Certain Relationships and Related Party Transactions—Relationship with SolarWinds.”

Confidential Treatment Requested
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Our ability to operate our business effectively may suffer if we are unable to cost-effectively establish our own administrative and other support functions in order to operate as a stand-alone company after the expiration of our shared services and other intercompany agreements with SolarWinds.
As a business unit of SolarWinds, we relied on administrative and other resources of SolarWinds, including information technology, accounting, finance, human resources and legal services, to operate our business. In connection with the separation, we have entered into various service agreements to retain the ability for specified periods to use these SolarWinds resources. See the section titled “Certain Relationships and Related Party Transactions.” These services may not be provided at the same level as when we were a business unit within SolarWinds, and we may not be able to obtain the same benefits that we received prior to the separation. These services may not be sufficient to meet our needs, and after our agreements with SolarWinds expire (which will generally occur within 24 months following the completion of the distribution), we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have with SolarWinds. We will need to create our own administrative and other support systems or contract with third parties to replace SolarWinds’ systems. In addition, we have received informal support from SolarWinds, which may not be addressed in the agreements we have entered into with SolarWinds, and the level of this informal support may diminish as we become a more independent company. Any failure or significant downtime in our own administrative systems or in SolarWinds’ administrative systems during the transitional period could result in unexpected costs, impact our results and/or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis.
After the separation, we will be a smaller company relative to SolarWinds, which could result in increased costs because of a decrease in our purchasing power. We may also experience decreased revenue due to difficulty maintaining existing customer relationships and obtaining new MSP partners.
Prior to the separation, we were able to take advantage of SolarWinds’ size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit and other professional services. We are a smaller company than SolarWinds, and we cannot assure you that we will have access to financial and other resources comparable to those available to us prior to the separation. As a stand-alone company, we may be unable to obtain office space, goods, technology and services at prices or on terms as favorable as those available to us prior to the separation, which could increase our costs and reduce our profitability.
No vote of SolarWinds shareholders is required in connection with the separation and distribution.
No vote of SolarWinds shareholders is required in connection with the separation and distribution. Accordingly, if this transaction occurs and you do not want to receive SWI SpinCo common stock in the distribution, your only recourse will be to divest yourself of your SolarWinds common stock prior to the record date for the distribution or to sell your SolarWinds common stock in the “regular way” market in between the record date and the distribution date. There can be no assurance that the price at which you would sell your SolarWinds common stock in any such situation would be an attractive price or that you would recover your investment in the stock or what you paid for the stock.
Until the separation occurs, SolarWinds has sole discretion to change the terms of the separation and distribution in ways which may be unfavorable to us.
Until the separation and distribution occurs, we will continue to be a subsidiary of SolarWinds. Accordingly, SolarWinds will have the sole and absolute discretion to determine and change the terms of the separation and distribution, including the establishment of the record date for the distribution and the distribution date. These changes could be unfavorable to us. In addition, SolarWinds may decide at any time not to proceed with the separation and distribution.
The combined post-separation value of          shares of SolarWinds common stock and       shares of SWI SpinCo common stock may not equal or exceed the pre-distribution value of a share of SolarWinds common stock.
As a result of the distribution, SolarWinds expects the trading price of shares of SolarWinds common stock immediately following the distribution to be lower than the “regular-way” trading price of such shares immediately

Confidential Treatment Requested
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prior to the distribution because the trading price will no longer reflect the value of the N-able business held by SWI SpinCo. There can be no assurance that the aggregate market value of          shares of SolarWinds common stock and          shares of SWI SpinCo common stock following the separation will be higher than the market value of a share of SolarWinds common stock if the separation and distribution did not occur.
If SolarWinds experiences a change in control, our current plans and strategies could be subject to change.
As long as SolarWinds controls us, it will have significant influence over our plans and strategies, including strategies relating to marketing and growth. In the event SolarWinds experiences a change in control, a new SolarWinds owner may attempt to cause us to revise or change our plans and strategies, as well as the agreements between SolarWinds and us, described in this prospectus. A new owner may also have different plans with respect to the contemplated distribution of our common stock to SolarWinds stockholders, including not effecting such a distribution.
SolarWinds has agreed to indemnify us, and we have agreed to indemnify SolarWinds, for certain liabilities. Claims for indemnification by SolarWinds, or a failure by SolarWinds to provide sufficient indemnification to us, could negatively impact our business, results of operations and financial position.
Pursuant to the master separation agreement and certain other agreements with SolarWinds, SolarWinds has agreed to indemnify us, and we have agreed to indemnify SolarWinds, for certain liabilities. Claims for indemnification by SolarWinds could have negative consequences for our financial position. In addition, third parties could also seek to hold us responsible for any of the liabilities that SolarWinds has agreed to retain, and we cannot assure that an indemnity from SolarWinds will be sufficient to protect us against the full amount of such liabilities, or that SolarWinds will be able to fully satisfy its indemnification obligations in the future. Even if we ultimately succeed in recovering from SolarWinds any amounts for which we are held liable, we may be temporarily required to bear these losses. Each of these risks could materially adversely affect our business, results of operations and financial condition.
Certain contracts used in our business will need to be replaced, or assigned from SolarWinds or its affiliates to SWI SpinCo in connection with the separation, which may require the consent of the counterparty to such an assignment, and failure to obtain such replacement contracts or consents could increase SWI SpinCo’s expenses or otherwise adversely affect our results of operations.
Our separation from SolarWinds requires us to replace shared contracts and, with respect to certain contracts that are to be assigned from SolarWinds or its affiliates to us or our affiliates, to obtain consents and assignments from third parties. It is possible that, in connection with the replacement or consent process, some parties may seek more favorable contractual terms from SWI SpinCo. If we are unable to obtain such replacement contracts or consents, as applicable, we may be unable to obtain some of the benefits, assets and contractual commitments that are intended to be allocated to SWI SpinCo as part of the separation. If SWI SpinCo is unable to obtain such replacement contracts or consents, the loss of these contracts could increase SWI SpinCo’s expenses or otherwise materially adversely affect our business, results of operations and financial condition.
Some of our directors and executive officers own SolarWinds common stock, restricted shares of SolarWinds common stock or options to acquire SolarWinds common stock and hold positions with SolarWinds, which could cause conflicts of interest, or the appearance of conflicts of interest, that result in our not acting on opportunities we otherwise may have.
Some of our directors and executive officers own SolarWinds common stock, restricted shares of SolarWinds stock or options to purchase SolarWinds common stock. Ownership of SolarWinds common stock, restricted shares of SolarWinds common stock and options to purchase SolarWinds common stock by our directors and executive officers after the separation and the presence of executive officers or directors of SolarWinds on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and SolarWinds that could have different implications for SolarWinds than they do for us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between SolarWinds and us regarding terms of the agreements governing the separation and the relationship between SolarWinds and us thereafter, including the master separation agreement, the employee matters agreement, the tax matters agreement or

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the transition services agreement. Potential conflicts of interest could also arise if we enter into commercial arrangements with SolarWinds in the future. As a result of these actual or apparent conflicts of interest, we may be precluded from pursuing certain growth initiatives.
We may have received better terms from unaffiliated third parties than the terms we will receive in the agreements that we intend to enter into with SolarWinds
The agreements that we intend to enter into with SolarWinds in connection with the separation, including the separation agreement, the transition services agreement, the intellectual property agreement, the tax matters agreement and the employee matters agreement with respect to SolarWinds’ continuing ownership of our common stock, were prepared in the context of the separation while we were still a wholly owned subsidiary of SolarWinds. See the section titled “Certain Relationships and Related Party Transactions—Relationship with SolarWinds.” Accordingly, during the period in which the terms of those agreements were prepared, we did not have an independent board of directors or a management team that was independent of SolarWinds. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties.
The allocation of intellectual property rights and data between SolarWinds and us as part of the separation and distribution, the shared use of certain intellectual property rights and data following the separation and distribution and restrictions on the use of intellectual property rights, could adversely impact our reputation, our ability to enforce certain intellectual property rights and our competitive position.
In connection with the separation and distribution, we will enter into agreements with SolarWinds governing the allocation of intellectual property rights and data related to our business. See “Certain Relationships and Related Party Transactions—Agreements with SolarWinds—Intellectual Property Matters Agreement.” These agreements include restrictions on our use of SolarWinds’ intellectual property rights and data licensed to us, including limitations on the field of use in which we can exercise our license rights. Moreover, the licenses granted to us under SolarWinds’ intellectual property rights and data are non-exclusive, so SolarWinds may be able to license the rights and data to third parties that may compete with us. These agreements could adversely affect our position and options relating to intellectual property enforcement, licensing negotiations and monetization and access to data used in our business. We also may not have sufficient rights to grant sublicenses of intellectual property or data used in our business, and we may be subject to third party rights pertaining to the underlying intellectual property or data. These circumstances could adversely affect our ability to protect our competitive position in the industry and otherwise adversely affect our business, financial condition and results of operations.
Risks Related to Ownership of Our Common Stock
The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the requirements of          , may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.
As a public company, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of the              , with which we are not required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and will significantly increase our costs and expenses. We will need to:
•institute a more comprehensive compliance function;
•comply with rules promulgated by the                ;
•prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;
•establish new internal policies, such as those relating to insider trading; and

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•involve and retain to a greater degree outside counsel and accountants in the above activities.
Furthermore, while we generally must comply with Section 404 of the Sarbanes-Oxley Act for the year ending December 31, 2021, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an emerging growth company. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until as late as our annual report for the year ending December 31, 2026. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed. Compliance with these requirements may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.
In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
There has been no prior public trading market for our common stock, and an active trading market may not develop or be sustained.
We intend to apply to list our common stock on the                under the symbol “NABL.” However, there has been no prior public trading market for our common stock. We cannot assure you that an active trading market for our common stock will develop on such exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our common stock when desired or the prices that you may obtain for your shares of our common stock.
The trading price of our common stock could be volatile, which could cause the value of your investment to decline.
Technology stocks have historically experienced high levels of volatility. The trading price of our common stock following the distribution may fluctuate substantially. Following the completion of the distribution, the market price of our common stock may be higher or lower than the price you pay for our common stock, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:
•announcements of new solutions or technologies, commercial relationships, acquisitions or other events by us or our competitors;
•changes in how MSP partners perceive the benefits of our offerings;
•changes in subscription revenue from quarter to quarter;
•departures of key personnel;
•price and volume fluctuations in the overall stock market from time to time;
•fluctuations in the trading volume of our shares or the size of our public float;
•sales of large blocks of our common stock, including sales by our Sponsors;
•actual or anticipated changes or fluctuations in our operating results;
•whether our operating results meet the expectations of securities analysts or investors;
•changes in actual or future expectations of investors or securities analysts;

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•litigation involving us, our industry or both;
•regulatory developments in the United States, foreign countries or both;
•general economic conditions and trends;
•major catastrophic events in our domestic and foreign markets; and
•“flash crashes,” “freeze flashes” or other glitches that disrupt trading on the securities exchange on which we are listed.
In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company’s securities, securities class-action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have an adverse effect on our business, operating results and financial condition.
If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage for our common stock. If there is no research coverage of our common stock, the trading price for shares of our common stock may be negatively impacted. If we obtain research coverage for our common stock and if one or more of the analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of our common stock or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our common stock price or trading volume to decline.
Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could reduce the market price of our common stock.
Sales of a substantial number of shares of our common stock in the public market after the distribution, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Based on the total number of outstanding shares of our common stock as of December 31, 2020, upon the completion of the distribution, we will have approximately                  shares of common stock outstanding. All of the shares of common stock distributed to our stockholders as a part of the distribution will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our “affiliates” as defined in Rule 144 under the Securities Act.  We will grant registration rights to the Sponsors with respect to shares of our common stock. Any shares registered pursuant to the registration rights agreement described in the section titled “Certain Relationships and Related Party Transactions” will be freely tradable in the public market.
Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.
We may issue additional capital stock in the future that will result in dilution to all other stockholders. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per-share value of our common stock to decline.

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We do not intend to pay dividends on our common stock, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.
We do not intend to pay dividends on our common stock after the completion of the distribution. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. As a result, you may receive a return on your investment in our common stock only if the market price of our common stock increases.
Our restated charter and restated bylaws will contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.
Our restated charter and restated bylaws will contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include:
•a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;
•after the Sponsors no longer continue to beneficially own, in the aggregate, at least      % of the outstanding shares of our common stock, removal of directors only for cause;
•the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•subject to the rights of the Sponsors under the stockholders’ agreement, allowing only our board of directors to fill vacancies on our board of directors, which prevents stockholders from being able to fill vacancies on our board of directors;
•after the Sponsors no longer continue to beneficially own, in the aggregate, at least       % of the outstanding shares of our common stock, a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
•after the Sponsors no longer continue to beneficially own, in the aggregate, at least       % of the outstanding shares of our common stock, our stockholders may not take action by written consent but may take action only at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws;
•after the Sponsors no longer continue to beneficially own, in the aggregate, at least      % of the outstanding shares of our common stock, the requirement for the affirmative vote of holders of at least      % of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our restated charter relating to the management of our business (including our classified board structure) or certain provisions of our bylaws, which may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;
•the ability of our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;
•advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us; and

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Pursuant to 17 C.F.R. Section 200.83
•a prohibition of cumulative voting in the election of our board of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.
Our restated charter will also contain a provision that provides us with protections similar to Section 203 of the Delaware General Corporation Law, or the DGCL, and prevents us from engaging in a business combination, such as a merger, with an interested stockholder (i.e., a person or group that acquires at least 15% of our voting stock) for a period of three years from the date such person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. However, our restated charter will also provide that the Sponsors, including the Silver Lake Funds and the Thoma Bravo Funds and any persons to whom any Silver Lake Fund or Thoma Bravo Fund or any of their respective affiliates sells its common stock, will not constitute “interested stockholders” for purposes of this provision.
After the distribution, the Lead Sponsors will have a controlling influence over matters requiring stockholder approval.
After giving effect to the completion of the distribution, the Sponsors would have beneficially owned in the aggregate approximately              % of our common stock as of December 31, 2020. The Sponsors have entered into a stockholders’ agreement whereby they each agreed, among other things, to vote the shares each beneficially owns in favor of the director nominees designated by Silver Lake and Thoma Bravo, respectively. As a result, Silver Lake and Thoma Bravo could exert significant influence over our operations and business strategy and would together have sufficient voting power to effectively control the outcome of matters requiring stockholder approval. These matters may include:
•the composition of our board of directors, which has the authority to direct our business and to appoint and remove our officers;
•approving or rejecting a merger, consolidation or other business combination;
•raising future capital; and
•amending our restated charter and restated bylaws, which govern the rights attached to our common stock.
Additionally, for so long as the Sponsors beneficially own, in the aggregate,     % or more of our outstanding shares of common stock, the Sponsors will have the right to designate a majority of our board of directors. For so long as the Sponsors have the right to designate a majority of our board of directors, the directors designated by the Sponsors are expected to constitute a majority of each committee of our board of directors, other than the audit committee, and the chairman of each of the committees, other than the audit committee, is expected to be a director serving on such committee who is designated by the Sponsors. However, as soon as we are no longer a “controlled company” under the                   corporate governance standards, our committee membership will comply with all applicable requirements of those standards and a majority of our board of directors will be “independent directors,” as defined under the rules of the                         , subject to any phase-in provisions.
This concentration of ownership of our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our common stock that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our common stock. This concentration of ownership may also adversely affect our share price.
Certain of our directors have relationships with the Lead Sponsors, which may cause conflicts of interest with respect to our business.
Following the separation,           of our               directors will be affiliated with Silver Lake and              will be affiliated with Thoma Bravo. These directors have fiduciary duties to us and, in addition, have duties to the respective Sponsor and their affiliated funds, respectively. As a result, these directors may face real or apparent conflicts of interest with respect to matters affecting both us and the Sponsors, whose interests may be adverse to ours in some circumstances.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
The Sponsors and their affiliated funds may pursue corporate opportunities independent of us that could present conflicts with our and our stockholders’ interests.
The Sponsors and their affiliated funds are in the business of making or advising on investments in companies and hold (and may from time to time in the future acquire) interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or MSP partners of ours. The Sponsors and their affiliated funds may also pursue acquisitions that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.
Our restated charter will provide that no officer or director of the Company who is also an officer, director, employee, partner, managing director, principal, independent contractor or other affiliate of either of the Sponsors will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual pursues or acquires a corporate opportunity for its own account or the account of an affiliate, as applicable, instead of us, directs a corporate opportunity to any other person instead of us or does not communicate information regarding a corporate opportunity to us.
Following the separation and the distribution, the Sponsors’ ability to control our board of directors may make it difficult for us to recruit high-quality independent directors.
So long as the Sponsors beneficially owns shares of our outstanding common stock representing at least a majority of the votes entitled to be cast by the holders of our outstanding voting stock, they can effectively control and direct our board of directors.
We anticipate that, at the completion of the separation,       members of our board of directors,               ,                and                , will continue to serve as directors on the SolarWinds board of directors. Further, the interests of SolarWinds and our other stockholders may diverge. Under these circumstances, persons who might otherwise accept our invitation to join our board of directors may decline.
We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.
Our restated charter will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.
Our restated charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.
Our restated charter will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our charter or bylaws, or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our restated charter described in the preceding sentence. This exclusive forum provision does not apply to establish the Delaware Court of Chancery as the forum for actions or proceedings brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Confidential Treatment Requested
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This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our restated charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or operating results.
For as long as we are an emerging growth company, we will not be required to comply with certain requirements that apply to other public companies.
We qualify as an emerging growth company, as defined in the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, we, unlike other public companies, will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation and any golden-parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for adopting new or revised financial accounting standards. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards permitted under the JOBS Act until we are no longer an emerging growth company. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to the JOBS Act.
We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenue in a fiscal year, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.
For so long as we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. We cannot predict whether investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
We will be a controlled company within the meaning of the                  rules and, as a result, will qualify for and intend to rely on exemptions from certain corporate governance requirements.
Upon the completion of the distribution, the Sponsors will beneficially own a majority of the combined voting power of all classes of our outstanding voting stock. As a result, we will be a controlled company within the meaning of the                corporate governance standards. Under the                 rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain               corporate governance requirements, including the requirements that:
•a majority of the board of directors consist of independent directors as defined under the rules of the                 ;
•the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
These requirements will not apply to us as long as we remain a controlled company. Following the completion of the distribution, we intend to take advantage of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the              . See “Management—Status As a Controlled Company.”

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Special Note Regarding Forward-Looking Statements
This information statement, including the sections titled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. Forward-looking statements convey our current expectations or forecasts of future events. All statements contained in this information statement, other than statements of historical fact, are forward-looking. You can identify forward-looking statements by terminology such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “will,” or “would” or the negative of these terms or similar expressions. Forward-looking statements contained in this information statement include, but are not limited to, statements about:
•Our expectations regarding our plans and strategies to grow our business and expand our market share, including internationally;
•Our expectations concerning our solutions offerings and the expansion of these offerings and our market opportunities;
•Our expectations regarding our financial condition and results of operations, including revenue, operating expenses and cash flow;
•Our expectations regarding our non-U.S. earnings in foreign operations;
•Our expectations concerning potential acquisitions and the anticipated benefits of acquisitions;
•Our expectations concerning our ability to compete successfully against current and future competitors;
•Our market opportunities and our ability to take advantage of such market opportunities, the demand for IT management solutions in various markets, and factors contributing to such demand;
•Trends associated with our industry and potential market;
•Our sales and marketing efforts and our expectations about the results of those efforts;
•Our expectations about our ability to generate and maintain MSP partner loyalty and our ability to manage partner growth;
•Our expectations regarding investment plans and capital expenditures;
•Our research and development plans;
•Our equity compensation plans and practices;
•Our future borrowings and our beliefs regarding the sufficiency of our cash and cash equivalents, cash flows from operating activities and borrowing capacity;
•Our ability to attract and retain qualified employees and key personnel;
•Our ability to protect and defend our intellectual property and not infringe upon others’ intellectual property;
•Our expectations regarding the separation and distribution;
•Potential tax liabilities that may arise as a result of the separation or the distribution;
•Operating as an independent publicly traded company, including compliance with applicable laws and regulations;
•Our status as an emerging growth company;

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
•Our status as a controlled company, and the possibility that SolarWinds’ or the Sponsors’ interests may conflict with our interests and the interests of our other stockholders;
•The effects of future sales, or perceptions of future sales of our common stock and future equity grants; and
•Other factors that we discuss in this information statement in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
There are a number of important factors that could cause our actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this information statement in “Risk Factors.” You should read these factors and the other cautionary statements made in this information statement as being applicable to all related forward-looking statements wherever they appear in this information statement. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this information statement. You should read this information statement and the documents that we have filed as exhibits to the registration statement, of which this information statement is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
The Separation and Distribution
Background
On August 6, 2020, SolarWinds announced its intent to explore the separation of its MSP business into a newly-created and separately-traded public company. Following the separation, SWI SpinCo will provide cloud-based software solutions for MSPs, enabling them to support digital transformation and growth within SMEs. SolarWinds will retain its Core IT Management business focused primarily on providing IT infrastructure management software to corporate IT organizations. SolarWinds announced that it intended to effect the separation through a tax-free, pro rata distribution of the common stock of a new entity formed to hold the assets and liabilities associated with the N-able business.
On          , 2021, the SolarWinds board of directors approved the distribution of the issued and outstanding shares of SWI SpinCo common stock on the basis of            shares of SWI SpinCo common stock for every                      shares of SolarWinds common stock held as of the close of business on the record date of            , 2021.
On          , 2021, the distribution date, each SolarWinds stockholder will receive      shares of SWI SpinCo common stock for every        shares of SolarWinds common stock held at the close of business on the record date for the distribution, as described below. SolarWinds stockholders will receive cash in lieu of any fractional shares of SWI SpinCo common stock that they would have received after application of this ratio. You will not be required to make any payment, surrender or exchange your SolarWinds common stock or take any other action to receive your shares of SWI SpinCo’s common stock in the distribution. The distribution of SWI SpinCo’s common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under “—Conditions to the Distribution.”
Reasons for the Separation
The SolarWinds board of directors determined that the separation of the N-able business from the remainder of SolarWinds' business would be in the best interests of SolarWinds and its stockholders and approved the plan of separation. A variety of factors were considered by the SolarWinds board of directors in evaluating the separation. The SolarWinds board of directors considered the following potential benefits of the separation:
•Enhanced strategic and management focus. The separation will allow SWI SpinCo and SolarWinds to more effectively pursue their distinct operating priorities and strategies and enable management of both companies to focus on unique opportunities for long-term growth and profitability. The separate management teams of SWI SpinCo and SolarWinds also will be able to focus on executing the companies’ differing strategic plans without diverting attention from the other business;
•More flexibility and efficient allocation of capital. The separation will permit each company to concentrate its financial resources on its own operations without having to compete with each other for investment capital. This will provide each company with greater flexibility to pursue and fund its business plan, including capital expenditures, dividend policies, investments and acquisitions in a time and manner appropriate for its distinct strategy and business needs. The increased financial flexibility resulting from the separation also reflects additional aggregate debt capacity and the belief that investors in a company with the mix of assets that each of SWI SpinCo and SolarWinds will own following the separation will be more receptive to strategic initiatives that SWI SpinCo and SolarWinds may respectively pursue;
•Distinct investment identity. The separation will allow investors to separately value SWI SpinCo and SolarWinds based on their distinct investment identities and offer a more focused investment profile to investors. SWI SpinCo’s business differs from SolarWinds’ other business in several respects, such as the market for its solutions and services. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective businesses and to invest in each company separately based on their distinct characteristics;

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
•Direct access and capital markets. The separation will create an independent equity structure that will afford SWI SpinCo direct access to the capital markets and facilitate SWI SpinCo’s ability to capitalize on its distinct growth opportunities and potentially effect future acquisitions utilizing its common stock; and
•Alignment of incentives with performance objectives. The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s business and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.
While all of the bullets above are considered to be benefits to SWI SpinCo, only the first, second, third and fifth bullets above are considered to be benefits to SolarWinds.
Neither SWI SpinCo nor SolarWinds can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.
The SolarWinds board of directors also considered the following potentially negative factors in evaluating the separation:
•Loss of joint purchasing power and increased costs. As a current part of SolarWinds, SWI SpinCo benefits from SolarWinds’ size and purchasing power in procuring certain goods, services and technologies. After the separation, as a separate, independent entity, SWI SpinCo may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those SolarWinds obtained prior to the separation. SWI SpinCo also may incur costs for certain functions previously performed by SolarWinds, such as accounting, tax, legal, human resources and other general administrative functions, that are higher than the amounts reflected in SWI SpinCo’s historical financial statements, which could cause SWI SpinCo’s profitability to decrease;
•Disruptions to the business as a result of the separation. The actions required to separate SWI SpinCo’s and SolarWinds’ respective businesses could disrupt SWI SpinCo’s and SolarWinds’ respective operations;
•Increased significance of certain costs and liabilities. Certain costs and liabilities that were otherwise less significant to SolarWinds as a whole may be more significant for SWI SpinCo and SolarWinds as stand-alone companies;
•One-time costs of the separation. SWI SpinCo will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning SWI SpinCo personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems;
•Inability to realize anticipated benefits of the separation. SWI SpinCo may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing SWI SpinCo’s business; (ii) following the separation, SWI SpinCo may be more susceptible to market fluctuations and other adverse events than if it were still a part of SolarWinds; and (iii) following the separation, SWI SpinCo’s business will be less diversified than SolarWinds’ businesses prior to the separation;
•Adverse market selling pressure on SWI SpinCo shares as a result of the separation. SWI SpinCo’s common stock may come under initial selling pressure as certain SolarWinds stockholders sell their shares in SWI SpinCo because they are not interested in holding an investment in SWI SpinCo;
•More volatile operating results and cash flow of SWI SpinCo following the separation. After the separation, SWI SpinCo’s results will not reflect the generally more predictable cash flow from SolarWinds’ Core IT Management business, which may result in more volatile and less predictable operating results and cash flow for SWI SpinCo; and

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
•Limitations placed upon SWI SpinCo as a result of the tax matters agreement. To preserve the tax-free treatment for U.S. federal income tax purposes to SolarWinds of the distribution, together with certain related transactions, under the tax matters agreement that SWI SpinCo will enter into with SolarWinds, SWI SpinCo will be restricted from taking any action that prevents such transactions from being tax-free for U.S. federal income tax purposes. These restrictions may limit SWI SpinCo’s ability to pursue certain strategic transactions or engage in other transactions that might increase the value of its business.
While all of the bullets above are considered to be potentially negative factors to SWI SpinCo, only the first, second and third bullets above are considered to be potentially negative factors to SolarWinds.
In determining to approve the separation, the SolarWinds board of directors concluded that the potential benefits of the separation outweighed these negative factors.
Formation of a New Company Prior to SWI SpinCo’s Distribution
SWI SpinCo was formed as a Delaware limited liability company on November 30, 2020 for the purpose of holding the N-able business. Prior to the distribution, SWI SpinCo will be converted from a limited liability company to a Delaware corporation. As part of the plan to separate the N-able business from the remainder of its business, SolarWinds plans to transfer the equity interests of certain entities that operate the N-able business and the assets and liabilities of the N-able business to SWI SpinCo, as set forth in the separation agreement.
When and How You Will Receive the Distribution
With the assistance of our transfer and distribution agent, SolarWinds expects to distribute SWI SpinCo common stock on     , 2021, the distribution date, to all holders of outstanding shares of SolarWinds common stock as of the close of business on      , 2021, the record date for the distribution.             will serve as our transfer and distribution agent in connection with the distribution of SWI SpinCo common stock.
If you own shares of SolarWinds common stock as of the close of business on the record date for the distribution, SWI SpinCo’s common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, our transfer and distribution agent will then mail you a direct registration account statement that reflects your shares of SWI SpinCo common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of SolarWinds common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of SWI SpinCo common stock in the distribution.
Most SolarWinds stockholders hold their common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of SolarWinds common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the SWI SpinCo common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.
Transferability of Shares You Receive
Shares of SWI SpinCo common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be SWI SpinCo affiliates. Persons who may be deemed to be SWI SpinCo affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with SWI SpinCo, which may include certain SWI SpinCo executive officers, directors or principal stockholders, including the Sponsors. Securities held by SWI SpinCo affiliates will be subject to resale restrictions under the Securities Act. SWI SpinCo affiliates will be permitted to sell shares of SWI SpinCo common stock only pursuant to an effective

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.
Number of Shares of SWI SpinCo Common Stock You Will Receive
For every      shares of SolarWinds common stock that you own at the close of business on         , 2021, the record date for the distribution, you will receive       shares of SWI SpinCo common stock on the distribution date.
SolarWinds will not distribute any fractional shares of SWI SpinCo common stock to its stockholders. Instead, if you are a registered holder, our transfer and distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Our transfer and distribution agent, in its sole discretion, without any influence by SolarWinds or SWI SpinCo, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer and distribution agent will not be an affiliate of either SolarWinds or SWI SpinCo. Neither SWI SpinCo nor SolarWinds will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.
SWI SpinCo estimates that it will take approximately two weeks from the distribution date for our transfer and distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of SolarWinds common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.
Results of the Distribution
After its separation from SolarWinds, SWI SpinCo will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on      , 2021, the record date for the distribution, and will reflect any exercise of SolarWinds options or vesting of restricted stock units between the date the SolarWinds board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of SolarWinds common stock or any rights of SolarWinds stockholders. SolarWinds will not distribute any fractional shares of SWI SpinCo common stock.
SWI SpinCo will enter into a separation agreement and other related agreements with SolarWinds to effect the separation and provide a framework for SWI SpinCo’s relationship with SolarWinds after the separation. These agreements provide for the allocation between SolarWinds and SWI SpinCo of SolarWinds’ assets, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after SWI SpinCo’s separation from SolarWinds and will govern certain relationships between SolarWinds and SWI SpinCo after the separation. For a more detailed description of these agreements, see “Certain Relationships and Related Party Transactions.”
Market for SWI SpinCo Common Stock
There is currently no public trading market for SWI SpinCo’s common stock. SWI SpinCo intends to apply to list its common stock on       under the symbol “NABL.” SWI SpinCo has not and will not set the initial price of its common stock. The initial price will be established by the public markets.
SWI SpinCo cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices of a share of SolarWinds common stock and a share of SWI SpinCo common stock after the distribution (representing the number of shares of SWI SpinCo common stock to be received per share of SolarWinds common stock in the distribution) may not equal the “regular-way” trading price of a share of SolarWinds common stock immediately prior to the distribution. The price at which SWI SpinCo common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for SWI

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SpinCo common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to Ownership of Our Common Stock.”
Trading Between the Record Date and Distribution Date
Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, SolarWinds expects that there will be two markets in shares of SolarWinds common stock: a “regular-way” market and an “ex-distribution” market. Shares of SolarWinds common stock that trade on the “regular-way” market will trade with an entitlement to SWI SpinCo common shares to be distributed pursuant to the separation. Shares of SolarWinds common stock that trade on the “ex-distribution” market will trade without an entitlement to SWI SpinCo common stock to be distributed pursuant to the distribution. Therefore, if you sell shares of SolarWinds common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive SWI SpinCo common stock in the distribution. If you own shares of SolarWinds common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of SWI SpinCo common stock that you are entitled to receive pursuant to your ownership as of the record date of the shares of SolarWinds common stock.
Furthermore, beginning on or shortly before the record date for the distribution and continuing up to the distribution date, SWI SpinCo expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for SWI SpinCo common stock that will be distributed to holders of shares of SolarWinds common stock on the distribution date. If you owned shares of SolarWinds common stock at the close of business on the record date for the distribution, you would be entitled to SWI SpinCo common stock distributed pursuant to the distribution. You may trade this entitlement to shares of SWI SpinCo common stock, without the shares of SolarWinds common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to SWI SpinCo common stock will end, and “regular-way” trading will begin.
Conditions to the Distribution
The distribution will be effective at 12:01 a.m., Eastern time, on       , 2021, the distribution date, provided that the following conditions will have been satisfied (or waived by SolarWinds in its sole discretion):
•the transfer of assets and liabilities to SWI SpinCo in accordance with the separation agreement will have been completed, other than assets and liabilities intended to transfer after the distribution;
•SolarWinds will have received opinions from its tax counsel and tax advisers regarding the qualification of the separation and the distribution as a reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code;
•the SEC will have declared effective the registration statement of which this information statement is a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to SolarWinds stockholders;
•all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;
•the transaction agreements relating to the separation will have been duly executed and delivered by the parties;
•no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
•the shares of SWI SpinCo common stock to be distributed will have been accepted for listing on         , subject to official notice of distribution;
•the financing described under the section entitled “Description of Indebtedness” will have been completed; and
•no event or development will have occurred or exist that, in the judgment of SolarWinds’ board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.
The satisfaction of the foregoing conditions does not create any obligations on SolarWinds’ part to effect the separation, and SolarWinds’ board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation, including by accelerating or delaying the timing of the consummation of all or part of the separation, at any time prior to the distribution date. To the extent that the SolarWinds board of directors determines that any modifications by SolarWinds materially change the material terms of the distribution, SolarWinds will notify SolarWinds stockholders in a manner reasonably calculated to inform them about the modification as may be required by law.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Market and Industry Data
Unless otherwise indicated, information contained in this information statement concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market share, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our solutions. In addition, while we believe the industry, market and competitive position data included in this information statement is reliable and is based on reasonable assumptions, such data is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this information statement. These and other factors could cause results to differ materially from those expressed in the estimates included in this information statement.
Some of the industry and market data contained in this information statement are based on information from various sources, including:
•Cisco Systems, Inc., Cisco Visual Networking Index: Forecast and Trends, 2017-2022, February 2019.
•Gartner, Forecast: Small and Midsize Business IT Spending Worldwide, 2018-2024, 3Q20 Update, 26 October 2020.
The Gartner content, or Gartner Content, described herein represents research opinion or viewpoints published, as part of a syndicated subscription service by Gartner, and is not a representation of fact. Gartner Content speaks as of its original publication date (and not as of the date of this information statement), and the opinions expressed in the Gartner report are subject to change without notice.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Dividend Policy
Neither Delaware law nor our restated charter requires our board of directors to declare dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not expect to pay any dividends on our common stock in the foreseeable future. Any future determination to declare cash dividends on our common stock will be made at the discretion of our board of directors and, while a controlled company, the Sponsors, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors and the Sponsors may deem relevant.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Capitalization
The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2020 on an actual basis and on a pro forma basis to reflect the transactions described in the section titled “Unaudited Pro Forma Combined Financial Statements.” You should read this table, together with the information contained in this information statement, including “Selected Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined financial statements and related notes included elsewhere in this information statement.

As of December 31, 2020
	Actual	Pro-Forma (Unaudited)

(in thousands, except share data)
Cash and cash equivalents	$—	$—
Long-term debt, net of current portion
Stockholders’ equity (deficit):
Common stock, $0.001 par value per share: no shares authorized, issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma (unaudited); shares authorized, shares issued and outstanding, pro forma as adjusted (unaudited)
Additional paid-in capital
Accumulated deficit
Total stockholders’ equity (deficit)
Total capitalization	$—	$—

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Unaudited Pro Forma Combined Financial Statements
The following unaudited pro forma combined financial statements have been derived from our audited financial statements for the year ended December 31, 2020 to reflect adjustments to SWI SpinCo, a business of SolarWinds. On August 6, 2020, SolarWinds announced its intent to explore the separation of our business into an independent publicly-traded company through a pro rata distribution to the holders of SolarWinds common stock. Completion of the proposed separation and distribution is subject to certain conditions, including final approval by SolarWinds’ board of directors.
The unaudited pro forma combined financial statements consist of an unaudited pro forma combined balance sheet as of December 31, 2020 and unaudited pro forma combined statement of operations and comprehensive income (loss) for the year ended December 31, 2020, prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The unaudited pro forma combined financial statements reported below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Combined Financial Data” and the combined financial statements and corresponding notes included elsewhere in this information statement.
The unaudited pro forma combined statement of operations and comprehensive income (loss) for the year ended December 31, 2020 give effect to the separation and distribution and the related transactions described below as if they had occurred on January 1, 2020. The unaudited pro forma balance sheet as of December 31, 2020 gives effect to the separation and distribution and the related transactions described below as if they had occurred on such date.
In management’s opinion, the unaudited pro forma combined financial statements reflect adjustments necessary to present fairly SWI SpinCo’s pro forma results and financial position as of and for the periods indicated. The pro forma adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable and reflect changes necessary to reflect SWI SpinCo’s financial condition and results of operations as if we were a stand-alone entity.
The unaudited pro forma combined financial statements have been prepared to include transaction accounting and autonomous entity adjustments to reflect the financial condition and results of operations as if we were a separate stand-alone entity.
Transaction accounting adjustments that reflect the effects of SWI SpinCo’s legal separation from SolarWinds include the following adjustments:
•the impact of the separation agreement, tax matters agreement, employee matters agreement, transaction services agreement, and other commercial agreements between SWI SpinCo and SolarWinds;
Autonomous entity adjustments of incremental expense or other changes necessary to reflect the operations and financial position of SWI SpinCo as an autonomous entity when SWI SpinCo was previously part of SolarWinds, include the following adjustments:
•the contribution by SolarWinds to SWI SpinCo, pursuant to the separation agreement, of all assets and liabilities that comprise our business;
•the transfer of certain assets and liabilities that were not included in our historical combined financial statements;
•the settlement with SolarWinds of related party debt and other balances and the elimination of SolarWinds’ net investment in us; and
•other adjustments as described in the notes to these unaudited pro forma combined financial statements.
The pro forma financial statements include all revenue and costs directly attributable to SWI SpinCo as well as an allocation of expenses related to facilities, functions and services provided by SolarWinds. These corporate expenses have been allocated to our business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount. All charges and allocations of cost for facilities, functions, and services provided by

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SolarWinds have been deemed paid by us to SolarWinds, in cash, in the period in which the cost was recorded in the pro forma combined statement of comprehensive income. Allocations to the SWI SpinCo business of current income taxes payable are deemed to have been remitted, in cash, to SolarWinds in the period the related tax expense was recorded. Allocations of current income taxes receivable are deemed to have been remitted to us, in cash, by SolarWinds in the period to which the receivable applies only to the extent that a refund of such taxes could have been recognized by SWI SpinCo on a stand-alone basis under the law of the relevant taxing jurisdiction.
The total amount allocated by SolarWinds to us was $           for the year ended December 31, 2020. As an independent publicly-traded company, effective as of our separation from SolarWinds, we will assume responsibility for these costs. We believe that our total annual costs on a pro forma basis for the year ended December 31, 2020, including the incremental costs of being an independent publicly-traded company, would have been approximately $           . As a result, our pro forma cost for the year ended December 31, 2020 for the foregoing would have been $           higher than the costs incurred by SolarWinds that were allocated to us. These additional costs of $           are not reflected in our pro forma combined financial statement presented below.
SolarWinds maintains various stock-based compensation plans at a corporate level. Employees of SWI SpinCo participate in those programs and a portion of the cost of those plans is included in our combined statements of operations. However, the stock-based compensation expense has been included within Parent company net investment in SWI SpinCo. The amounts presented in our combined financial statements are not necessarily indicative of future awards and may not reflect the results that we would have experienced as a stand-alone entity. The unaudited pro forma combined statements of comprehensive income includes a historical charge for the year ended December 31, 2020 of $           (primarily non-cash) related to historical SolarWinds’ stock-based compensation plans. We estimate we will incur approximately $           in 2021 prior to the separation related to these existing SolarWinds stock-based compensation plans in which our employees are participants.
SolarWinds uses a legal entity approach to cash management and financing its operations. Accordingly, cash and cash equivalents, related party debt, and related interest expense have been attributed to us in the combined financial statements only to the extent such items have been historically legally entitled within our legal entities. Any such items which exist in other SolarWinds entities, whether shared or otherwise, are outside of our control and have been excluded from our combined financial statements.
Transactions between SolarWinds and us are accounted for through Parent company net investment in SWI SpinCo. Any transactions which have been included in our combined financial statements from SolarWinds-owned legal entities which are not exclusively operating as our legal entities are considered to be effectively settled in our combined financial statements at the time the transaction is recorded between SolarWinds and us. The total net effect of the settlement of these intercompany transactions is reflected in our combined balance sheets as Parent company net investment in SWI SpinCo. Other transactions between our legal entities and other SolarWinds legal entities, to the extent such transactions have not been settled in cash as of the period-end date, are reflected in our combined balance sheets as due from affiliates, which is within accounts receivable, and due to affiliates.
Our unaudited pro forma combined financial statements are for illustrative and informational purposes only, and are not intended to represent what our results of operations or financial position would have been had the separation and distribution and related transactions occurred on the dates assumed. These Unaudited Pro Forma Combined Financial Statements also should not be considered indicative of our future results of operations or financial position as a separate publicly-traded company.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo, Inc.
Unaudited Pro Forma Combined Balance Sheet
As of December 31, 2020
(In thousands)

	Historical	Transaction Accounting Adjustments	Autonomous Entity Adjustments	Notes	Pro Forma Results
Assets
Current assets:
Cash and cash equivalents
Accounts receivable, net of allowances of $ as of December 31, 2020
Income tax receivable
Prepaid expenses and other current assets
Total current assets
Property and equipment, net
Operating lease right-of-use assets
Deferred taxes
Goodwill
Intangible assets, net
Other assets, net
Total assets
Liabilities and parent company net investment
Current liabilities:
Accounts payable
Due to affiliates
Accrued liabilities and other
Accrued related party interest payable
Current operating lease liabilities
Income taxes payable
Current portion of deferred revenue
Total current liabilities
Long-term liabilities:
Due to affiliates
Deferred revenue, net of current portion
Non-current deferred taxes
Non-current operating lease liabilities
Other long-term liabilities
Total liabilities
Parent company net investment:
Parent company net investment
Accumulated other comprehensive income
Total parent company net investment
Total liabilities and parent company net investment
See accompanying notes to unaudited pro forma combined financial statements.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo, Inc.
Unaudited Pro Forma Combined Statement of Operations and Comprehensive Income (Loss)
Year Ended December 31, 2020
(In thousands)

	Historical	Transaction Accounting Adjustments	Autonomous Entity Adjustments	Notes	Pro Forma Results
Revenue:
Subscription and other revenue
Cost of revenue:
Cost of revenue
Amortization of acquired technologies
Total cost of revenue
Gross profit
Operating expenses:
Sales and marketing
Research and development
General and administrative
Amortization of acquired intangibles
Total operating expenses
Operating income
Other income (expense):
Interest expense, net
Other income (expense), net
Total other income (expense)
Income (loss) before income taxes
Income tax expense (benefit)
Net income (loss)
Other comprehensive income (loss):
Foreign currency translation adjustments
Total comprehensive income (loss)
See accompanying notes to unaudited pro forma combined financial statements.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Notes to Unaudited Pro Forma Combined Financial Statements
Note 1: Description of Pro Forma Transactions
Throughout the period covered by the combined financial statements, we operated as part of a single reportable business unit within SolarWinds; and there were no stand-alone financial statements historically prepared for our business. The accompanying combined financial statements have been prepared from SolarWinds’ historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from SolarWinds. Our results of operations were reported in SolarWinds’ consolidated financial statements.
Note 2: Pro Forma Adjustments to the Statement of Financial Position
This note should be read in conjunction with other notes in the pro forma combined financial statements. Adjustments included in the column under the heading “Pro forma Adjustments” represent the following:
(a)
(b)
Note 3: Pro Forma Adjustments to the Statement of Operations
This note should be read in conjunction with other notes in the pro forma combined statement of operations. Adjustments included in the column under the heading “Pro forma Adjustments” represent the following:
(c)
(d)
Note 4: Management’s adjustments
The tables below show the expected cost savings related to our plans by increased employee retention, better business and related investment and spending policies and further by closely tailoring the sales, marketing and support motions as per the customer and market needs after the separation and distribution.
The adjustments shown below include those that management deemed necessary for a fair statement of the pro forma information presented. The adjustments include forward-looking information that is subject to the safe harbor protections of the Exchange Act and actual results could differ materially from what is presented below.
For the Year Ended December 31, 2020

Net income (loss)
(in thousands)
Pro forma combined*
Management's adjustments
Cost savings
Tax effect
Pro forma combined after management's adjustments
_______________
*As shown in Unaudited Pro Forma Combined Statement of Operations

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Selected Combined Financial Data
The following financial data should be read in conjunction with our audited combined financial statements and the related notes included elsewhere in this information statement.
The following table summarizes our historical combined financial data. The selected combined balance sheet data as of December 31, 2020 and 2019 and combined statement of operations data for the years ended December 31, 2020, 2019 and 2018 are derived from our audited combined financial statements included elsewhere in this information statement. The selected combined financial data in this section are not intended to replace our combined financial statements and the related notes and are qualified in their entirety by the combined financial statements and related notes included elsewhere in this information statement.
The selected combined financial data includes certain expenses of SolarWinds that were allocated to us related to facilities, functions and services provided by SolarWinds. These corporate expenses have been allocated to our business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to, or the benefit received by, us during the periods presented. However, these shared expenses may not represent the amounts that would have been incurred had we operated autonomously or independently from SolarWinds. Actual costs that would have been incurred if we had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions in various areas, such as information technology and infrastructure. In addition, our historical combined financial data does not reflect changes that we expect to experience in the future as a result of our separation from SolarWinds, including changes in our cost structure, personnel needs, tax structure, capital structure, financing and business operations.
The combined financial information included in this section may not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a stand-alone company during the periods presented. Accordingly, these historical results should not be relied upon as an indicator of our future performance. The following selected historical combined financial data should be read in conjunction with the sections titled “Capitalization,” “Unaudited Pro Forma Combined Financial Statements” and the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Index to Combined Financial Statements” and the related notes included elsewhere in this information statement.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Combined Statement of Operations Data:

	Year Ended December 31,
	2020	2019	2018

	(in thousands)
Revenue		$263,518	$228,294
Cost of revenue		33,253	30,920
Amortization of acquired technologies		24,067	26,428
Gross profit		206,198	170,946
Operating expenses:
Sales and marketing		70,254	62,278
Research and development		37,172	32,892
General and administrative		38,971	33,286
Amortization of acquired intangibles		23,189	23,716
Total operating expenses		169,586	152,172
Operating income		36,612	18,774
Other expense, net		(33,419)	(36,265)
Income (loss) before provision for income taxes		3,193	(17,491)
Income tax expense (benefit)		5,705	(3,799)
Net loss		$(2,512)	$(13,692)
Combined Balance Sheet Data:

	As of December 31,
	2020	2019

	(in thousands)

Cash and cash equivalents		$39,348
Working capital(1)		38,579
Total assets		1,013,394
Deferred revenue, current and non-current portion		8,172
Due to affiliates(2)		394,400
Total liabilities		449,698
_______________
(1)We define working capital as current assets less current liabilities.
(2)Refer to Note 10. Relationship with Parent and Related Entities in the Notes to Combined Financial Statements included in this information statement for additional information regarding our related party debt.
Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with GAAP, we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. We believe that these non-GAAP financial measures provide supplemental information that is meaningful when assessing our operating performance because they exclude the impact of certain amounts that our management does not consider part of core operating results when assessing our operational performance, allocating resources, preparing annual budgets and determining compensation. Accordingly, these non-GAAP financial measures may provide insight to investors into the motivation and decision-making of management in operating the business. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure included below.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures. Items such as the amortization of intangible assets, stock-based compensation expense and related employer-paid payroll taxes, acquisition related adjustments and restructuring charges, as well as the related tax impacts of these items, can have a material impact on our GAAP financial results.
Non-GAAP Operating Income and Non-GAAP Operating Margin
We provide non-GAAP operating income and related non-GAAP operating margin excluding such items as stock-based compensation expense and related employer-paid payroll taxes, amortization of acquired intangible assets, acquisition related costs and restructuring costs and other. Management believes these measures are useful for the following reasons:
•Stock-Based Compensation Expense and Related Employer-Paid Payroll Taxes. We provide non-GAAP information that excludes expenses related to stock-based compensation and related employer-paid payroll taxes associated with our employees’ participation in SolarWinds’ stock-based incentive compensation plans. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. Employer-paid payroll taxes on stock-based compensation is dependent on our stock price and the timing of the taxable events related to the equity awards, over which our management has little control, and does not necessarily correlate to the core operation of our business. Because of these unique characteristics of stock-based compensation and related employer-paid payroll taxes, management excludes these expenses when analyzing the organization’s business performance.
•Amortization of Acquired Intangible Assets. We provide non-GAAP information that excludes expenses related to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors because the amortization of acquired intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.
•Acquisition Related Costs. We exclude certain expense items resulting from acquisitions, such as legal, accounting and advisory fees, changes in fair value of contingent consideration, costs related to integrating the acquired businesses, deferred compensation, severance and retention expense. In addition, we exclude certain other costs including expense related to the take private transaction of SolarWinds in early 2016 and public offerings of shares of SolarWinds common stock in 2018 and 2019. We consider these adjustments, to some extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, acquisitions result in operating expenses that would not otherwise have been incurred by us in the normal course of our organic business operations. We believe that providing non-GAAP measures that exclude acquisition related costs allows investors to better review and understand the historical and current results of our continuing operations and also facilitates comparisons to our historical results and results of less acquisitive peer companies, both with and without such adjustments.
•Restructuring Costs and Other. We provide non-GAAP information that excludes restructuring costs such as severance and the estimated costs of exiting and terminating facility lease commitments, as they relate to our corporate restructuring and exit activities. These costs are inconsistent in amount and are significantly impacted by the timing and nature of these events. Therefore, although we may incur these types of expenses in the future, we believe that eliminating these costs for purposes of calculating the non-GAAP

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
financial measures facilitates a more meaningful evaluation of our operating performance and comparisons to our past operating performance.

	Year Ended December 31,
	2019	2018

	(in thousands, except margin data)
GAAP operating income	$36,612	$18,774
Stock-based compensation expense and related employer-paid payroll taxes	9,080	1,796
Amortization of acquired technologies	24,067	26,428
Amortization of acquired intangibles	23,189	23,716
Acquisition related costs	3,175	3,692
Restructuring costs and other	538	810
Non-GAAP operating income	$96,661	$75,216
GAAP operating margin	13.9%	8.2%
Non-GAAP operating margin	36.7%	32.9%
Adjusted EBITDA and Adjusted EBITDA Margin
We regularly monitor adjusted EBITDA and adjusted EBITDA margin, as they are measures we use to assess our operating performance. We define adjusted EBITDA as net income or loss, excluding amortization of acquired intangible assets and developed technology, depreciation expense, income tax expense (benefit), interest expense, net, unrealized foreign currency (gains) losses, acquisition related costs, stock-based compensation expense and related employer-paid payroll taxes and restructuring costs and other. We define adjusted EBITDA margin as adjusted EBITDA divided by total revenue. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our related party debt;
•adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and
•other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including operating income and net income (loss) and our other GAAP results. In evaluating adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the types of items excluded from the calculation of adjusted EBITDA. Adjusted EBITDA is not a presentation made in accordance with GAAP and the use of the term varies from others in our industry.

	Year Ended December 31,
	2019	2018

	(in thousands, except margin data)
Net loss	$(2,512)	$(13,692)
Amortization and depreciation	54,139	56,021
Income tax expense (benefit)	5,705	(3,799)
Interest expense, net	33,805	34,523
Unrealized foreign currency (gains) losses	(601)	1,723
Acquisition related costs	3,175	3,692
Stock-based compensation expense and related employer-paid payroll taxes	9,080	1,796
Restructuring costs and other	538	810
Adjusted EBITDA	$103,329	$81,074
Adjusted EBITDA margin	39.2%	35.5%

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited combined financial statements and related notes and the unaudited pro forma combined financial statements, each included elsewhere in this information statement. In addition to historical combined financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see the sections entitled "Risk Factors" and “Special Note Regarding Forward-Looking Statements” above for a discussion of the uncertainties, risks and assumptions associated with these statements. We believe the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not reflect our results of operations, financial position and cash flows in the future or what they would have been had we been a separate, stand-alone company during the periods presented.
As explained above, as used in this information statement, the terms “SWI SpinCo,” the “Company,” “we,” “us” and “our,” depending on the context, refer to SWI SpinCo, Inc. and its consolidated subsidiaries after giving effect to the separation and distribution described under “Certain Relationships and Related Party Transactions— Relationship with SolarWinds.” As used in this information statement, references to “SolarWinds” or “Parent” refer to SolarWinds Corporation.
SWI SpinCo was formed as a Delaware limited liability company on November 30, 2020. Prior to the distribution, SWI SpinCo will be converted from a limited liability company to a Delaware corporation. SolarWinds currently owns all of the outstanding equity of SWI SpinCo.
Management’s discussion and analysis of our financial conditions and results of operations is provided as a supplement to our audited combined financial statements and related notes included elsewhere herein to help provide an understanding of our financial condition, changes in financial condition and results of our operations.
Separation from SolarWinds
On August 6, 2020, SolarWinds announced its intent to explore the separation of its MSP business into a newly-created and separately-traded public company. The separation is expected to be in the form of a pro rata distribution to holders of SolarWinds common stock of     % of the outstanding shares of our common stock. SWI SpinCo was formed as a Delaware limited liability company on November 30, 2020 specifically for the purpose of effecting the separation. Prior to the distribution, SWI SpinCo will be converted from a limited liability company to a Delaware corporation. We have engaged in no business activities to date and SWI SpinCo has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the separation. SolarWinds will transfer its N-able business to us prior to the separation.
Following the separation, we expect SolarWinds to continue to provide certain services to us on a transitional basis for associated fees, including services related to information technology, facilities, certain accounting and other financial functions and administrative functions. These services will be provided under transition services and other agreements described in “Certain Relationships and Related Party Transactions—Relationship with SolarWinds—Agreements with SolarWinds.” We generally expect to use the vast majority of these services for less than two years following the completion of the separation, depending on the type of the service and the location at which such service is provided. However, we may agree with SolarWinds to extend service periods for a limited amount of time or may terminate early such service periods.
Following the separation, we will be subject to the reporting requirements of the Exchange Act. We will be required to establish policies, procedures and practices as a stand-alone public company necessary to comply with our obligations under the Exchange Act and related rules and regulations. As a result, we will incur additional costs, including internal audit, investor relations, stock administration and regulatory compliance costs. These additional costs may differ from the costs that were historically allocated to us from SolarWinds. To operate as a stand-alone

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
public company, we expect to incur costs to replace certain services previously provided by SolarWinds, which costs may be higher than those reflected in our historical combined financial statements.
Overview
We are a leading global provider of cloud-based software solutions for MSPs, enabling them to support digital transformation and growth within small and medium-sized enterprises, or SMEs. We partner with over 25,000 IT service providers, which we refer to as our MSP partners, empowering them to deliver best-in-class managed services in a scalable and repeatable way. These MSP partners rely on our platform to deploy, manage and secure the IT environments of over 500,000 SMEs around the world. Our platform consists of three core solution categories: remote monitoring and management, security and data protection and business management. Through our multi-dimensional land and expand model and global presence, we are able to drive strong recurring revenue growth, profitability and retention.
Organizations of all sizes are deploying technology to transform their businesses and compete effectively. As SMEs go through digital transformation, their reliance on technology as a competitive differentiator increases. IT environments are becoming increasingly complex, with the number of applications and endpoints proliferating while also becoming more interconnected, causing the sophistication and overhead required to deploy, manage and secure these assets to grow.
We enable IT service providers of all types to act as MSPs by providing a platform that they can leverage to help SMEs access powerful and seamless technology to power their businesses. Our software platform is designed to be an integrated, enterprise-grade solution that serves as an operating system for our MSP partners and scales as their businesses grow. Built on a multi-tenant architecture, our platform allows our MSP partners to adapt to their customers’ requirements and improve service delivery by offering centralized visibility and role-based access control in both public and private cloud, on-premises and hybrid cloud environments.
As of December 31, 2019, we had over 25,000 MSP partners, of which 1,117 contributed annualized recurring revenue, or ARR, of $50,000 or more. Our 10 largest MSP partners represented less than 2% of our revenue in the year ending December 31, 2019. Our dollar-based net revenue retention rate was 108% as of both December 31, 2019 and December 31, 2018.
We have experienced strong revenue growth and benefit from revenue that is recurring and highly profitable. Total revenue was $263.5 million for the twelve months ended December 31, 2019, with recurring revenue, which includes subscription and maintenance revenue, amounting to over 99% of our total revenue. For the year ended December 31, 2019, our net loss was $2.5 million. For the year ended December 31, 2019, our adjusted EBITDA was $103.3 million. See “Selected Combined Financial Data—Adjusted EBITDA” for additional information regarding adjusted EBITDA.
Our History
We began our journey nearly 20 years ago, and our focus from day one has been to build a platform of software solutions designed to solve the complex, operational tasks that our MSP partners face on a day-to-day basis. From the beginning, we have complemented our platform with programs and resources designed to equip our MSP partners with the tools and skills they need to drive success and growth in their businesses.
In 2013, SolarWinds predicted the growth and development of the MSP market and acquired N-able Technologies to capture the opportunity to address and better serve the rapidly evolving technology needs of SMEs through MSP partners.
In 2016, SolarWinds acquired LOGICnow, a global provider of cloud-based IT service management solutions for MSPs, and combined it with SolarWinds N-able to form SolarWinds MSP, creating a comprehensive platform to better serve MSPs globally.

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Since 2016, we have grown our platform and related solutions and our market opportunity through organic innovation, strategic technology partnerships, and targeted acquisitions, while also continuing to expand internationally and enhance our sales, marketing and partner success initiatives.
As a standalone entity under the N-able brand, we intend to continue to deliver enterprise-grade technology for our MSP partners to power their SME customers. The key tenants of our strategy will be to lead with technology, manage growth at scale and maintain strong operational discipline. We will continue to innovate to keep pace with evolving technology and further the extensibility of our platform and its suitability for the changing needs of our MSP partners and their customers. We continuously look to improve and refine our partner success initiatives to help our MSP partners better manage their own businesses, offer services enabled by our platform and expand their customer base and usage of the solutions our platform provides.
Our Business Model
We align our business model with the success of our MSP partners. Our technology platform is purpose-built to serve the entire MSP market and meet the complex IT needs of the SME market. We have a multi-dimensional land and expand model and global presence that allow us to capture opportunities efficiently within the worldwide MSP and SME markets. When we add an MSP partner, we also add their SME customers and we grow as the partner adds new customers, delivers new services based on our solutions and when the partner’s customers add devices and services. Through our scale, platform, and base of over 25,000 MSP partners, we are able to efficiently deliver enterprise-grade software to the worldwide SME market.
Our revenue is derived entirely from the sale of software solutions. We derive over 95% of our revenue from the sale of subscriptions to the solutions on our platform, substantially all of which is recognized ratably over the term of the subscriptions. Our agreements with our MSP partners are typically month-to-month or annual. The majority of our agreements are invoiced on a monthly basis to align with the business models of our MSP partners, with a limited number of MSP partners paying annually up front. Our subscriptions are predominantly sold as software-as-a-service, or SaaS, deployments in which we utilize our IT infrastructure to run our platform, and provide access to our MSP partners via the cloud. We also offer subscriptions that are self-managed deployments, in which our MSP partners deploy and manage our platform across their own public cloud, private cloud, on-premises or hybrid cloud environments.
Generally, the subscription-based solutions on our platform, including remote monitoring and management and security and data protection applications, are sold on a per-device or per-user basis with pricing based on volume tiers. We offer our MSP partners the flexibility to purchase solutions with pricing based either on committed volumes or a “pay-as-you-go” model, where our partners pay based on the volume of our solutions they consume. We believe this approach differentiates us by allowing our MSP partners to choose their preferred pricing approach.
We employ an efficient low-touch, high-velocity “selling from the inside” motion cultivated while a part of SolarWinds. Through this sales motion, our sales force is able to close transactions of all sizes across any location by selling online or over the phone. Our selling efforts are based on actionable lead routing and efficient pipeline management and focused on a low-friction approach that allows prospective MSP partners to trial a fully functional version of our platform. When these prospective partners realize the value of our platform, they can then purchase solutions on our platform at the size and level of functionality and complexity appropriate for their and their customers’ needs. In international markets, we also utilize a localized channel strategy. This allows us to offer in-market solutions, sales, marketing and support in local languages.
We grow with our MSP partners as they add new customers and deliver new or enhanced services based on our solutions and when their SME customers add devices and services. We drive increased adoption and usage through our expansive and growing platform and our base of native integrations with third-party solutions and tools across leading strategic technology partnerships. We support our MSP partners by offering partner success initiatives designed to help them better manage their own businesses, sell easily marketable managed service offerings based on our solutions and expand their customer bases and the services our MSP partners provide those customers. Our partner success initiatives help drive both expansion and retention as our MSP partners are provided with resources designed to help them better understand and pursue growth opportunities.

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Impact of COVID-19
The impact from the rapidly changing market and economic conditions due to the COVID-19 pandemic on our business is uncertain. SolarWinds, of which we were a part, initially responded to the COVID-19 pandemic by executing its business continuity plan and transitioning nearly all of its workforce to a remote work environment to prioritize the safety of its personnel. Substantially all of our workforce is still working remotely and, to date, we have not incurred significant disruptions to our business operations as a result of this transition.
We believe that the COVID-19 pandemic creates both opportunities and challenges for our business. As a result of the pandemic, we have seen an acceleration of digital transformation efforts among SMEs with increased demand for secure, modern remote work environments. We believe this will support long-term demand for services offered by our MSP partners. The pandemic also has resulted in significant volatility, uncertainty and disruption in the global economy, in particular for SMEs. As a result of the impact of the COVID-19 pandemic, we experienced a deceleration in our year-over-year subscription revenue growth rate in the second quarter of 2020 as compared to our growth rates in prior periods. We attribute this deceleration primarily to increased churn and downgrades from existing MSP partners and slower MSP partner adds. Beginning in the third quarter of 2020, we began to see improvement in our business, primarily as a result of better stability in our MSP partner base, expansion with certain existing MSP partners and the addition of new MSP partners.
We are unable to predict the long-term impact that the pandemic may have on our business, results of operations and financial condition due to numerous uncertainties, including the duration of the pandemic, actions that may be taken by governmental authorities around the world in response to the pandemic, the impacts on the businesses of our MSP partners and their customers and other factors identified in the section entitled “Risk Factors” in this information statement. We will continue to evaluate the nature and extent of the impacts of the COVID-19 pandemic on our business, results of operations and financial condition.
Key factors affecting our performance
New MSP partners
We grow our business by adding new MSP partners and the customers they serve. We focus our sales efforts on adding MSP partners that have the opportunity to grow their businesses alongside us. We count the total number of MSP partners as those with active paid subscriptions at the end of each period. As of December 31, 2019, we had a large and growing base of over 25,000 MSP partners globally. Additionally, as of December 31, 2019, we had 1,117 MSP partners with ARR over $50,000 on our platform, up from 833 as of December 31, 2018, representing an increase of 34%. We determine ARR as the annualized recurring revenue as of the last month of a given period. We calculate ARR by multiplying the recurring revenue and related usage revenue, excluding the impacts of credits and reserves, recognized during the final month of the reporting period from both long-term and month-to-month subscriptions by twelve. We utilize ARR to enhance the understanding of our business performance and the growth of our MSP partners.
MSP partner expansion
We also grow our business when our MSP partners add new customers and deliver new or enhanced services based on our solutions and when their SME customers add devices and services. Our ability to expand with our MSP partners is illustrated in the chart below, which highlights the expansion in revenue of our MSP partner cohorts over the years shown. Each cohort represents new MSP partners that were added in that calendar year and the revenue associated with each cohort of MSP partners over time. For example, the 2017 MSP partner cohort increased its

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ARR from $15.3 million as of December 31, 2017 to $21.1 million as of December 31, 2019, representing a multiple of 1.4x in two years.
Our ability to expand with our MSP partners is further evidenced by our annual dollar-based net revenue retention rate, which measures our ability to expand and retain revenue derived from existing MSP partners and serves as a key indicator of the long-term value that we can provide to them and their customers. Our dollar-based net revenue retention was 108% as of both December 31, 2018 and December 31, 2019.
To calculate our annual dollar-based net revenue retention rate, we first identify the MSP partners with active paid subscriptions in the last month of the prior-year period, or the base partners. We then divide the subscription revenue in the last month of the current-year period attributable to the base partners by the revenue attributable to those base partners in the last month of the prior-year period. Our dollar-based net revenue retention rate for a particular period is then obtained by averaging the rates from that particular period with the results from each of the prior eleven months. Our calculation includes any expansion revenue and is net of any contraction or cancellation, but excludes credits and revenue attributable to any MSP partner who was not a partner with a paid subscription in the prior period.
Expanded and enhanced solutions on our platform
Our ability to add new MSP partners and expand with them depends on the continued development and delivery of new and enhanced solutions on our platform. Expanding and enhancing our platform helps drive increased adoption and usage of our platform and the delivery of new services powered by it. We expect to grow and improve our platform through organic innovation, strategic technology partnerships and targeted acquisitions.
Strategic technology partnerships
We also can increase adoption and usage of our platform by leveraging the extensibility of the ecosystem framework within our platform, or our Ecosystem Framework, for integrating technologies from strategic technology partners. By doing so, our MSP partners are able to deliver leading enterprise technologies to their customers, and our strategic technology partners are able to realize the benefit of our MSP partner model. We complement these efforts with partner success initiatives designed to help our MSP partners make these technologies available to their customers.

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Pursuant to 17 C.F.R. Section 200.83
Components of Our Results of Operations
Revenue
Our revenue consists of the following:
•Subscription Revenue. We primarily derive subscription revenue from the sale of subscriptions to the SaaS solutions that we host and manage on our platform. Our subscriptions provide access to the latest versions of our software platform, technical support and unspecified software upgrades and updates. Subscription revenue for our SaaS solutions is generally recognized ratably over the subscription term once the service is made available to the MSP partner or when we have the right to invoice for services performed. In addition, our subscription revenue includes sales of our self-managed solutions, which are hosted and managed by our MSP partners. Subscriptions of our self-managed solutions include term licenses, technical support and unspecified software upgrades. Revenue from the license performance obligation of our self-managed solutions is recognized at a point in time upon delivery of the access to the licenses and revenue from the performance obligation related to the technical support and unspecified software upgrades of our subscription-based license arrangements is recognized ratably over the agreement period. We generally invoice subscription agreements monthly based on usage or in advance over the subscription period on either a monthly or annual basis.
•Other Revenue. Other revenue consists primarily of revenue from the sale of our maintenance services associated with the historical sales of perpetual licenses. MSP partners with maintenance agreements are entitled to receive technical support and unspecified upgrades or enhancements to new versions of their solutions on a when-and-if-available basis for the specified agreement period. We expect maintenance revenue to decrease as a proportion of our total revenue over time.
Cost of Revenue
•Cost of Revenue. Cost of revenue consists of technical support personnel costs, public cloud infrastructure and hosting fees, royalty fees and an allocation of overhead costs for our subscription revenue and maintenance services. We allocate facilities, depreciation, benefits and IT costs based on headcount.
•Amortization of Acquired Technologies. We amortize to cost of revenue capitalized costs of technologies acquired in connection with the take private transaction of SolarWinds in early 2016 and our acquisitions.
Operating Expenses
Operating expenses consist of sales and marketing, research and development and general and administrative expenses as well as amortization of acquired intangibles. Personnel costs include salaries, bonuses and stock-based compensation and related employer-paid payroll taxes, as well as an allocation of our facilities, depreciation, benefits and IT costs. SolarWinds provides facilities, information technology services and certain corporate and administrative services to us. Expenses relating to these services have been allocated to SWI SpinCo and are reflected in the combined financial statements. The total number of employees fully dedicated to our business was 1,113 and 964 as of December 31, 2019 and 2018, respectively. Our stock-based compensation expense increased in the year ended December 31, 2019 as compared to the year ended December 31, 2018 due to equity awards granted to employees.
•Sales and Marketing. Sales and marketing expenses primarily consist of related personnel costs, including our sales, marketing and partner success teams. Sales and marketing expenses also include the cost of digital marketing programs such as paid search, search engine optimization and management and website maintenance and design. We expect to continue to hire personnel globally to drive new MSP partner adds, expand with existing MSP partners and pursue initiatives designed to help our MSP partners succeed and grow.
•Research and Development. Research and development expenses primarily consist of related personnel costs. We expect to continue to grow our research and development organization domestically and internationally.

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•General and Administrative. General and administrative expenses primarily consist of personnel costs for executives, finance, legal, human resources and other administrative personnel, general restructuring charges and other acquisition-related costs, professional fees and other general corporate expenses. We expect our general and administrative expense to increase primarily as a result of the increased costs associated with being a stand-alone public company and costs associated with our separation from SolarWinds.
•Amortization of Acquired Intangibles. We amortize to operating expenses capitalized costs of intangible assets acquired in connection with the take private transaction of SolarWinds in early 2016 and our acquisitions.
Other Income (Expense)
Other income (expense) primarily consists of interest expense related to our related party debt and gains (losses) resulting from changes in exchange rates on foreign currency denominated accounts.
Foreign Currency
As a global company, we face exposure to adverse movements in foreign currency exchange rates. Fluctuations in foreign currencies impact the amount of total assets, liabilities, revenue, operating expenses and cash flows that we report for our foreign subsidiaries upon the translation of these amounts into U.S. dollars. See “Risk Factors” included in this information statement for additional information on how foreign currency impacts our financial results.
Income Tax Expense
Income tax expense consists of domestic and foreign corporate income taxes related to the sale of subscriptions. Our effective tax rate will be affected by many factors including changes in tax laws, regulations or rates, new interpretations of existing laws or regulations, shifts in the allocation of income earned throughout the world and changes in overall levels of income before tax.
Results of Operations
Throughout the periods covered by the combined financial statements, we operated as a part of SolarWinds. Consequently, stand-alone financial statements have not historically been prepared for us. The accompanying historical combined financial statements have been prepared from SolarWinds’ historical accounting records and are presented on a stand-alone basis as if our business’ operations had been conducted independently from SolarWinds. The combined financial statements present our historical results of operations in accordance with GAAP.
SWI SpinCo comprises certain stand-alone legal entities for which discrete financial information is available. As SolarWinds records transactions at the legal entity level, for the legal entities which are shared between the N-able business and other SolarWinds operations for which discrete financial information was not available, allocation methodologies were applied to certain accounts to allocate amounts to us as discussed in Note 2. Basis of Presentation of the Notes to Combined Financial Statements.
Our combined statements of operations include all revenue and costs directly attributable to us as well as an allocation of expenses related to facilities, functions and services provided by SolarWinds. These corporate expenses have been allocated to our business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount where appropriate. These allocations are primarily reflected within operating expenses in our combined statements of operations. We believe the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as a stand-alone company during the periods prior to the separation or of the costs we will incur in the future. See Note 10. Relationship with Parent and Related Entities of the Notes to Combined Financial Statements for further details of the allocated costs.

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Pursuant to 17 C.F.R. Section 200.83
The following table sets forth our results of operations for the periods indicated:

	Year Ended December 31,
	2020	2019	2018

	(in thousands)
Revenue:
Subscription and other revenue		$263,518	$228,294
Cost of revenue:
Cost of revenue		33,253	30,920
Amortization of acquired technologies		24,067	26,428
Total cost of revenue		57,320	57,348
Gross profit		206,198	170,946
Operating expenses:
Sales and marketing		70,254	62,278
Research and development		37,172	32,892
General and administrative		38,971	33,286
Amortization of acquired intangibles		23,189	23,716
Total operating expenses		169,586	152,172
Operating income		36,612	18,774
Other expense:
Interest expense, net		(33,805)	(34,523)
Other income (expense), net		386	(1,742)
Total other expense		(33,419)	(36,265)
Income (loss) before income taxes		3,193	(17,491)
Income tax expense (benefit)		5,705	(3,799)
Net loss		$(2,512)	$(13,692)
Comparison of the Years Ended December 31, 2019 and 2018
Revenue

	Year Ended December 31,
	2019		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Subscription revenue	$251,695	95.5%	$216,750	94.9%	$34,945
Other revenue	11,823	4.5	11,544	5.1	279
Total subscription and other revenue	$263,518	100.0%	$228,294	100.0%	$35,224
On January 1, 2019, we adopted ASC 606 “Revenue from Contracts with Customers,” which replaced all existing revenue guidance under ASC 605 “Revenue Recognition,” including prescriptive industry-specific guidance. We adopted ASC 606 using the modified-retrospective method; therefore, results for the year ended December 31, 2019 are presented in compliance with ASC 606 and historical financial results for the year ended December 31, 2018 are presented in conformity with amounts previously disclosed under ASC 605. The impact of the adoption of ASC 606 on our total revenue for the year ended December 31, 2019 was insignificant. See Note 3. Summary of Significant Accounting Policies in the Notes to Combined Financial Statements included in this information statement for a full description of implementation impact of ASC 606.
Total revenue increased $35.2 million, or 15.4%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. Based on MSP partner location, revenue from North America was approximately 52.8% and 51.4% of total revenue for the years ended December 31, 2019 and 2018, respectively. Revenue from the United Kingdom was approximately 10.8% and 11.5% of total revenue for the years ended December 31, 2019 and 2018,

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respectively. Other than the United States and the United Kingdom, no single country accounted for 10% or more of our total revenue during these periods.
Subscription Revenue. Subscription revenue increased $34.9 million, or 16.1%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. Our increase in subscription revenue was driven by the addition of new MSP partners and an increase in revenue from existing MSP partners as they added new customers and adopted new solutions and their customers added new devices and services. These increases were partially offset by the effect of the weakening of most foreign currencies relative to the U.S. dollar. Our subscription revenue increased slightly as a percentage of our total revenue for the year ended December 31, 2019 compared to the year ended December 31, 2018.
Other Revenue. Other revenue increased $0.3 million, or 2.4%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily due to renewals of maintenance agreements associated with our perpetual licenses.
Cost of Revenue

	Year Ended December 31,
	2019		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Cost of revenue	$33,253	12.6%	$30,920	13.5%	$2,333
Amortization of acquired technologies	24,067	9.1	26,428	11.6	(2,361)
Total cost of revenue	$57,320	21.8%	$57,348	25.1%	$(28)
Total cost of revenue decreased in the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily due to a decrease in amortization of acquired technologies associated with our acquisition of LOGICnow in 2016. This decrease was partially offset by increases in personnel costs to support new MSP partners and additional solution offerings of $1.3 million, which includes a $0.4 million increase in stock-based compensation expense, and depreciation of servers for cloud infrastructure and other amortization of $1.1 million.
Operating Expenses

	Year Ended December 31,
	2019		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Sales and marketing	$70,254	26.7%	$62,278	27.3%	$7,976
Research and development	37,172	14.1	32,892	14.4	4,280
General and administrative	38,971	14.8	33,286	14.6	5,685
Amortization of acquired intangibles	23,189	8.8	23,716	10.4	(527)
Total operating expenses	$169,586	64.4%	$152,172	66.7%	$17,414
Sales and Marketing. Sales and marketing expenses increased $8.0 million, or 12.8%, primarily due to increases in personnel costs of $4.6 million, which includes an increase of $1.9 million in stock-based compensation expense, and increases in marketing program costs of $2.5 million. We increased our sales and marketing employee headcount to support the sales of additional solutions and drive growth in the business.
Research and Development. Research and development expenses increased $4.3 million, or 13.0%, primarily due to an increase in personnel costs of $2.9 million, which includes an increase in stock-based compensation expense of $2.0 million, and an increase in third-party contractors of $1.5 million. We increased our research and development employee headcount, primarily internationally, to expedite delivery of enhancements and new solutions to our MSP partners.

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Pursuant to 17 C.F.R. Section 200.83
General and Administrative. General and administrative expenses increased $5.7 million, or 17.1%, primarily due to a $5.0 million increase in personnel costs, which includes a $3.0 million increase in stock-based compensation expense and a $0.8 million increase in professional fees to support the growth of our business.
Amortization of Acquired Intangibles. Amortization of acquired intangibles decreased $0.5 million, or 2.2%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily due to a decrease in amortization of acquired intangibles associated with our acquisition of LOGICnow in 2016, partially offset by additional amortization related to acquisitions.
Interest Expense, Net

	Year Ended December 31,
	2019		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Interest expense, net	$(33,805)	(12.8)%	$(34,523)	(15.1)%	$718
Interest expense, net decreased by $0.7 million, or 2.1%, in the year ended December 31, 2019 compared to the year ended December 31, 2018. The decrease in interest expense is primarily due to repayment of borrowings under our long-term related party debt. See Note 10. Relationship with Parent and Related Entities in the Notes to Combined Financial Statements included in this information statement for additional information regarding our related party debt.
Other Income (Expense), Net

	Year Ended December 31,
	2019		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Other income (expense)	$386	0.1%	$(1,742)	(0.8)%	$2,128
Other income (expense), net increased by $2.1 million in the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily due to the impact of changes in foreign currency exchange rates related to various accounts for the period.
Income Tax Expense (Benefit)

	Year Ended December 31,
	2019		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Income (loss) before income taxes	$3,193	1.2%	$(17,491)	(7.7)%	$20,684
Income tax expense (benefit)	5,705	2.2	(3,799)	(1.7)	9,504
Effective tax rate	179%		22%		157%
Our income tax expense for the year ended December 31, 2019 increased by $9.5 million as compared to the year ended December 31, 2018 primarily as a result of an increase in the income before income taxes for the period. The effective tax rate increased to 179% for the year ended December 31, 2019 as compared to 22% for the year ended December 31, 2018 primarily due to the increase in valuation allowance recognized on deferred tax assets in the U.S., partially offset by research and experimentation tax credits, stock-based compensation and effect of foreign operations. For additional discussion about our income taxes, see Note 11. Income Taxes in the Notes to Combined Financial Statements included in this information statement.

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Pursuant to 17 C.F.R. Section 200.83
Liquidity and Capital Resources
Cash and cash equivalents were $39.3 million as of December 31, 2019. As our sales and operating cash flows are primarily generated by international entities in the United Kingdom and Canada, our international subsidiaries held approximately $39.0 million of cash and cash equivalents as of December 31, 2019, of which 38.6%, 32.6% and 27.8% were held in British Pound Sterling, Euros and United States Dollars, respectively. We intend either to invest our foreign earnings permanently into foreign operations or to remit these earnings to our U.S. entities in a tax-efficient manner. The Tax Act imposed a mandatory transition tax on accumulated foreign earnings and eliminates U.S. federal income taxes on foreign subsidiary distribution.
Our primary source of cash for funding operations and growth has been through cash provided by operating activities. Given the uncertainty in the rapidly changing market and economic conditions related to the COVID-19 pandemic, we continue to evaluate the nature and extent of the impact to our business and financial position. However, despite this uncertainty, we believe that our existing cash and cash equivalents and our cash flows from operating activities will be sufficient to fund our operations and meet our commitments for capital expenditures for at least the next twelve months.
Although we are not currently a party to any material definitive agreement regarding potential investments in, or acquisitions of, complementary businesses, applications or technologies, we may enter into these types of arrangements, which could reduce our cash and cash equivalents, require us to seek additional equity or debt financing or repatriate cash generated by our international operations. Additional funds from financing arrangements may not be available on terms favorable to us or at all.
Related Party Indebtedness
As of December 31, 2019, our total indebtedness was $394.4 million consisting of long-term loans payable due to SolarWinds Holdings, Inc.
On February 25, 2016, our Canadian entity entered into a loan agreement with SolarWinds Holdings, Inc. with an original principal amount of $250.0 million and a maturity date of February 25, 2023. Borrowings under the loan agreement bear interest at a floating rate which is equal to an adjusted London Interbank Offered Rate, or LIBOR, for a three-month interest period plus 9.8%. Prepayments of borrowings under the loan are permitted. As of December 31, 2019, $228.5 million in borrowings related to this loan agreement were outstanding. For the years ended December 31, 2019 and 2018, the cash paid for interest related to this loan was $38.0 million and $24.9 million, respectively.
On May 27, 2016, our Cayman entity entered into an additional loan agreement with SolarWinds Holdings, Inc. The loan agreement, as amended, has an original principal amount of $200.0 million and a maturity date of May 27, 2026. Borrowings under the loan agreement bear interest at a fixed rate of 2.24%. Prepayments of borrowings under the loan are permitted. As of December 31, 2019, $165.9 million in borrowings related to this loan agreement were outstanding. For the year ended December 31, 2019, the cash paid for interest related to this loan was $14.7 million and no interest payments were made during the year ended December 31, 2018.
See Note 10. Relationship with Parent and Related Entities in the Notes to Combined Financial Statements included in this information statement for additional information regarding our borrowings due to affiliates.

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Summary of Cash Flows
Summarized cash flow information is as follows:

	Year Ended December 31,
	2019	2018

	(in thousands)
Net cash provided by operating activities	$25,540	$52,326
Net cash used in investing activities	(23,038)	(22,925)
Net cash (used in) and provided by financing activities	(42,811)	20,583
Effect of exchange rate changes on cash and cash equivalents	1,790	(2,545)
Net (decrease) increase in cash and cash equivalents	(38,519)	47,439
Operating Activities
Our primary source of cash from operating activities is cash collections from our MSP partners and our distributors. We expect cash inflows from operating activities to be affected by the timing of our sales and the consumption of our solutions by our MSP partners. Our primary uses of cash from operating activities are for personnel-related expenditures, and other general operating expenses, as well as payments related to taxes, interest and facilities.
For 2019 compared to 2018, the decrease in cash provided by operating activities was primarily due to an increase in payments of accrued interest payable associated with our long-term related-party loan agreements. Cash flow from operations for the years ended December 31, 2019 and 2018 was reduced by $52.7 million and $24.9 million of cash paid for interest, respectively. The net cash outflow resulting from the changes in our operating assets and liabilities was $31.2 million for the year ended December 31, 2019 as compared to the net cash inflow of $15.3 million in the year ended December 31, 2018 and, excluding the change in accrued related party interest payable, was primarily due to the timing of sales, cash payments and receipts. Cash flow from operations for the years ended December 31, 2019 and 2018 was reduced by $8.9 million and $3.8 million of cash paid for taxes, respectively.
Investing Activities
Investing cash flows consist primarily of cash used for acquisitions, capital expenditures and intangible assets. Our capital expenditures principally relate to purchases of servers for cloud infrastructure primarily to support our data protection solutions, as well as leasehold improvements, computers and equipment to support our domestic and international office locations. Purchases of intangible assets consist of capitalized research and development costs.
Net cash used in investing activities increased slightly in 2019 compared to 2018 primarily due to an increase in capitalized research and development costs, which were partially offset by a decrease in capital expenditures.
Financing Activities
Financing cash flows consist primarily of repayments associated with our borrowings due to affiliates and net transfers from Parent.
Net cash used in financing activities increased in 2019 compared to 2018 primarily due to principal repayments of borrowings due to affiliates during the year ended December 31, 2019. Net transfers from Parent include the total net effect of the settlement of any transactions which have been included in our combined financial statements from legal entities which are not exclusively operating as our legal entities and are considered to be effectively settled at the time the transaction is recorded between SolarWinds and us. See Note 2. Basis of Presentation and Note 10. Relationship with Parent and Related Entities in the Notes to Combined Financial Statements included in this information statement for additional information regarding the Parent company net investment.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Contractual Obligations and Commitments
The following table summarizes our outstanding contractual obligations as of December 31, 2019 that require us to make future cash payments:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

	(in thousands)
Long-term debt obligations(1)	$394,400	$21,750	$—	$228,500	$144,150
Cash interest expense(1)	105,965	27,580	60,800	10,632	6,953
Operating leases(2)	17,423	2,853	4,937	3,635	5,998
Total	$517,788	$52,183	$65,737	$242,767	$157,101
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(1)Represents long-term loan agreements with affiliates of SolarWinds. The estimated cash interest expense is based upon a weighted-average interest rate as December 31, 2019 of 7.7%.
(2)Represents maturities of operating lease liabilities, see Note 7. Leases in the Notes to Combined Financial Statements included in this information statement for additional details. As of December 31, 2019, we had various lease agreements in which the lease did not commence prior to year-end and therefore the lease liabilities had not been recorded in our combined balance sheet. The future minimum lease payments under these leases is approximately $29.4 million over lease terms of two to eleven years.
Critical Accounting Policies and Estimates
Our combined financial statements are prepared in conformity with GAAP and require our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates, and such estimates may change if the underlying conditions or assumptions change. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected, perhaps materially.
In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application, while in other cases, management’s judgment is required in selecting among available alternative accounting standards that allow different accounting treatment for similar transactions. We believe that these accounting policies requiring significant management judgment and estimates are critical to understanding our historical and future performance, as these policies relate to the more significant areas of our financial results. These critical accounting policies are:
•the valuation of goodwill, intangibles, long-lived assets and contingent consideration;
•revenue recognition;
•income taxes; and
•management’s assessment of allocations.
Acquisitions
We allocate the purchase prices of our acquired businesses to the assets acquired and the liabilities assumed based on their estimated fair values, with the excess recorded as goodwill. If applicable, we estimate the fair value of contingent consideration payments in determining the purchase price. The fair value of identifiable intangible assets is based on significant judgments made by management. We typically engage third-party valuation appraisal firms to assist us in determining the fair values and useful lives of the assets acquired. The valuation estimates and assumptions are based on historical experience and information obtained from management, and also include, but are not limited to, future expected cash flows earned from the intangible asset and discount rates applied in

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
determining the present value of those cash flows. Unanticipated events and circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.
Goodwill
An impairment of goodwill is recognized when the carrying amount of the assets exceeds their fair value. The process of evaluating the potential impairment is highly subjective and requires the application of significant judgment. For purposes of the annual impairment test, we assess qualitative factors to determine if it is more likely than not that goodwill might be impaired and whether it is necessary to perform the quantitative impairment test which considers the fair value of the reporting unit compared with the carrying value on the date of the test. Qualitative factors include industry and market considerations, overall financial performance, changes in management or key personnel, changes in strategy, changes in customers and other relevant events and circumstances affecting the reporting unit. If an event occurs that would cause us to revise our estimates and assumptions used in analyzing the value of our goodwill, the revision could result in a non-cash impairment charge that could have a material impact on our financial results. In the fourth quarter of 2019 and 2018, we assessed qualitative factors to determine if it is more likely than not that goodwill might be impaired and concluded there were no indicators of impairment for our reporting unit during any of the periods presented. No impairment charges have been recorded to date.
Identifiable Intangible Assets
We evaluate long-lived assets, including finite-lived intangible assets and other assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. Events or changes in circumstances that could result in an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business, and significant negative industry or economic trends. If an event occurs that would cause us to revise our estimates and assumptions used in analyzing the value of our property and equipment or our finite-lived intangibles and other assets, that revision could result in a non-cash impairment charge that could have a material impact on our financial results.
Revenue Recognition
We primarily generate revenue from the sale of subscriptions to our SaaS solutions and subscription-based term licenses and, to a lesser extent, from the sale of maintenance services associated with our perpetual licenses. We recognize revenue when we transfer promised goods or services in amounts that reflect the consideration to which the entity expects to be entitled in exchange for those goods or services. This is determined by following a five-step process which includes (1) identifying the agreement with a customer, (2) identifying the performance obligations in the agreement, (3) determining the transaction price, (4) allocating the transaction price, and (5) recognizing revenue when or as we satisfy a performance obligation, as described below.
We identify performance obligations in an agreement based on the goods and services that will be transferred to the MSP partner that are separately identifiable from other promises in the agreement, or distinct. If not considered distinct, the promised goods or services are combined with other goods or services and accounted for as a combined performance obligation. Determining the distinct performance obligations in an agreement requires judgment. Our performance obligations primarily relate to our SaaS solutions, subscription-based term licenses and maintenance support including unspecified upgrades or enhancements to new versions of our solutions.
We allocate the transaction price of the agreement to each distinct performance obligation based on a relative stand-alone selling price basis. Determining stand-alone selling prices for our performance obligations requires judgment and are based on multiple factors primarily including historical selling prices and discounting practices for our solutions and services. We review the stand-alone selling price for our performance obligations periodically and update, if needed, to ensure that the methodology utilized reflects our current pricing practices.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Income Taxes
We use the liability method of accounting for income taxes as set forth in the authoritative guidance for accounting for income taxes. Income taxes as presented in the financial statements of SWI SpinCo attribute current and deferred income taxes of SolarWinds to stand-alone financial statements of SWI SpinCo in a manner that is systematic, rational and consistent with the asset and liability method prescribed by FASB ASC Topic 740: Income Taxes (“ASC 740”). Accordingly, the income tax provision of SWI SpinCo was prepared following the separate return method. Under this method, we recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the respective carrying amounts and tax basis of our assets and liabilities.
In calculating our effective tax rate, we make judgments regarding certain tax positions, including the timing and amount of deductions and allocations of income among various tax jurisdictions.
The guidance on accounting for uncertainty in income taxes requires us to identify, evaluate and measure all uncertain tax positions taken or to be taken on tax returns and to record liabilities for the amount of these positions that may not be sustained, or may only partially be sustained, upon examination by the relevant taxing authorities. Although we believe that our estimates and judgments are reasonable, actual results may differ from these estimates. Some or all of these judgments are subject to review by the taxing authorities. To the extent that the actual results of these matters is different than the amounts recorded, such differences will affect our effective tax rate. We recognize interest expense and penalties on uncertain tax positions as a component of our income tax expense.
We establish valuation allowances when necessary to reduce deferred tax assets to the amounts expected to be realized. On a quarterly basis, we evaluate the need for, and the adequacy of, valuation allowances based on the expected realization of our deferred tax assets. The factors used to assess the likelihood of realization include our latest forecast of future taxable income, available tax planning strategies that could be implemented, reversal of taxable temporary differences and carryback potential to realize the net deferred tax assets. As of December 31, 2019 and 2018, we have recorded a valuation allowance of $6.6 million and $0.9 million, respectively.
Commencing January 1, 2018, we began recognizing the tax impact of including certain foreign earnings in U.S. taxable income as a period cost.
Management’s Assessment of Allocations
Throughout the periods covered by the combined financial statements, SWI SpinCo operated as a part of SolarWinds. Consequently, stand-alone financial statements have not historically been prepared for SWI SpinCo. The combined financial statements have been prepared using the legal entity approach from SolarWinds’ historical consolidated financial statements and accounting records and are presented on a stand-alone basis as if SWI SpinCo’s operations had been conducted independently from SolarWinds.
SolarWinds provides facilities, information technology services and certain corporate and administrative services to SWI SpinCo. Expenses relating to these services have been allocated to SWI SpinCo and are reflected in the combined financial statements. Where direct assignment is not possible or practical, these costs were allocated based on headcount. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to, or the benefit received by, us during the periods presented. However, the expenses reflected in the combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if SWI SpinCo historically operated as a separate, stand-alone entity. Actual costs that would have been incurred if we had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions in various areas, such as information technology and infrastructure. In addition, the expenses reflected in the combined financial statements may not be indicative of related expenses that will be incurred in the future by SWI SpinCo.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Off-Balance Sheet Arrangements
During the year ended December 31, 2019, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
We had cash and cash equivalents of $39.3 million and $77.9 million as of December 31, 2019 and 2018, respectively. Our cash and cash equivalents consist of bank demand deposits and do not have material exposure to market risk. We hold cash and cash equivalents for working capital purposes. Our investments are made for capital preservation purposes, and we do not enter into investments for trading or speculative purposes.
We had total indebtedness with an outstanding principal balance of $394.4 million and $450.0 million at December 31, 2019 and 2018, respectively, consisting of long-term loans payable due to SolarWinds Holdings, Inc., an affiliate of SolarWinds. Borrowings of $228.5 million outstanding under our loan agreements bear interest at a variable rate equal to an applicable margin plus specified LIBOR-based rates. Borrowings of $165.9 million outstanding under our loan agreements bear interest at a fixed rate. As of December 31, 2019, the annual weighted-average interest rate on borrowings was 7.7%. If there was a hypothetical 100 basis point increase in interest rates, the annual impact to interest expense would be approximately $2.3 million. This hypothetical change in interest expense has been calculated based on the variable rate borrowings outstanding at December 31, 2019 and a 100 basis point per annum change in interest rate applied over a one-year period.
We do not have material exposure to fair value market risk with respect to our total long-term outstanding indebtedness which consists of related party loans as of December 31, 2019.
See Note 10. Relationship with Parent and Related Entities in the Notes to Combined Financial Statements included in this information statement for additional information regarding our related party debt.
Foreign Currency Exchange Risk
As a global company, we face exposure to adverse movements in foreign currency exchange rates. We primarily conduct business in the following locations: the United States, Europe and Canada. This exposure is the result of selling in multiple currencies, growth in our international investments, additional headcount in foreign countries and operating in countries where the functional currency is the local currency. Specifically, our results of operations and cash flows are subject to fluctuations in the following currencies: the Euro, British Pound Sterling and Canadian Dollar against the U.S. dollar. These exposures may change over time as business practices evolve and economic conditions change. Changes in foreign currency exchange rates could have an adverse impact on our financial results and cash flows.
Our combined statements of operations are translated into U.S. dollars at the average exchange rates in each applicable period. Our international revenue, operating expenses and significant balance sheet accounts denominated in currencies other than the U.S. dollar primarily flow through our United Kingdom and European subsidiaries, which have British Pound Sterling and Euro functional currencies, respectively. This results in a two-step currency exchange process wherein the currencies other than the British Pound Sterling and Euro are first converted into those functional currencies and then translated into U.S. dollars for our combined financial statements. As an example, revenue for sales in Australia is translated from the Australian Dollar to the British Pound Sterling and then into the U.S. dollar.
Our combined statement of operations and balance sheet accounts are also impacted by the re-measurement of non-functional currency transactions such as cash accounts held by our overseas subsidiaries, accounts receivable denominated in foreign currencies, deferred revenue and accounts payable denominated in foreign currencies.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Foreign Currency Transaction Risk
Our foreign currency exposures typically arise from selling annual and multi-year subscriptions in multiple currencies, accounts receivable, and other intercompany transactions.
Foreign Currency Translation Risk
Fluctuations in foreign currencies impact the amount of total assets, liabilities, revenue, operating expenses and cash flows that we report for our foreign subsidiaries upon the translation of these amounts into U.S. dollars. If there is a change in foreign currency exchange rates, the amounts of assets, liabilities, revenue, operating expenses and cash flows that we report in U.S. dollars for foreign subsidiaries that transact in international currencies may be higher or lower to what we would have reported using a constant currency rate. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions results in reduced assets, liabilities, revenue, operating expenses and cash flows for our international operations. Similarly, our assets, liabilities, revenue, operating expenses and cash flows will increase for our international operations if the U.S. dollar weakens against foreign currencies. The conversion of the foreign subsidiaries’ financial statements into U.S. dollars will also lead to remeasurement gains and losses recorded in income, or translation gains or losses that are recorded as a component of accumulated other comprehensive income (loss).
Emerging Growth Company
We qualify as an emerging growth company, as defined in the JOBS Act. The JOBS Act allows emerging growth companies to delay the adoption of new or revised accounting standards until such time as those standards apply to private companies. We intend to utilize these transition periods, which may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the transition periods afforded under the JOBS Act.
Recent Accounting Pronouncements
For a description of our recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see Note 3. Summary of Significant Accounting Policies in the Notes to Combined Financial Statements.

Confidential Treatment Requested
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Business
Business Overview
We are a leading global provider of cloud-based software solutions for managed service providers, or MSPs, enabling them to support digital transformation and growth within small and medium-sized enterprises, or SMEs. We partner with over 25,000 IT service providers, which we refer to as our MSP partners, empowering them to deliver best-in-class managed services in a scalable and repeatable way. These MSP partners rely on our platform to deploy, manage and secure the IT environments of over 500,000 SMEs around the world. Through our multi-dimensional land and expand model and global presence, we are able to drive strong recurring revenue growth, profitability and retention.
Organizations of all sizes are deploying technology to transform their businesses and compete effectively. As SMEs go through digital transformation, their reliance on technology as a competitive differentiator increases. IT environments are becoming increasingly complex, with the number of applications and endpoints proliferating while also becoming more interconnected, causing the sophistication and overhead required to deploy, manage and secure these assets to grow.
Many SMEs lack the resources or internal expertise to effectively manage their IT assets and adapt to the changing environment. This lack of resources and expertise coupled with the desire to better leverage technology in their businesses has created a growing need for SMEs to rely on MSPs for their IT deployment, management and security. MSPs become vital partners as more SMEs seek to implement technology solutions that help drive strategic business outcomes.
To effectively manage the operability and security of distributed and heterogeneous IT environments, MSPs require visibility and control over a variety of architectures, applications and connected endpoints. MSPs must also keep pace with rapid technological innovation or risk obsolescence. These challenges are made more difficult when the solutions upon which MSPs rely lack integration capabilities or otherwise fail to meet the technological and business needs of the MSPs and their customers.
We enable IT service providers of all types to act as MSPs by providing a platform that they can leverage to help SMEs access powerful and seamless technology to power their businesses. Our software platform is designed to be an integrated, enterprise-grade solution that serves as an operating system for our MSP partners and scales as their businesses grow. Built on a multi-tenant architecture, our platform allows our MSP partners to adapt to their customers’ requirements and improve service delivery by offering centralized visibility and role-based access control in both public and private cloud, on-premises and hybrid cloud environments.
Our platform consists of three core solution categories: remote monitoring and management, security and data protection and business management. Our broad remote monitoring and management capabilities include real-time availability and performance of networks and devices and automation of policies and workflows. We provide a layered protection approach spanning network and systems infrastructure, applications, and end user devices through our data protection, patch management, endpoint security, web protection, e-mail security and archiving and vulnerability assessment solutions. Our fully cloud-based data protection capabilities include storage efficient backup, high-speed restoration and disaster recovery for servers, workstations, files, data and key cloud-based applications, such as Microsoft 365. In addition, our business management solutions help improve the technical and service delivery efficiencies of our MSP partners and include professional services automation and password and documentation management.
We have a multi-dimensional land and expand model and global presence that allow us to capture opportunities efficiently within the worldwide MSP and SME markets. When we add an MSP partner, we also add their SME customers and we grow as the partner adds new customers, delivers new services based on our solutions and when the partner’s customers add devices and services. We support our MSP partners by offering partner success initiatives designed to help them better manage their own businesses, deliver service offerings powered by our platform and grow their customer bases. Our partner success initiatives help drive both retention and expansion as

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our MSP partners are provided with resources designed to help them better understand and pursue growth opportunities.
Our business model allows us to grow with our MSP partners. MSP partners with ARR over $50,000 on our platform grew from 833 to 1,117, representing an increase of 34%, from December 31, 2018 to December 31, 2019. Over that same period, MSP partners with over $50,000 of ARR on our platform grew from approximately 30% of our total ARR as of December 31, 2018, to 36% of our total ARR as of December 31, 2019.
Our business is global, with 47% of our revenue generated outside of North America for the year ended December 31, 2019. We generated revenue of $263.5 million for the year ended December 31, 2019, compared to $228.3 million for the year ended December 31, 2018, representing an increase of 15.4%. For the year ended December 31, 2019, our net loss was $2.5 million. For the year ended December 31, 2019, our adjusted EBITDA was $103.3 million. See “Selected Combined Financial Data—Adjusted EBITDA” for additional information regarding adjusted EBITDA.
Industry Background
Companies of all sizes across sectors and geographies continue to invest in modern cloud and digital technology to transform their organizations and compete effectively. Technology is becoming increasingly mission critical as SMEs use digital means to improve productivity, work remotely, manage and monitor their businesses, run operations and engage with customers and other key stakeholders. As evidence of the importance of technology to SMEs, IT spending by businesses with less than 1,000 employees is expected to increase from $628 billion in 2020 to $860 billion by 2024 according to Gartner.
Digital transformation creates challenges and complexities
As SMEs increase their investment in and reliance on these technologies, the importance of IT availability and functionality to their businesses grows. Selecting, purchasing and implementing new technology infrastructures and deploying new applications and devices can be complex and create financial, personnel and other challenges for SMEs. Many SMEs lack the financial resources, headcount and expertise needed to independently manage the complexity associated with digital transformation and therefore rely on MSPs that specialize in providing SMEs with reliable and scalable services to deploy, manage and secure their IT environments. Challenges associated with digital transformation for SMEs include:
1)IT management and security are not core competencies for most companies.
Deploying, managing and securing complex and constantly evolving IT systems are not core competencies of most SMEs and can divert focus, capital and other critical resources away from fundamental business objectives. Modern infrastructures, applications and devices require teams with expertise across a variety of technical disciplines such as security, database administration, IT, development operations and network administration. Despite being increasingly dependent on technology solutions, many SMEs lack the requisite time, resources and expertise.
2)Companies face growing cyber-threats.
Protecting networks, applications, devices, data and users from cybercrime, such as ransomware, phishing and other costly attacks is paramount for SMEs. Security issues can create significant legal complications, be financially crippling and damage an SME’s brand and reputation.
3)IT and other compliance costs and burdens are increasing.
SMEs are not exempt from compliance obligations and can be disproportionately burdened due to limited resources and expertise. Laws, regulations, rules and standards governing IT, privacy, security, personnel and industries are complex, constantly changing and varied across geographies and sectors, with many obligations carrying criminal penalties for non-compliance.
4)Proliferation of connected endpoints is driving increased complexity.
According to a 2020 Cisco white paper, the number of global networked devices is set to reach 29.3 billion by 2023, up from 18.4 billion in 2018, representing a compound annual growth rate of 10% over the period.

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Due to the growing number of networked, highly distributed and diverse endpoints, the burden faced by SMEs to manage, provision and secure these endpoints across cloud, on-premises and hybrid cloud infrastructures is becoming increasingly complex.
5)Expectations for always-on, always-available IT environments compound pressures.
Customers, employees and other stakeholders increasingly expect always-on, always-available access to digital resources. Establishing and maintaining connectivity and availability is critical to the success of many SMEs, who must ensure that their employees and distributed workforces have access to required systems, applications and devices and that their customers can obtain information and conduct business online at any time.
Rise of the Managed IT Services Model
As SMEs invest in technology and their needs for continuous availability, performance and security grow, they are increasingly relying on IT service providers to manage these aspects of their businesses. These MSPs support SMEs by helping them procure and deploy key technologies and by providing oversight, management and security of their IT systems and devices. Rather than charging their customers by the task, MSPs typically have recurring annual or monthly contracts to deliver these on-going services. MSPs also may work in collaboration with SMEs’ internal IT departments in a co-managed model to deliver specific expertise and share responsibilities.
We see a growing number of IT service providers, such as value-added resellers, systems integrators, IT consultants and data center operators, adopting a managed services model as demand for these services increases. These new MSPs can benefit from a software platform that supports the managed services model and meets the wide-ranging needs of their SME customers. For example, SMEs with less complex IT requirements might need remote monitoring and management, endpoint protection and backup and disaster recovery. Other SMEs may have more complex IT requirements and look to their MSP to provide help desk capabilities, network operations management, or security operations.
Market Opportunity
Information regarding our market opportunity will be provided in subsequent amendments to this information statement.
Limitations of Existing Approaches Used by MSPs
MSPs are better able to serve their customers and manage disparate, heterogeneous IT environments with technologies that are centralized, effective, easy to deploy, scalable and able to integrate with other solutions.
Many existing approaches utilized by MSPs face limitations, such as:
1)Not purpose-built for MSPs. Many tools are not designed to power a managed services model, as they fail to enable MSPs to deliver services in a scalable and efficient manner. These tools can lead to issues around deployment, configurability or scalability. Additionally, some tools may require upfront hardware purchases or lack native or hybrid cloud management and data protection capabilities. These tools can also make it more difficult to manage disparate or heterogeneous environments through a single control panel.
2)Narrow point solutions and tools with limited flexibility and integrations. Many MSP-oriented offerings fail to provide a comprehensive set of solutions on a common platform. Without a unified platform, MSPs are required to utilize disparate solutions and tools which can limit their ability to manage their own and their customers’ IT environments in a centralized, coordinated manner. Many of these solutions and tools have narrow functionality and are not designed to integrate with other technologies. This can lead to a lack of interoperability that prevents MSPs from having a unified view of their customers’ IT environments.
3)Lacking enterprise-grade features and functionality. Many approaches targeting the MSP and SME markets offer limited functionality or lack the features and capabilities needed by businesses of all sizes to be competitive in the digital world. As SMEs shift towards always-on, always-available digital environments across more aspects of their businesses, these approaches can lack the depth of functionality

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required to adequately serve their needs. In addition, providers of these tools may lack the ability to adapt and innovate rapidly to respond to the changing technology needs of MSPs and SMEs.
4)Not partner success oriented. Providers of alternative approaches can lack MSP-oriented domain expertise and partner success functions designed to help MSPs grow their businesses. This can make it more difficult for MSPs to use and deploy tools to their full potential and effectively serve their customers.
5)Pricing and deployment limitations. Many tools lack flexible pricing models and deployment options that are aligned with the way MSPs sell and deliver their services. This can lead to business challenges and inefficiencies for MSPs, which can give rise to inflexible service offerings to their customers.
6)Manual and inefficient. Alternative approaches can lack automation, requiring MSPs to manually address issues that they or their customers face. This need for manual intervention can drive higher headcount costs and cause slower resolution times. Alternative tools may also lack reporting and analytics that help MSPs proactively identify and remediate issues before they arise.
Our Solution
We are a leading global provider of cloud-based software solutions for MSPs, enabling them to support digital transformation and growth within SMEs. We partner with over 25,000 MSP partners, empowering them to deliver best-in-class managed services in a scalable and repeatable way. These MSP partners rely on our platform to deploy, manage and secure the IT environments of over 500,000 SMEs around the world. Our platform consists of three core solution categories: remote monitoring and management, security and data protection and business management. Through our multi-dimensional land and expand model and global presence, we are able to drive strong recurring revenue growth, profitability and retention.
Our software platform is purpose-built to give MSPs visibility and control over distributed and heterogeneous IT environments through a centralized control panel. Built using multi-tenant architecture, a unified agent management system and microservices, our platform is designed to securely deliver integrated solutions that fit the specific IT needs of each MSP partner and its SME customers. Our modular and highly scalable platform helps our MSP partners deploy, manage and secure IT assets in an efficient and organized manner.
Through our platform, we aim to deliver value and flexibility to our MSP partners and their customers. We offer our MSP partners multiple deployment options and price the solutions on our platform on a subscription basis. Our Ecosystem Framework enables and simplifies integrations with numerous third-party solutions from leading enterprise technology vendors. By working across cloud, on-premises and hybrid cloud infrastructures, our platform enables a delivery model that accommodates the IT environment preferences and needs of our MSP partners and their customers.
Key Strengths of our Platform
The key strengths of our platform and related offerings include:
1)Deep remote monitoring and management capabilities. Our remote monitoring and management capabilities provide our MSP partners with visibility and insights into the availability and performance of a wide range of systems and network infrastructure and devices, all through a centralized dashboard. Our out-of-the-box network topology and network path analysis enable MSPs to visualize and identify issues across the entire landscape of infrastructure and devices within heterogenous SME customer IT environments. Our RMM platform gathers and correlates real-time network and device issues, data that MSPs leverage to help customers maintain uptime and peak performance. Through our role-based access and support, MSP technicians can easily troubleshoot specific IT systems, devices and applications, as well as easily load new service offerings powered by our platform.
2)Layered security approach to cyber-threats and compliance risks. Our MSP partners use our integrated solutions to improve the security framework of their SME customers’ IT environments while helping them meet regulatory and industry-specific compliance standards. Our security and data protection solutions are

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designed to defend against cyber-threats targeted at the network, infrastructure, application and endpoint layers and the sensitive data that resides in and travels through each of these layers. Our security solutions offer both preventative and remediation capabilities while our data protection solutions enable continuous backup and high-speed restoration, jointly driving a robust line of defense for the SME.
3)Designed for hybrid IT environments. The solutions on our platform are designed to meet the needs of our MSP partners and their SME customers across cloud, on-premises and hybrid-cloud IT infrastructures. Our remote monitoring and management capabilities span both on-premises and cloud-native systems and workloads, while our fully cloud-based data protection capabilities similarly enable continuous backup and high-speed data restoration regardless of where the data resides.
4)Out-of-the-box automation for higher service efficacy and capacity. Our platform, which includes professional services automation and easily configurable automation capabilities, enables our MSP partners to more efficiently deliver services to their SME customers, manage their businesses and increase capacity for growth. With over 100 out-of-the-box automated tasks and a no-code drag-and-drop editor to easily build additional automation policies, our MSP partners have eliminated common, repetitive tasks and freed up technicians to take on higher-value activities. In addition, the ability to automate resolutions to customer-specific problems and easily track configuration changes without requiring customized scripts increases the stickiness of our platform.
5)Robust reporting and analytics. Our reporting and analytics dashboard provides our MSP partners with a consolidated view of data and analytic outputs of their SME customers’ IT environments and a unified view of key metrics and trends. Our reporting and analytics capabilities are designed to be business-friendly for a wide range of users and can generate proof-of-compliance reports to meet regulatory requirements across many industries.
Why We Win
Our platform, partner success initiatives and business model are rooted in our experience and understanding of the needs of our MSP partners and their SME customers and are designed to help our partners succeed and grow. Our MSP partners power their service offerings with our platform, making us an integral part of their ability to land, expand and retain their customers. Some of the key factors that differentiate us from our competitors include:
1)Purpose-built platform designed for MSP success. Our platform allows our MSP partners to build and grow their businesses around our customizable solutions. Ongoing expansion of native functionalities and integrations, powerful and easy-to-create automation policies and always-available training and enablement resources are all designed to facilitate our MSP partners’ success. In addition, our platform serves the needs of MSPs and customers of all sizes, making it easy for MSPs to standardize and operate on our platform.
2)Comprehensive and extensible platform designed for integrations. Our platform features out-of-the-box integrations with third-party technologies and solutions from leading enterprise technology vendors. Our Ecosystem Framework enables us to rapidly develop and deploy extensive integrations through our strategic technology partnerships.
3)Enterprise-grade technology for SMEs through our MSP partners. Through our platform and strategic technology partnerships, we make it possible for our MSP partners to deploy, manage and secure enterprise-grade technologies for their SME customers. Our solutions development and innovation roadmap incorporates real-time feedback from our active user community, which helps shape improvements to existing offerings and the development of new offerings that address the needs of our MSP partners and their SME customers.
4)Best-in-class partner success initiatives. We provide various partner success initiatives aimed to help our MSP partners expand their customer bases and service offerings through our platform and to grow and operate their businesses more effectively. Our dedicated partner success teams assist with onboarding, post-sales engineering and partner management. Additionally, through our MSP Institute, MSP partners gain access to business, sales, marketing and technical training from industry experts and leaders. This is

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supplemented by our Head Nerds program, which delivers expert training and consultation on how our partners can optimize their businesses for the most important growth areas such as security, backup, automation and operations. We also offer community-based resources such as forums, peer councils, expert series, and industry expert blogs.
5)Flexible subscription pricing and billing model. We sell the solutions on our platform on a subscription basis that meets the specific needs of our MSP partners and expands as they add new customers, deliver new services based on our solutions and when the partner’s customers add devices and services. We offer our MSP partners the flexibility to purchase solutions with pricing based on committed volumes or on a “pay-as-you-go” model, where our partners pay based on the volume of our solutions they and their customers consume. Additionally, we offer flexible deployment models across cloud, on-premises and hybrid cloud infrastructures that accommodate the IT environment preferences and needs of our MSP partners and their customers.
6)Efficient deployment and scale. Our platform is designed to be quickly configured and deployed by our MSP partners and enable efficient delivery of services to their customers. Our MSP partners are able to easily define business roles and processes and then leverage our automation capabilities to deploy those policies across their customers’ IT environments to manage and maintain consistent standards of service. The automation in our platform is also designed to help our MSP partners scale their customer base with fewer technical support personnel.
Our Differentiated Go-to-Market Approach
Our go-to-market approach is grounded in a differentiated, multi-dimensional land and expand model that has allowed us to build a global base of over 25,000 MSP partners that serve more than 500,000 SME customers. Our business model and alignment with our MSP partners gives us the leverage and sales reach to efficiently and effectively serve the SME market. We grow with our MSP partners as they expand their customer bases, deliver new services powered by our solutions and when their customers add devices and services. Our partner success initiatives further enhance our model’s efficiency by empowering our MSP partners to grow their businesses and expand their customer bases and consumption of solutions on our platform.
To add new MSP partners, we employ an efficient low-touch, high-velocity “selling from the inside” motion cultivated while a part of SolarWinds. Our sales motion is rooted in selling online or over the phone to MSPs of all sizes across any location through a prescriptive approach that adheres to standardized pricing and agreements. We power this sales motion with a marketing model that is highly flexible, analytics-driven and designed to efficiently drive digital traffic and high-quality opportunities. Our low-friction sales motion and marketing model also allow prospective MSP partners to trial fully-functional versions of the solutions on our platform, which is frequently a step to broader adoption. Internationally, we augment our go-to-market approach with a targeted and localized distributor model.
We believe our differentiated go-to-market approach benefits our business for a number of reasons, including:
1)Sales reach extension. Our MSP partners effectively extend our sales reach into the worldwide SME market. When we add a new MSP partner, we also acquire its customers and continue to benefit as the MSP partner expands its customer base.
2)Sales expansion through natural adoption. MSP partners expand usage of our offerings over time when they add new customers and when their customers add new devices and services. As digital transformation trends continue to impact SMEs, our platform facilitates the delivery of new and enhanced services by our MSP partners to their customers.
3)Capital efficient scaling. We gain significant operating leverage through our MSP partners’ customer acquisition efforts and the support and overhead they provide to service their customers.

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4)Loyalty and retention. Our best-in-class partner success initiatives drive loyalty and retention by providing our MSP partners with resources designed to help them better understand and pursue growth opportunities using our platform.
5)Strong international presence. Our extensive international distributor network and localized go-to-market approach has enabled and enhanced our robust global presence.
Growth Strategy
We believe there are significant growth opportunities in our market, and we intend to focus our investments to capitalize on these opportunities and accelerate revenue growth. We believe that our growth will come from the following vectors:
1)Expand our MSP partner footprint. Our partner acquisition model is driven by us adding new MSP partners that develop and deliver services powered by our platform to their SME customers. We focus on adding MSP partners that have the opportunity to grow their businesses alongside us. We intend to continue investing in our MSP partner model that has allowed us to acquire a global base of over 25,000 MSP partners that serve more than 500,000 SME customers around the world.
2)Facilitate partner-driven expansion. When we add an MSP partner, we expand our relationship with the partner through two vectors. We grow when our MSP partners expand their SME customer base. We also grow when our MSP partners deliver new or enhanced services to their customers based on our solutions and when their customers add devices and services. As digital transformation initiatives at SMEs are pushing them to modernize their IT systems, we are seeing tailwinds in the adoption and usage of our solutions by SME customers through our MSP partners. We utilize numerous partner success initiatives to help our MSP partners expand their customer bases by educating them on how to introduce deeper and broader sets of service offerings. In this manner, our MSP partners serve as an extension of our sales footprint while requiring minimal incremental sales efforts by us. Our ability to expand within our partner base is demonstrated by our dollar-based net revenue retention rate which was 108% as of both December 31, 2019 and December 31, 2018.
3)Widen our surface area. We also grow by expanding the aperture of networks, devices, services and users that we manage and secure on our platform. This surface area expansion is driven by internal development, strategic technology partnerships with large enterprise technology vendors and integrations with other MSP technology providers.
4)Drive innovation. We intend to continue introducing new enterprise-grade solutions on our platform. These new solutions may come from internal innovation, strategic technology partnerships or targeted acquisitions. In particular, we aim to further broaden our security service offerings, technical controls, automation and reporting and analytics capabilities. To keep pace with technological developments and ever-changing IT complexity, we also continually invest in our platform and its existing solutions.
5)Broaden our co-managed IT footprint. In addition to providing services for SMEs, some MSP partners service larger enterprises through a co-managed IT model, sharing responsibility for IT management and services with an internal IT team. We believe that increased adoption of co-managed IT models will continue to be a meaningful driver of market expansion.
6)Deliver globally. We are a global software company, generating approximately 47% of our total revenue from outside of North America in the year ended December 31, 2019. We intend to target markets around the world where we have an established presence and distribution channels and further expand to new markets through channel and personnel growth and market-specific solutions.

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Our Platform
We deliver a platform of integrated solutions that enables our MSP partners to deploy, manage, and secure technologies for SMEs. Purpose-built to address a wide range of MSP partner needs, our multi-tenant, subscription-based platform is scalable, extensible and easy to deploy.
Our platform consists of three core solution categories: remote monitoring and management, security and data protection and business management.
Remote Monitoring and Management
Our remote monitoring and management, or RMM, solutions provide our MSP partners with visibility and insights into the availability and performance of their customers’ networks, infrastructure, devices and applications, all through a centralized dashboard. Our RMM solutions are designed to support the needs of MSPs of all sizes and accommodate complex and heterogeneous SME customer environments. In addition, our RMM technology serves as the foundation for the managed services model, allowing our MSP partners to remotely monitor and access their customers’ IT environments. Through our RMM solutions, we can address the remote monitoring and management needs of MSPs of all sizes across cloud, on-premises and hybrid cloud environments. We leverage a wide variety of service checks such as SNMP, WMI, ICMP, UDP/TCP, API and scripts to gather and correlate data that our MSP partners use to maximize uptime and productivity for their customers.
Our RMM solutions include a fulsome set of remote monitoring capabilities across devices, endpoints and infrastructures designed to allow our MSP partners to:
•support thousands of device types across major device categories, including Windows, macOS and Linux endpoints as well as network infrastructure components such as switches, routers, firewalls and wireless access points;
•utilize a robust set of out-of-the-box features including network topology mapping and network path analysis;
•enable remote access and support for IT systems and devices to quickly identify and resolve issues;
•automate policies and tasks, power active device discovery and utilize automated alerts and customizable performance checks;
•enable technical support personnel to perform maintenance and troubleshoot a wide array of issues, whether attended or unattended by end users; and

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•manage their business through dashboards and reports that track the activities of their technical support personnel, demonstrate value to their customers and identify opportunities for operational improvement.
Security and Data Protection
Our security and data protection solutions are designed to help our MSP partners secure their own IT environments and data and those of their customers. We provide a layered protection approach spanning network and systems infrastructure, applications, and end user devices through our data protection, patch management, endpoint security, web protection, e-mail security and archiving and vulnerability assessment solutions. Our data protection capabilities are fully cloud-based and include backup and disaster recovery for servers, workstations, files, data, and key cloud-based applications such as Microsoft 365. Our multi-tenant platform and secure remote delivery architecture is designed to provide our MSP partners with the flexibility to choose and deploy the best solution for their customers based on their respective risk postures.
Backup, Recovery and Disaster Recovery. Our backup, recovery and disaster recovery solutions are designed to help our MSP partners:
•provide their customers with continuous backup and high-speed recovery of multiple types of data and systems, including servers, workstations and critical business documents;
•back up and restore critical SaaS applications;
•optimize data transfers to and from the cloud with the option to designate a preferred storage location in one of our available data centers in 17 countries and allow for protection of data across workstations, servers and networks from a single platform; and
•deliver these services to their customers without the need for them to purchase hardware.
Endpoint Protection. We have two approaches to endpoint security: a traditional antivirus-based approach, which includes full disk encryption, and a next-generation endpoint detection and response offering, which enables attack prevention and simple rollback. Our endpoint detection and response solution helps our MSP partners to prevent, detect and respond to ever-changing cyber-threats, as well as recover quickly when ransomware or other attacks occur. This solution is designed to enable our MSP partners to:
•protect against the latest threats without waiting for recurring scans or updates to signature definitions;
•reverse the effects of an attack through remediation and rollback to restore endpoints to their pre-attack state and minimize customer downtime; and
•view summaries or detailed information about threats from the centralized dashboard of our platform.
Patch Management. We offer a flexible cloud-based patch management solution, which enables our MSP partners to:
•easily update systems, applications and devices to help ensure connected endpoints are in compliance with up-to-date security protocols; and
•provide flexible options for automated, scheduled or manual deployment of patches based on a number of criteria, including severity of vulnerability and customer service level.
Web Protection and Content Filtering. Our web protection and content filtering solution allows our MSP partners to set content-filtering policies, website access controls and time and content-based browsing policies to help keep workforces secure and productive. This solution allows our MSP partners to:
•block device users from visiting suspected and confirmed unsafe sites;
•establish allow and block lists to override category-based filters; and

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•filter Internet activity by day, category and URL to reveal trends, spikes and irregularities.
Mail Protection and Archiving. Our e-mail security solutions leverage external threat feeds and internal data based on the millions of emails we process daily in order to help our solution identify attacks and secure our MSP partners’ and their customers’ email systems. Our solutions are designed to secure emails by providing our MSP partners with:
•a web-based dashboard to enable customers to continue sending and receiving email if their primary email service has an outage;
•an email archive to store and retrieve email; and
•additional protection against spam, malware, ransomware and other email-borne threats based on data collected from our MSP partners and their customers around the world.
Risk Intelligence. Our risk intelligence solution is designed to provide our MSP partners with additional security capabilities through:
•scans across networks for sensitive data, such as credit card numbers, bank statements, invoices, pay stubs and tax returns;
•scans for other security issues, such as unpatched vulnerabilities and accounts with inappropriate access permissions; and
•organized reports that allow our MSP partners to prioritize their security efforts.
Business Management. Our business management solutions include professional services automation, automation and scripting management, password management policies and reporting and analytics. Our MSP partners use our business management solutions to manage their own IT and business environments and to service their customers. Our solutions integrate with third-party professional services automation tools, IT service management products and other key technologies utilized by MSPs.
Professional Services Automation and Ticketing. Our professional services automation and ticketing system can be used by our MSP partners to manage their businesses in the following ways:
•organize their workforces by routing tickets and scheduling technical support personnel;
•share knowledge throughout their organizations by archiving customer contact and password information, process and task knowledge and ticket history;
•increase visibility and transparency with customer, ticket and technical support dashboards; and
•streamline the billing process with flexible billing based on their customers’ needs.
Password and Documentation Management. Our password and documentation management offering provides a simple, yet secure, solution tailored to the operations of our MSP partners. This solution helps our MSP partners:
•access their customer environments with granular role-based permissions and a full audit trail leveraging our centralized and secure password repository;
•standardize service delivery and expedite issues by making essential documentation easily accessible through a fully integrated tool; and
•conduct mobile password resets, which enables end-users to reset their own passwords at any time, without MSP support.

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Desktop Management. Our desktop management solution enables MSPs to remotely:
•work on issues and communicate with their customers while a customer’s device is in use; and
•troubleshoot and proactively address customer endpoint and network issues without disruption to the customer’s operations.
Technology
Key features of our platform include:
Extensibility. Our flexible platform allows users to easily extend the built-in functionality with deep integrations to create custom monitoring capabilities in conjunction with a broad range of third-party tools. We built our platform to be extensible through an Ecosystem Framework to enable rapid integration with a broad universe of third-party technologies. We leverage this framework across our Technology Alliance and OEM programs described below, allowing us to create integrations that deliver embedded user interface experiences. Our Ecosystem Framework enhances our ability to deliver a single point of management across the myriad of solutions, tools and other technologies that MSPs use to manage their customers’ environments. This enables our MSP partners to have deep visibility into their SME customers’ environments and access to enterprise-grade technology while also allowing us to quickly add integrations to efficiently deliver new monitoring capabilities to our MSP partners.
Multi-tenancy. Our multi-tenant platform allows our MSP partners to efficiently manage multiple customers and sites across cloud, on-premises and hybrid cloud environments from a single pane of glass. Our multi-tenancy extends beyond our MSP partners and is able to power seamless integration with key distributors. Our multi-tenant architecture also enables our global distributors to effectively deliver our solutions to a broad set of customers from a single instance of our platform.
Automation. Our platform features over 100 out-of-the-box policies to automate common tasks and for resolution of frequently occurring issues, enabling our MSP partners to focus on higher value activities. Our no code visual workflow builder and over 600 design elements make it possible for technical and non-technical personnel at our MSP partners to create and customize powerful automated processes for both proactive and reactive workflows. Our MSP partners can easily manage automation policies and track change configurations via detailed reporting within our platform.
Unified agent management. MSPs utilize software agents to collect data and facilitate connections to their customers’ endpoints. It can be time-consuming and burdensome to deploy and update these agents, particularly in a distributed or mobile workforce. We have a unified agent management system that helps our MSP partners deploy agent capabilities and update new features across multiple customer environments. Our approach to agent management is designed to make deploying new software and services fast and easy for our MSP partners.
Security. We have invested heavily to ensure that we are building solutions in a secure manner. Our Secure Software Development Lifecycle is a continuously improving process. We regularly conduct penetration tests on our solutions with third parties and work with customers who conduct them as part of their evaluation cycles. As a part of our rigorous security procedures, we continuously evaluate our solutions with dynamic and static analysis tools and address material identified vulnerability issues. All of this is augmented by a formal Incident Response procedure to help ensure incoming incidents are appropriately triaged, escalated and remediated or mitigated. We also meet a broad range of security compliance standards, which vary depending on solution and data center, including HIPAA, ISO 27001, ISO 9001, NIST 800-53, PCI DSS, SOC 1 Type II and SOC 2 Type II.
Common user interface and user experience model. Our platform has been purpose-built to provide a consistent, intuitive and easy to use experience for our MSP partners. We are constantly improving the ease with which our MSP partners can engage with our platform to ensure they can efficiently deploy our solutions and accomplish their business goals.
Global footprint. We operate a global, multi-cloud architecture in order to deliver the best customer experience across both speed and customer choice regarding data sovereignty. We operate our workloads out of a mix of private

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data centers, AWS and Azure. This global reach enables us to deliver extensive choice to partners who have various data storage requirements.
Strategic Technology Partnerships
We designed our platform and solutions to be highly extensible which has allowed us to develop a vast technology partner ecosystem. We have three ways to deliver solutions from our strategic technology partners to our MSP partners:
Technology Alliance Program. Through our Technology Alliance Program, we enable third-party technology or software vendors to integrate with our platform to streamline workflows and share data. When a vendor joins the program, the relationship is formalized via a marketing agreement which sets expectations for joint marketing efforts such as webinars for our MSP partners. Once accepted to the program, these strategic partners have access to integration resources such as API documentation, as well as support and guidance from our product management team.
OEM Partners. These strategic partnerships allow us to embed best-of-breed third-party offerings directly into our platform and enable our MSP partners to sell these solutions to their customers. Under our OEM partnership approach, we manage joint roadmap integration, full go-to-market launch, and commercialization. Through our OEM partners, we are able to provide a greater breadth of offerings to address the various needs of our MSP partners.
Large enterprise technology vendors. We have partnerships with large enterprise technology vendors, which we believe validates our strategic differentiation in the MSP market. Through these strategic partnerships and our multi-tenant architecture, we are able to offer our MSP partners a unified platform that includes offerings from these vendors such as integration with Microsoft Intune, deep support for Mac, and robust monitoring for cloud services such as Meraki. These strategic partnerships expand the surface area of the devices that our MSP partners can manage and secure.
Our MSP Partners
We are a leading global provider of software solutions for MSPs, enabling them to power digital transformation and growth within SMEs. These MSP partners deploy, manage, and secure the IT environments of their SME customers around the world. Our MSP partners purchase our solutions on a subscription basis to power managed services sold to their customers or for their own internal business management.
Our MSP partners range in scale from IT firms with one or two technicians to large IT service providers with thousands of employees. They also range in geographical distribution, including some focused on local or regional customers and others with multi-national presences. Some of our MSP partners deploy multiple solutions on our platform across their entire customer base while others use our platform to service only a portion of their customers. Our MSP partners’ customers generally have fewer than 1,000 employees and span a wide range of industry verticals, including financial services, healthcare, professional services, education and manufacturing.
As of December 31, 2019, we had a large and growing base of more than 25,000 MSP partners serving over 500,000 SMEs globally. We count MSP partners as active subscribers to one or more of our solutions at the end of the measurement period. Our revenue is highly diversified across our entire MSP partner base, with no single partner making up more than 1% of our ARR in the period ending December 31, 2019. As of December 31, 2019, we had 1,117 MSP partners with ARR over $50,000.
Marketing, Sales, Partner Success and Support
Our marketing, sales and partner success organizations serve as the engine that powers our multi-dimensional land and expand go-to-market strategy. Through a combination of leading targeted marketing content, free trials and business development efforts, we cultivate a high volume of qualified opportunities that are passed on to dedicated insides sales teams to convert into partners. Additionally, our inside sales team leverages our marketing content to generate their own qualified opportunities to increase product penetration into our existing base.

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We segment our sales and marketing strategies by the needs of prospective MSPs and existing partners based on the stage of their respective business lifecycle. After we add an MSP partner, our partner success program is designed to help them better manage their own businesses, offer services enabled by our platform and expand their customer bases and usage of our solutions.
Marketing
Our marketing efforts are grounded in deep industry expertise and are designed to generate high quality opportunities for our sales organization. We deploy a highly flexible and analytics-driven direct marketing approach through broad use of digital marketing techniques including search engine optimization, paid search, social media marketing, virtual events, targeted email campaigns, localized websites, free resources and content marketing, display advertising, affinity groups and webinars.
We target our marketing efforts through a segment specific approach. For potential MSP partners that have less complex IT needs, we typically deploy a low-cost, low-touch strategy. For potential MSP partners that have more complex IT needs, we leverage a cost-efficient, account-based marketing model to target and educate them. Internationally, we partner with our global network of distributors to drive a localized marketing strategy.
In addition, we engage existing and prospective MSP partners through ongoing partner success and community-based initiatives. As part of our partner success initiatives, our marketing efforts are designed to educate MSPs about the features of both the service offerings that they currently use and service offerings that they do not use, as well as how our solutions can help them grow their businesses. Leveraging our deep industry expertise, we provide a range of community-based resources for our MSP partners including peer-to-peer webinars, online and in-person events, and content resources that are designed to help them better realize the value of our platform.
Sales
We deploy a highly effective and disciplined approach to sales that has foundations in the “selling from the inside” culture we cultivated as part of SolarWinds. This approach is rooted in having our sales organization selling online or over the phone, using a structured approach to managing opportunities, and adhering to standardized pricing and contract terms. Our sales team handles MSP partner accounts of all sizes and across geographies through our selling from the inside approach.
Our sales organization is organized by our key solution categories as well as by geographic region. Our dedicated sales teams receive high-quality opportunities from our marketing and business development motions to engage with prospects, supporting our multi-dimensional land motion. This is further powered by our low-friction, free-trial approach that allows prospective MSP partners to trial a fully functional version of our platform. When these prospective partners realize the value of our platform, they can then purchase solutions on our platform at the size and level of functionality appropriate for their and their customers’ IT environments.
Furthermore, our combined efforts across marketing, partner success and sales motions drive high-quality opportunities from our existing customer base that advances our expand go-to-market strategy. This approach allows us to cross-sell and expand product penetration within our existing MSP partner base. We adhere to a disciplined, data-driven approach to converting opportunities quickly and efficiently based on our understanding of the prospect or existing partner’s specific product demands and the inflection points in the selling process.
We also sell our software through distributors to supplement our direct sales force, primarily in non-English speaking regions, as well as to initiate and fulfill sales orders from MSPs that prefer to make purchases through a specific distributor. Our localized channel strategy in international markets allows us to offer in-market solutions, sales, marketing and support in the local language. Our base of channel distributors proactively create demand for our solutions and bring new opportunities and MSPs to us. We are also able to flexibly deploy a hybrid approach in which our sales specialists work alongside our distributors when targeting and landing higher value transactions within these local markets.

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Partner Success
We provide numerous partner success initiatives that help MSPs leverage our platform to expand their customer bases and service offerings and become more efficient business operators. Our partner success teams are categorized into onboarding, post-sales engineering, and partner success management. These cross-functional teams collectively educate our MSP partners on how to properly configure and use our platform and solutions for their individualized use cases and how to build successful businesses on our platform.
Through our Customer Success Center, our MSP partners have access to a range of educational resources such as the MSP Institute, Head Nerds, and community-based knowledge. Our MSP Institute provides training, tips, and playbooks across business, sales, marketing, and technical tracks from experts and industry leaders, and has already celebrated more than 45,000 course completions since its launch in 2018. Our Head Nerds program, launched in February 2020, delivers training, resources, and consultative sessions to help MSPs understand and optimize their businesses for the most important growth areas including security, backup, automation, and operations. Since its launch, our Head Nerds program has hosted over 70 boot camps with over 8,000 attendees.
We utilize our deep partner community as a valuable source of information exchange. Through moderated forums, peer councils, expert series and industry expert blogs, our MSP partners learn best practices about how to create and sell services, protect their customers and stay ahead in the rapidly evolving managed services space.
Support
Our experienced and localized support teams provide our MSP partners with 24x7x365 technical support for our platform and solutions.
Research and development
Our research and development organization is primarily responsible for the architecture, design, development, testing and deployment of new solutions and improvements to existing solutions, with a focus on ensuring that our platform is fully integrated and extensible.
We have designed our software development process to be responsive to the needs of our MSP partners, cost efficient and agile. We work closely with our MSP partners throughout the development process to build solutions that address the problems our MSP partners and their customers face. We regularly have a subset of our partners participate in processes to validate that our solutions and features are what they are looking for to improve their operations and address their most pressing demands.
We have built a development organization that allows us to add new features and enhance our platform quickly and efficiently. Our global development model allows us to source from a large talent pool by participating in multiple labor markets. We utilize small scrum teams that follow standard practices to build and test their code and foster continuous improvement. We share our development values across our offices and aim to assign meaningful design and development work to our international locations.
Competition
We compete in a large and fragmented industry with several vendors that provide technologies used by MSPs and other IT service providers to service SMEs. We compete with vendors in the following categories:
•MSP pure-play: Vendors focused on the MSP market which provide broad, integrated solutions that include monitoring and management, data protection, business management tools and security offerings. Examples of such vendors are Datto and Kaseya.
•Niche or domain-specific: Small to large enterprise vendors that provide solutions focused on a particular service that may be sold by MSPs, such as network monitoring, systems management, email security, remote access and support and data protection. Examples of such vendors are Auvik, Mimecast and Veeam.

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We believe the principal competitive factors in our market include:
•breadth and extensibility of features and functionality;
•focus on and alignment with both MSP and SME success;
•scalability, performance and reliability of our platform and solutions;
•ability to solve the technical and business problems of MSPs and customers of all sizes and complexities;
•flexibility of deployment models, whether public or private cloud, on-premises or in a hybrid environment;
•continued innovation to keep pace with evolving technology requirements and the changing needs of the SME market;
•ease of use and deployment;
•brand awareness and reputation among MSPs, their technicians and other IT professionals;
•total cost of ownership and alignment of cost with business objectives and needs of the MSP and SME markets; and
•effectiveness of sales and marketing efforts.
We believe that we compete favorably on these factors.
Our People
As part of the separation, we intend to enter into an agreement with SolarWinds with respect to employee matters. This agreement, together with the documents and agreements by which the internal re-organization will be effected, will provide for the allocation between SolarWinds and us of SolarWinds’ employees and related obligations and will govern the relationship of employees between SolarWinds and us after the separation. For additional information regarding the employee matters agreement and other transaction agreements, see the section entitled “Certain Relationships and Related Party Transactions—Agreements with SolarWinds.”
We are a global software company. As of December 31, 2019, we had 1,113 employees fully dedicated to our business, of which 223 were employed in the United States and 890 were employed outside of the United States. Of these employees, 98% were employed full time. We strive to be a people-centric company and believe we have a positive relationship with our employees, which we continue to nurture and develop. We are not party to any collective bargaining agreements.
Our success is the result of our talented, experienced and high performing employees across our organization, including functions such as research and development, sales and marketing, partner success and general and administrative.
As a global company, we have the distinct advantage of employing talented and diverse individuals across different ethnicities, genders, races, religions, sexual orientations and generations, all supported by a culture of innovation and inclusion. Our culture of collaboration enables us to deliver strong financial performance and build lasting relationships with our communities around the world.
We believe the combination of our relationship with our employees, strength of our software platform, alignment with our MSP partners and business model differentiates us in the market. Our ability to achieve our goals has always been, and continues to be, a result of the strong values and tremendous passion of our people. We continue to invest heavily in attracting top talent, training and development initiatives and motivating and retaining high potential employees.

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Intellectual Property
As part of the separation, we intend to enter into an agreement with SolarWinds respecting intellectual property matters. This agreement, together with the documents and agreements by which the internal reorganization will be effected, will provide for the allocation between SolarWinds and us of SolarWinds’ intellectual property assets and related obligations and will govern the relationships between SolarWinds and us after the separation.
We rely on a combination of patent, copyright, trademark, trade dress and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection. As of September 30, 2020, we owned five issued U.S. patents and one issued foreign patents, with expiration dates ranging from February 22, 2033              to July 12, 2034. SWI SpinCo may consider filing patent applications in the future, and we cannot guarantee that patents will be issued with respect to the current patent applications in a manner that gives us the protection that we seek or at all. Our patents and any future patents issued to us may be challenged, invalidated or circumvented and may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers.
We endeavor to enter into confidentiality and invention assignment agreements with our employees and contractors and with parties with which we do business in order to limit access to and disclosure of, and safeguard our ownership of, our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive with ours or that infringe our intellectual property rights, and policing unauthorized use of our technology and intellectual property rights can be difficult. The enforcement of our intellectual property rights also depends on any legal actions against these infringers being successful, but these actions may not be successful, even when our rights have been infringed.
Furthermore, effective patent, trademark, trade dress, copyright and trade secret protection may not be available in every country in which our solutions are available or where we have operations. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving.
Facilities
SolarWinds leases its offices and does not own any real estate. As part of the separation, we intend to enter into an agreement with SolarWinds respecting real estate matters. This agreement, together with the documents and agreements by which the internal reorganization will be effected, will provide for the allocation between SolarWinds and us of SolarWinds’ real estate leases and will govern the relationships between SolarWinds and us after the separation. We expect our corporate headquarters will be located in the greater Boston, Massachusetts metropolitan area and we anticipate leasing office space domestically and internationally in various locations for our operations.
We believe the facilities that we will lease following the separation will be adequate for the foreseeable future. If we require additional or substitute space, we believe that we will be able to obtain such space on acceptable, commercially reasonable terms.
Legal Proceedings
From time to time, we have been and may be involved in various legal proceedings and claims arising in our ordinary course of business. At this time, neither we nor any of our subsidiaries is a party to, and none of our respective property is the subject of, any legal proceeding that, if determined adversely to us, would have a material adverse effect on us.

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Management
Executive Officers
We are in the process of identifying the persons who will be our executive officers following the completion of the separation and distribution. In a subsequent amendment to the registration statement of which this information statement is a part, we will disclose information regarding our other executive officers.
While some of the individuals who are expected to serve as our executive officers are currently officers and employees of SolarWinds, upon the separation, none of these individuals will continue to be employees or executive officers of SolarWinds.
The following table sets forth information, as of          , 2021, regarding individuals who are expected to serve as our executive officers, including their positions following the completion of the separation and distribution.

Name	Age	Position

Board of Directors
We are in the process of identifying the persons who will be our directors following the completion of the distribution. In a subsequent amendment to the registration statement of which this information statement is a part, we will disclose information regarding its other directors.
The following table sets forth information, as of               , 2021, regarding individuals who are expected to serve as SWI SpinCo’s directors following the completion of the distribution.

Name	Age	Position

Status As a Controlled Company
Because the Sponsors will initially own             shares of our common stock, representing approximately          % of the voting power, immediately following the completion of the separation and distribution, we will be a controlled company within the meaning of the corporate governance standards of            . A controlled company does not need its board of directors to have a majority of independent directors or to form an independent compensation committee or nominating and corporate governance committee. As a controlled company, we will remain subject to the rules of the Sarbanes-Oxley Act and            , which require us to have an audit committee composed entirely of independent directors. Under these rules, assuming a three-member audit committee, we must have at least one independent director on our audit committee by the date our common stock is listed on the           , at least two independent directors on our audit committee within 90 days of the effective date of the registration statement of which this information statement is a part, and at least three independent directors on our audit committee within one year of the effective date of the registration statement. We expect to have            independent directors upon the completion of the separation and distribution.
If at any time we cease to be a controlled company, we will take all action necessary to comply with the Sarbanes-Oxley Act and the corporate governance standards of           , including by appointing a majority of independent directors to our board of directors and ensuring we have a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to permitted “phase-in” periods.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Code of Business Conduct and Ethics
Our board of directors will adopt a code of business conduct and ethics for all employees, including our Chief Executive Officer and President, Chief Financial Officer and other executive and senior financial officers. The code of business ethics and conduct will be available on the investor relations portion of our website at                     . We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.
Composition of the Board of Directors
Our business and affairs are managed under the direction of our board of directors. Currently, our board of directors consists of            persons. We expect our board of directors will consist of              persons immediately following the completion of the distribution,             of whom will qualify as “independent” under the listing standards of           .
In connection with the distribution, we will enter into a stockholders’ agreement with the Sponsors to be effective as of immediately prior to the consummation of the distribution. After the consummation of the distribution, the number of directors will be fixed by our board of directors, subject to the terms of our restated charter and restated bylaws that will become effective immediately prior to the completion of the distribution and to the stockholders’ agreement. Pursuant to the terms of the stockholders’ agreement, the Sponsors will be entitled to nominate members of our board of directors as follows:
•so long as the Silver Lake Funds own, in the aggregate, (i) at least      % of the aggregate number of outstanding shares of our common stock immediately following the consummation of the distribution, affiliates of Silver Lake will be entitled to nominate       directors, (ii) less than      % but at least      % of the aggregate number of outstanding shares of our common stock immediately following the consummation of the distribution, affiliates of Silver Lake will be entitled to nominate       directors, and (iii) less than      % but at least      % of the aggregate number of outstanding shares of our common stock immediately following the consummation of the distribution, affiliates of Silver Lake will be entitled to nominate      director; and
•so long as the Thoma Bravo Funds and their co-investors own, in the aggregate, (i) at least      % of the aggregate number of outstanding shares of our common stock immediately following the consummation of the distribution, affiliates of Thoma Bravo will be entitled to nominate       directors, (ii) less than      % but at least      % of the aggregate number of outstanding shares of our common stock immediately following the consummation of the distribution, affiliates of Thoma Bravo will be entitled to nominate       directors, and (iii) less than      % but at least      % of the aggregate number of outstanding shares of our common stock immediately following the consummation of the distribution, affiliates of Thoma Bravo will be entitled to nominate       director.
Directors nominated by the Silver Lake Funds and Thoma Bravo Funds under the stockholders’ agreement are referred to in this information statement as the “Silver Lake Directors” and the “Thoma Bravo Directors,” respectively. The initial Silver Lake Director nominees are             ,             , and the initial Thoma Bravo Director nominees are             ,             and             .
The Sponsors will agree to vote their shares in favor of the directors nominated as set forth above. Each of our current directors will continue to serve as a director until the election and qualification of his successor, or until his earlier death, resignation or removal.
Classified Board
At the completion of the distribution, our board of directors will be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2021, 2022 and 2023, respectively.             ,             and             , will be assigned to Class I,             ,             and             , will be assigned to Class II, and             ,             and             , will be assigned to Class III. At each annual meeting of stockholders held after the initial classification, directors will be elected to succeed the class of directors

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of our board of directors.
Director Independence
We expect that our board of directors will consist of     members, of whom we expect     will qualify as “independent” under the applicable rules of the           .
Board Committees
Upon the completion of the distribution, our board of directors will have established an audit committee, a compensation committee and a nominating and corporate governance committee, and may have such other committees as our board of directors may establish from time to time. The composition and responsibilities of each of the committees of our board of directors is described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Pursuant to the terms of the stockholders’ agreement, any new committees of our board of directors will include at least one Silver Lake Director and at least one Thoma Bravo Director, as long as each of Silver Lake and Thoma Bravo is still then entitled to nominate at least one director, respectively, and such additional members as determined by our board of directors, with exceptions for requirements of law and stock exchange rules.
Audit Committee
We anticipate that following the completion of the distribution, our audit committee will consist of              ,              and             . Our board of directors has determined that             satisfies the requirements for independence under the applicable rules and regulations of the SEC and listing standards of the            , and each member of the audit committee satisfies the requirements for financial literacy under the applicable rules and regulations of the SEC and listing standards of the            . We plan to rely on the applicable phase-in period to satisfy the independence requirements of the            with respect to our audit committee. We anticipate that following the completion of the distribution,             will serve as the chair of our audit committee.             qualifies as an “audit committee financial expert” as defined in the rules of the SEC and satisfies the financial expertise requirements under the listing standards of the            . Following the completion of the distribution, our audit committee will, among other things, be responsible for:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•considering the adequacy of our internal controls and internal audit function;
•reviewing our policies on risk assessment and risk management;
•reviewing material related-party transactions or those that require disclosure; and
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Compensation Committee
We anticipate that following the completion of the distribution, our compensation committee will consist of              ,             and             . We anticipate that following the completion of the distribution,             will serve as the chair of our compensation committee. Because we will be a controlled company under the Sarbanes-Oxley Act and the rules of the            , as of the completion of the distribution, we will not be required to have a compensation committee composed entirely of independent directors, as of the completion of the distribution.
Following the completion of the distribution, our compensation committee will, among other things, be responsible for:
•reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
•reviewing and recommending to our board of directors the compensation of our directors;
•reviewing and recommending to our board of directors the terms of any compensatory agreements with our executive officers;
•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and
•reviewing our overall compensation philosophy.
Nominating and Corporate Governance Committee
We anticipate that following the completion of the distribution, our nominating and corporate governance committee will consist of             ,              and             . We anticipate that following the completion of the distribution,             will serve as the chair of our nominating and corporate governance committee. Because we will be a controlled company under the Sarbanes-Oxley Act and rules of the            , as of the completion of the distribution, we will not be required to have a nominating and corporate governance committee composed entirely of independent directors, as of the completion of the distribution.
Following the completion of the distribution, our nominating and corporate governance committee will, among other things, be responsible for:
•identifying and recommending candidates for membership on our board of directors, in accordance with the terms and requirements of the stockholders’ agreement;
•reviewing and recommending our corporate governance guidelines and policies;
•reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers;
•overseeing the process of evaluating the performance of our board of directors; and assisting our board of directors on corporate governance matters.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Executive Compensation
We currently operate as a business unit of SolarWinds and not as an independent company, and our compensation committee is not expected to begin meeting until after the completion of the separation and distribution. As a result, SolarWinds has determined the compensation of those individuals who are expected to be designated as our executive officers, and will continue to do so until the completion of the separation and distribution. In compliance with SEC rules, the information included in this section is historical. We may implement changes to our executive compensation policies and programs in connection with or following the separation.
Summary Compensation Table
The following table presents compensation information for fiscal 2020 paid to or accrued for our principal executive officer and our two other most highly compensated persons serving as executive officers as of the end of fiscal 2020. We refer to these executive officers as our “named executive officers” for fiscal 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Nonequity Incentive Plan Compensation ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

_______________
(1)The amounts reported in this column represent the discretionary amount of annual cash bonuses paid under SolarWinds’ Bonus Plan. For a detailed discussion of these bonuses, see below under the caption “Narrative Disclosure to Summary Compensation Table—SolarWinds Bonus Plan.”
(2)The amounts reported in this column represent the annual cash bonuses paid under the formulaic calculation of SolarWinds’ Bonus Plan. For a detailed discussion of these bonuses, see below under the caption “Narrative Disclosure to Summary Compensation Table— SolarWinds Bonus Plan.”
(3)The amounts reported in this column represent the ASC Topic 718 value of equity incentive awards granted during the year, plus value of awards that were modified during such year and for which such modification resulted in incurring incremental value.
(4)Unless otherwise noted, includes employer contribution to executive officer’s 401(k) retirement plan.
Narrative Disclosure to Summary Compensation Table
Base Salary
Each named executive officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. Historically, the SolarWinds compensation committee has established the annual base salary rate for each of the named executive officers at a level necessary to retain the individual’s services, and reviews base salaries on an annual basis in consultation with SolarWinds’ Chief Executive Officer (other than with respect to the Chief Executive Officer’s own salary), SolarWinds’ compensation committee and its independent compensation consultant. For fiscal 2020,            base salary was $            ,             ’s base salary was $             and             ’s base salary was $            . The compensation committee is expected to make adjustments to the base salary rates of the named executive officers upon consideration of any factors that it deems relevant, including, but not limited to, (i) any increase or decrease in the executive’s responsibilities, (ii) the executive’s individual performance, (iii) assessment of professional effectiveness, consisting of competencies such as leadership, commitment, creativity and team accomplishment, (iv) internal parity amongst other leaders in the company and (v) salaries for the comparable leadership position at similarly situated companies, as based on publicly available information or data published in nationally recognized compensation surveys.
SolarWinds Bonus Plan
SolarWinds has provided our named executive officers with an opportunity to receive non-equity incentive payments under its Bonus Plan, or bonus plan. All SolarWinds employees at the level of Group Vice President and above are eligible to participate in the bonus plan. Annual bonuses are earned through achievement of performance targets established by SolarWinds’ compensation committee, with the degree of performance achievement determining the bonus amount earned relative to the named executive officer’s target bonus amount. Participants in

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
the bonus plan generally must be employed on the date the awards are actually paid in order to receive payment. The following description sets forth the basic framework for the calculation of bonuses under the bonus plan but the decision to pay a bonus and the amount of the bonuses paid under the plan was subject to the discretion of SolarWinds’ compensation committee.
Under the bonus plan, each named executive officer was assigned a target bonus amount, either as a percentage of base salary or as a specified dollar amount. For fiscal 2020,            target bonus amount was             %,             ’s target bonus amount was             % and             ’s target bonus amount was $            . The performance measures under the bonus plan were            and            with each of the two measures weighted      % in computing the total bonus earned relative to a named executive officer’s target bonus amount. In addition, SolarWinds’ compensation committee established a minimum            threshold that must be achieved for any bonus to be earned except for bonus payments associated with our revenue growth performance above target levels.
The 2020 bonuses were paid following a year-end review of the applicable performance criteria. For fiscal 2020, the compensation committee of SolarWinds                           . The bonus amounts paid to our named executive officers derived from the Bonus Plan calculation for fiscal 2020 are reported in the Summary Compensation Table above in the “Nonequity Incentive Plan Compensation” column. The discretionary bonus amount paid to our named executive officers for fiscal 2020 are reported in the Summary Compensation Table above in the “Cash Bonus” column.
SolarWinds 2018 Equity Incentive Plan
In connection with the separation, we expect to implement an equity incentive plan to align the interests of our executive officers and other employees with those of our stockholders and to promote a longer-term performance perspective and progress toward achieving our long-term strategy. SolarWinds utilizes long-term equity-based incentives granted under its 2018 Equity Incentive Plan, or 2018 Plan. In addition, equity-based awards are expected to provide an important retention tool for us because vesting will be subject to continued service.
Other Compensation Elements
Our named executive officers are eligible to participate in SolarWinds’ standard employee benefit plans, including medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to similarly located employees. SolarWinds currently maintains a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code, under which employees, including our named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. For more information, see “—Benefit Plans—401(k) Plan.” Upon the completion of the separation and the distribution, we will have our own standard employee benefit plans including 401(k), medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to similarly located employees.
Outstanding Equity Awards at December 31, 2020
The following table sets forth information regarding outstanding stock awards held by our named executive officers at December 31, 2020, all of which were denominated in shares of SolarWinds common stock.

Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(2)

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
_______________
(1)The stock awards reported in this column represent the unvested portion of outstanding awards subject to time-based vesting conditions.
(2)These amounts were calculated as the product of the closing price of SolarWinds’ common stock on December 31, 2020 (the last market trading day in 2020), which was $            , and the number of shares pursuant to the applicable restricted stock units award.
(3)The stock awards reported in this column represent the unvested portion of outstanding awards subject to performance-based vesting conditions.
Compensatory Arrangements for Certain Executive Officers
SolarWinds has entered into employment agreements with            ,              and             . Prior to the separation, we intend to enter into new agreements with            ,             and             that will supersede their agreements with SolarWinds. Additional information regarding these new agreements will be provided in subsequent filings.
Director Compensation
We are in the process of identifying the compensation arrangements that will be applicable to our directors. Effective on or prior to the separation, we expect our board of directors to adopt a director compensation plans that are materially similar to those of SolarWinds. SolarWinds has not historically paid any cash or equity compensation to our directors for their services as directors or as members of committees of our board of directors.

Name(1)	All Other Compensation ($)	Total ($)

_______________
(1)             ,             ,             ,             and             are included in the table but receive no compensation for their services as directors.             ,             and             are representatives of Silver Lake, and             ,             and             are representatives of Thoma Bravo.
Limitations of Liability; Indemnification of Directors and Officers
Section 145 of the DGCL authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our restated charter, to be effective immediately prior to the completion of the distribution, provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law, such protection would be not available for liability:
•for any breach of a duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•for any transaction from which the director derived an improper benefit; or
•for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.
Our restated charter, to be effective immediately prior to the completion of the distribution, also provides that if Delaware law is amended after the approval by our stockholders of the restated charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.
Our restated charter and restated bylaws, to be effective immediately prior to the completion of the distribution, further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our restated bylaws also authorize us to indemnify any of our employees or agents and authorize us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
In addition, our restated bylaws, to be effective immediately prior to the completion of the distribution, provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the restated bylaws are not exclusive.
The limitation of liability and indemnification provisions in our restated charter and restated bylaws, to be effective immediately prior to the completion of the distribution, may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in material claims for indemnification. We believe that our indemnity agreements and our restated charter and restated bylaws, to be effective immediately prior to the completion of the distribution, are necessary to attract and retain qualified persons as directors and executive officers.
Indemnity Agreements
Before the completion of the separation, we will enter into indemnity agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each such director and executive officer to the fullest extent permitted by Delaware law and our restated charter and restated bylaws to be effective immediately prior to the completion of the distribution for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We will also maintain directors’ and officers’ liability insurance.
Benefit Plans
2021 Plan
Before the completion of the separation, our board of directors will adopt, and we expect our stockholders will approve, our 2021 Equity Incentive Plan, or the 2021 Plan. The 2021 Plan will be effective upon its approval by our stockholders. It is intended to make available incentives that will assist us to attract, retain and motivate employees, including officers, consultants and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units and other cash-based or stock-based awards.
A total of             shares of our common stock will be initially authorized and reserved for issuance under the 2021 Plan, plus a number of shares of our common stock sufficient to cover any awards relating to SolarWinds common stock that may be converted into awards relating to our common stock upon the completion of the distribution. This reserve will automatically increase on January 1, 2023, and each subsequent anniversary through and including January 1, 2031, by an amount equal to the smaller of (a)      % of the number of shares of our common stock issued and outstanding on the immediately preceding December 31 and (b) an amount determined by our board of directors.
Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2021 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards that expire or are canceled or forfeited will again become available for issuance under the 2021 Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations in connection with restricted stock unit or other full value awards. Upon payment in shares pursuant to the exercise of a stock appreciation right, the number of shares available for issuance under the 2021 Plan will be reduced by the gross number of shares for which the stock

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
appreciation right is exercised. If the exercise price of an option is paid by tender of previously owned shares or by means of a net exercise, the number of shares available for issuance under the 2021 Plan will be reduced by the gross number of shares for which the option is exercised. Shares purchased in the open market with option exercise proceeds or shares withheld to satisfy tax obligations upon the exercise of options will not add to the number of shares available under the 2021 Plan.
The 2021 Plan will be administered by the compensation committee of our board of directors. Subject to the provisions of the 2021 Plan, the compensation committee will determine in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. However, the compensation committee may delegate to one or more of our officers the authority to grant awards to persons who are not officers or directors, subject to certain limitations contained in the 2021 Plan and award guidelines established by the compensation committee. The compensation committee will have the authority to construe and interpret the terms of the 2021 Plan and awards granted under it. The 2021 Plan provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2021 Plan.
Without stockholder approval, we may not provide for the cancellation of stock options or stock appreciation rights with exercise prices in excess of the fair market value of the underlying shares of common stock in exchange for new options or other equity awards with exercise prices equal to the fair market value of the underlying common stock or a cash payment or to amend such awards to reduce the exercise price thereof.
Awards may be granted under the 2021 Plan to our employees, including officers, directors or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. All awards will be evidenced by a written agreement between us and the holder of the award and may include any of the following:
•Stock options. We may grant nonstatutory stock options or incentive stock options (as described in Section 422 of the Internal Revenue Code, or the Code), each of which gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to purchase a number of shares of our common stock at an exercise price per share determined by the administrator, which may not be less than the fair market value of a share of our common stock on the date of grant.
•Stock appreciation rights. A stock appreciation right gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation in shares of our common stock or in cash, except that a stock appreciation right granted in tandem with a related option is payable only in stock.
•Restricted stock. The administrator may grant restricted stock awards either as a bonus or as a purchase right at such price as the administrator determines. Shares of restricted stock remain subject to forfeiture until vested, based on such terms and conditions as the administrator specifies. Holders of restricted stock will have the right to vote the shares and to receive any dividends paid, except that the dividends will be subject to the same vesting conditions as the related shares.
•Restricted stock units. Restricted stock units represent rights to receive shares of our common stock (or their value in cash) at a future date without payment of a purchase price (unless required under applicable state corporate laws), subject to vesting or other conditions specified by the administrator. Holders of restricted stock units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant restricted stock units that entitle their holders to dividend equivalent rights.
•Performance shares and performance units. Performance shares and performance units are awards that will result in a payment to their holder only if specified performance goals are achieved during a specified performance period. Performance share awards are rights denominated in shares of our common stock, while performance unit awards are rights denominated in dollars or in stock units that represent rights to receive shares of our common stock at a future date without payment of a purchase price, subject to

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
performance and other vesting conditions specified by the administrator. The administrator establishes the applicable performance goals based on one or more measures of business or personal performance enumerated in the 2021 Plan, such as revenue, gross margin, net income or total stockholder return or as otherwise determined by the administrator. To the extent earned, performance share and unit awards may be settled in cash or in shares of our common stock. Holders of performance shares or performance units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant performance shares that entitle their holders to dividend equivalent rights.
•Cash-based awards and other stock-based awards. The administrator may grant cash-based awards that specify a monetary payment or range of payments or other stock-based awards that specify a number or range of shares or units that, in either case, are subject to vesting or other conditions specified by the administrator. Settlement of these awards may be in cash or shares of our common stock, as determined by the administrator. Their holder will have no voting rights or right to receive cash dividends unless and until shares of our common stock are issued pursuant to the award. The administrator may grant dividend equivalent rights with respect to other stock-based awards.
In the event of a change in control as described in the 2021 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2021 Plan or substitute substantially equivalent awards. Any awards that are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. Our compensation committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines. The 2021 Plan will also authorize our compensation committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the canceled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.
The 2021 Plan will continue in effect until it is terminated by the administrator; provided, however, that all awards will be granted, if at all, within 10 years of its effective date. The administrator may amend, suspend or terminate the 2021 Plan at any time; provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law or listing rule.
2021 Employee Stock Purchase Plan
Before the completion of the separation, our board of directors will adopt, and we expect our stockholders will approve, our 2021 Employee Stock Purchase Plan, or the ESPP. We expect that our ESPP will be effective on the business day immediately prior to the effective date of the registration statement of which this information statement is a part.
A total of              shares of our common stock are available for sale under our ESPP. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the ESPP on January 1, 2023 and each subsequent anniversary through and including January 1, 2031, equal to the smallest of:
•               shares;
•     % of the outstanding shares of our common stock on the immediately preceding December 31; and
•such other amount as may be determined by our board of directors.
Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights that expire or are canceled will again become available for issuance under the ESPP.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
The compensation committee of our board of directors will administer the ESPP and have full authority to interpret the terms of the ESPP. The ESPP provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the ESPP.
All of our employees, including our named executive officers, and employees of any of our subsidiaries designated by the compensation committee are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year, subject to any local law requirements applicable to participants in jurisdictions outside the United States. However, an employee may not be granted rights to purchase stock under our ESPP if such employee:
•immediately after the grant would own stock or options to purchase stock possessing      % or more of the total combined voting power or value of all classes of our capital stock; or
•holds rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $               worth of our stock as valued under Section 423 of the Code for each calendar year in which the right to be granted would be outstanding at any time.
Our ESPP is intended to qualify under Section 423 of the Code but also permits us to include our non-U.S. employees in offerings not intended to qualify under Section 423. The ESPP will typically be implemented through consecutive six-month offering periods. The offering periods generally start on the first trading day on or after February 16 and August 16 of each year. The administrator may, in its discretion, modify the terms of future offering periods, including establishing offering periods of up to 27 months and providing for multiple purchase dates. The administrator may vary certain terms and conditions of separate offerings for employees of our non-U.S. subsidiaries where required by local law or desirable to obtain intended tax or accounting treatment.
Our ESPP permits participants to purchase common stock through payroll deductions of up to 20.0% of their eligible compensation, which includes a participant’s regular and recurring straight time gross earnings and payments for overtime and shift premiums but excludes payments for incentive compensation, bonuses and other similar compensation.
Amounts deducted and accumulated from participant compensation, or otherwise funded in any participating non-U.S. jurisdiction in which payroll deductions are not permitted, are used to purchase shares of our common stock at the end of each offering period. The purchase price of the shares will be      % of the lesser of the fair market value of our common stock on the first day or the last day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.
Each participant in any offering will have an option to purchase for each full month contained in the offering period a number of shares determined by dividing $               by the fair market value of a share of our common stock on the first day of the offering period, except as limited in order to comply with Section 423 of the Code. Prior to the beginning of any offering period, the administrator may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the administrator will make a pro rata allocation of the available shares. Any amounts withheld from participants’ compensation in excess of the amounts used to purchase shares will be refunded, without interest.
A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.
In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights. If the acquiring or successor corporation does not assume or substitute for outstanding purchase rights, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Our ESPP will continue in effect until terminated by the administrator. The compensation committee has the authority to amend, suspend or terminate our ESPP at any time.
401(k) Plan
Prior to the completion of the separation, we will maintain a tax-qualified retirement plan, or 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) plan immediately upon meeting all eligibility requirements. Participants in the 401(k) plan may elect to defer the lesser of 90% of their current compensation or the statutory limit, $19,500 in 2021 (or $26,000 if eligible for catch-up contributions) and contribute that amount to the 401(k) plan. In addition to salary deferral contributions, we make a safe harbor employer contribution to each eligible participant’s account in an amount equal to      % of the first      % of the eligible participant’s compensation contributed to the 401(k) plan and      % of the next      % of the eligible participant’s compensation contributed to the plan. A participant is always      % vested in his or her salary deferral and safe harbor contributions. The 401(k) plan also allows us to make discretionary matching contributions.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Certain Relationships And Related Party Transactions
Prior to the separation, we have operated as a business unit within SolarWinds. Immediately following the distribution, the Sponsors will own       of our outstanding common stock, representing approximately     % of voting power. As a result, the Sponsors will have the power acting alone to approve any action requiring the affirmative vote of a majority of the votes entitled to be cast and to elect all of our directors.
Prior to completion of the separation, we intend to enter into certain agreements with SolarWinds relating to the separation and our relationship with SolarWinds after the separation. The material terms of such agreements with SolarWinds relating to our historical relationship, the separation and our relationship with SolarWinds after the separation are described below. Prior to the completion of the distribution, we intend to enter into certain agreements with the Sponsors. We do not currently expect to enter into any additional agreements or other transactions with SolarWinds outside the ordinary course or with any of its directors, officers or other affiliates, other than those entered into with SolarWinds and the Sponsors specified below. Any transactions with directors, officers or other affiliates will be subject to requirements of Sarbanes-Oxley and SEC rules and regulations.
Relationship with SolarWinds
Historical Relationship with SolarWinds
SolarWinds currently provides certain services to us, and costs associated with these functions have been allocated to us. The allocations include costs related to corporate services, such as executive management, information technology, legal, finance and accounting, human resources, tax, treasury, research and development, sales and marketing, shared facilities and other services. Where possible, these costs were allocated based on direct usage, with the remainder allocated on a basis of revenue, headcount or other measures we have determined as reasonable. The stock-based compensation includes expense attributable to our employees and an allocation of stock-based compensation attributable to employees of SolarWinds. These allocations are primarily reflected within operating expenses in our combined statements of operations. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. The amount of these allocations from SolarWinds was $        million, which included $        million for research and development, $        million for sales and marketing, $        million for general and administrative expense and $        million for cost of revenue for the year ended December 31, 2020, and $19.8 million, which included $1.2 million for research and development, $1.1 million for sales and marketing, $17.4 million for general and administrative expense and $0.1 million for cost of revenue for the year ended December 31, 2019.
Although we will enter into certain agreements with SolarWinds in connection with the separation and the distribution, the amount and composition of our expenses may vary from historical levels since the fees charged for the services under the agreements may be higher or lower than the costs reflected in the historical allocations.
Following the completion of the separation, we expect SolarWinds to continue to provide many of the services described above on a transitional basis for a fee. These services will be provided under the transition services agreement described below.
Following the completion of the separation, we will be subject to the reporting requirements of the Exchange Act. We will be required to establish procedures and practices as a stand-alone public company in order to comply with our obligations under the Exchange Act and related rules and regulations. As a result, we will incur additional costs, including internal audit, investor relations, stock administration and regulatory compliance costs. These additional costs may differ from the costs that were historically allocated to us from SolarWinds. Additionally, we expect increased general and administrative expense, which includes separation expenses relating to third-party advisory, consulting and legal services, and other items that are incremental and one-time in nature. To operate as a stand-alone company, we expect to incur costs to replace certain services previously provided by SolarWinds, which may be higher than those reflected in our historical combined financial statements. We expect to incur internal costs to implement certain new systems while our legacy systems are being fully supported by SolarWinds under the

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
transition services agreement, which costs we estimate to be $             million to $          million in the next twelve months.
Agreements with SolarWinds
Following the separation and distribution, SolarWinds and we will operate separately, each as an independent public company. In connection with the separation and distribution, we will enter into various agreements to effect the separation and provide a framework for our relationship with SolarWinds after the separation. These agreements will provide for the allocation between SolarWinds and us of SolarWinds’ assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from SolarWinds and will govern certain relationships between SolarWinds and us after the separation. These agreements have been or will be filed as exhibits to the registration statement of which this information statement is a part.
The following summaries of each of these agreements are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. When used in this section, “distribution date” refers to the date on which SolarWinds commences distribution of SWI SpinCo’s common stock to the holders of shares of SolarWinds common stock.
The Separation Agreement
SolarWinds and we will enter into a separation and distribution agreement, or the separation agreement, prior to the distribution of SWI SpinCo’s common stock to holders of SolarWinds common stock. The separation agreement will set forth our agreements with SolarWinds regarding the principal actions to be taken in connection with the separation. It will also set forth other agreements that govern certain aspects of our relationship with SolarWinds following the separation and distribution.
Transfer of Assets and Assumption of Liabilities
The separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of SolarWinds and us as part of the internal reorganization transaction described herein, and will describe when and how these transfers, assumptions and assignments will occur, though many of the transfers, assumptions and assignments will have already occurred prior to the parties’ entering into the separation agreement. The separation agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that SolarWinds and we retain the assets necessary to operate their and our respective businesses and retain or assume the liabilities allocated in accordance with the separation. The separation agreement also will provide for the settlement or extinguishment of certain liabilities and other obligations between SolarWinds and us. In particular, the separation agreement will provide that, subject to the terms and conditions contained in the separation agreement:
•“SWI SpinCo Assets” (as defined in the separation agreement), including, but not limited to, the equity interests of our subsidiaries, assets reflected on our pro forma balance sheet and assets primarily (or in the case of intellectual property, exclusively) relating to our business, will be retained by or transferred to us or one of our subsidiaries, except as set forth in the separation agreement or one of the other agreements described below;
•“SWI SpinCo Liabilities” (as defined in the separation agreement), including, but not limited to, the following will be retained by or transferred to us or one of our subsidiaries:
◦all of the liabilities (whether accrued, contingent or otherwise, and subject to certain exceptions) to the extent related to, arising out of or resulting from our business;
◦any and all “SWI SpinCo Environmental Liabilities” (as defined in the separation agreement);
◦liabilities (whether accrued, contingent or otherwise) reflected on our pro forma balance sheet;

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
◦liabilities (whether accrued, contingent or otherwise) relating to, arising out of, or resulting from, any infringement, misappropriation or other violation of any intellectual property of any other person related to the conduct of the our business;
◦liabilities relating to, arising out of, or resulting from any indebtedness of any subsidiary of us or any indebtedness secured exclusively by any of our assets;
◦liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from any form, registration statement, schedule or similar disclosure document filed or furnished with the U.S. Securities and Exchange Commission, to the extent the liability arising therefrom related to matters related to our business;
◦all other liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from disclosure documents filed or furnished with the U.S. Securities and Exchange Commission that are related to the separation (including the registration statement of which this information statement is a part, and this information statement); and
•All assets and liabilities (whether accrued, contingent or otherwise) of SolarWinds will be retained by or transferred to SolarWinds or one of its subsidiaries (other than us or one of our subsidiaries), except as set forth in the separation agreement or one of the other agreements described below and except for other limited exceptions that will result in our retaining or assuming certain other specified liabilities.
The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, are solely covered by the tax matters agreement.
Except as expressly set forth in the separation agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with. In general, neither SolarWinds nor we will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, or any other matters.
Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.
Further Assurances; Separation of Guarantees
To the extent that any transfers of assets or assumptions of liabilities contemplated by the separation agreement have not been consummated on or prior to the date of the distribution, the parties will agree to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Each party will agree to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation agreement and other transaction agreements. Additionally, SolarWinds and we will use commercially reasonable efforts to remove us and our subsidiaries as a guarantor of liabilities (including surety bonds) retained by

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SolarWinds and its subsidiaries and to remove SolarWinds and its subsidiaries as a guarantor of liabilities (including surety bonds) to be assumed by us.
The Distribution
The separation agreement will govern the rights and obligations of the parties regarding the proposed distribution and certain actions that must occur prior to the proposed distribution. SolarWinds will cause its agent to distribute to holders of SolarWinds common stock as of the record date      % of the issued and outstanding shares of SWI SpinCo common stock. Holders of SolarWinds common stock who would be entitled to receive a fraction of a share of SWI SpinCo common stock in the distribution will receive cash in lieu of fractional shares. SolarWinds will have the sole and absolute discretion to determine (and change) the terms, form and structure of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution.
Conditions to the Distribution
The separation agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by SolarWinds in its sole discretion. For further information regarding these conditions, see “The Separation and Distribution—Conditions to the Distribution.” SolarWinds may, in its sole discretion, determine the record date, the distribution date and the terms of the distribution and may at any time prior to the completion of the distribution decide to abandon or modify the distribution.
Shared Contracts
Certain shared contracts are to be assigned or amended to facilitate the separation of our business from SolarWinds. If such contracts may not be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract after the separation is complete.
Release of Claims and Indemnification
Except as otherwise provided in the separation agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the separation agreement or any ancillary agreement. These releases will be subject to certain exceptions set forth in the separation agreement.
The separation agreement will provide for cross-indemnities that, except as otherwise provided in the separation agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to us under the separation agreement with us and financial responsibility for the obligations and liabilities allocated to SolarWinds under the separation agreement with SolarWinds. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or due to:
•the liabilities or alleged liabilities each party assumed or retained pursuant to the separation agreement;
•the assets each party assumed or retained pursuant the separation agreement;
•the operation of each such party’s business, whether prior to, at, or after the distribution; and
•any breach by SolarWinds or us of any provision of the separation agreement or any other agreement unless such other agreement expressly provides for separate indemnification therein.
Each party’s aforementioned indemnification obligations will be uncapped; provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The separation agreement will also specify procedures with

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by the tax matters agreement.
Legal Matters
Except as otherwise set forth in the separation agreement or any ancillary agreement (or as otherwise described above), each party to the separation agreement will assume the liability for, and control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such legal matters.
Cash Adjustment
The separation agreement will contain a cash adjustment provision, with payment of such adjustments to be made within       business days of the determination of the final cash balance. Pursuant to the adjustment, if our aggregate cash balance at the time of the distribution, excluding any cash proceeds from our financing that are retained by us and not paid as a special dividend to SolarWinds, is determined to have been greater than the reference cash balance of $     , we will pay SolarWinds the excess and if our aggregate cash balance at the time of the distribution, excluding any cash proceeds from our financing that are retained by us and not paid as a special dividend to SolarWinds, is determined to have been less than the reference cash balance of $     , SolarWinds will pay us the shortfall.
Insurance
Following the separation, we will be responsible for obtaining and maintaining at our own cost our own insurance coverage. Additionally, with respect to certain claims arising prior to the distribution, we may, for certain claims only at the sole discretion of SolarWinds, seek coverage under SolarWinds third-party insurance policies to the extent that coverage may be available thereunder.
No Restriction on Competition.
None of the provisions of the separation agreement include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by either party.
No Hire and No Solicitation.
Neither SolarWinds nor we will hire or retain an employee of the other party or its subsidiaries for              following the distribution. Neither SolarWinds nor we will recruit or solicit an employee of the other party or its subsidiaries for              following the distribution.
Dispute Resolution
If a dispute arises between SolarWinds and us under the separation agreement, the general counsels of the parties and such other representatives as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner then, unless otherwise agreed by the parties and except as otherwise set forth in the separation agreement, the dispute will be resolved through binding confidential arbitration.
Term/Termination
Prior to the distribution, SolarWinds has the unilateral right to terminate or modify the terms of the separation agreement. After the effective time of the distribution, the term of the separation agreement is indefinite and it may only be terminated with the prior written consent of both SolarWinds and us.
Other Matters Governed by the Separation Agreement
Other matters governed by the separation agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Transition Services Agreement
SolarWinds and we will enter into a transition services agreement that will be effective upon the distribution, pursuant to which SolarWinds and its subsidiaries and we and our subsidiaries will provide to each other various services. The services to be provided include information technology, facilities, certain accounting and other financial functions, and administrative services. The charges for the transition services generally are expected to allow the providing company to fully recover all out-of-pocket costs and expenses it actually incurs in connection with providing the service, plus, in some cases, the allocated indirect costs of providing the services, generally without profit.
The transition services agreement will terminate on the expiration of the term of the last service provided under it, unless earlier terminated by the parties. If no term period is provided for a specified service, then such service is to terminate on the second anniversary of the effective date of the transition services agreement. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject to a minimum notice period equal to            days.
We do not expect the net costs associated with the transition services agreement to be materially different than the historical costs that have been allocated to us related to these same services.
Tax Matters Agreement
Allocation of Taxes. In connection with the separation and distribution, SolarWinds and we will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, under the agreement, we will be responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed with respect to tax returns that include only us and/or any of our subsidiaries for any periods or portions thereof ending on or prior to consummation of the separation and distribution.
Neither party’s obligations under the agreement will be limited in amount or subject to any cap. The agreement will also assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement will provide for cooperation and information sharing with respect to tax matters.
SolarWinds will generally be responsible for preparing and filing any tax return that includes SolarWinds or any of its subsidiaries (as determined immediately after the distribution), including those that also include us and/or any of our subsidiaries. We will generally be responsible for preparing and filing any tax returns that include only us and/or any of our subsidiaries.
The party responsible for preparing and filing any tax return will generally have primary authority to control tax contests related to any such tax return. We will generally have exclusive authority to control tax contests with respect to tax returns that include only us and/or any of our subsidiaries.
Preservation of the Tax-Free Status of Certain Aspects of the Separation. SolarWinds and we intend for the distribution, together with certain related transactions, to qualify as transaction that is tax-free to SolarWinds and SolarWinds’ shareholders under Sections 355 and 368(a)(1)(D) of the Code.
SolarWinds expects to receive opinions from its tax counsel and tax advisers regarding the tax-free status of the distribution, together with certain related transactions. In connection with the opinions, SolarWinds and we have made and will make certain representations regarding the past and future conduct of their and our respective businesses and certain other matters.
We will also agree to certain covenants that contain restrictions intended to preserve the tax-free status of the distribution and separation. We may take certain actions prohibited by these covenants only if we obtain and provide to SolarWinds an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case acceptable to SolarWinds in its sole and absolute discretion, to the effect that such action would not jeopardize the

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
tax-free status of these transactions. We will be barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions, for all relevant time periods. In addition, during the time period ending two years after the date of the distribution, these covenants will include specific restrictions on our:
•issuance or sale of stock or other securities (including securities convertible into our stock but excluding certain compensatory arrangements);
•sales of assets outside the ordinary course of business; and
•entering into any other corporate transaction which would cause us to undergo a 50% or greater change in its stock ownership.
We will generally agree to indemnify SolarWinds and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution and certain other aspects of the separation to the extent caused by an acquisition of our stock or assets or by any other action undertaken by us. This indemnification will apply even if SolarWinds has permitted us to take an action that would otherwise have been prohibited under the tax-related covenants described above.
Employee Matters Agreement
SolarWinds and we will enter into an employee matters agreement that will govern SolarWinds’ and our compensation and employee benefit obligations with respect to the employees and other service providers of each company, and generally will allocate liabilities and responsibilities relating to employment matters and employee compensation and benefit plans and programs.
The employee matters agreement will provide for the treatment of outstanding SolarWinds equity awards, as described in further detail in the section entitled “Executive Compensation,” and certain other incentive arrangements.
The employee matters agreement will provide that, following the distribution, our employees generally will no longer participate in benefit plans sponsored or maintained by SolarWinds and will commence participation in our benefit plans, which are expected to be generally similar to the existing SolarWinds benefit plans.
The employee matters agreement also will set forth the general principles relating to employee matters, including with respect to the assignment and transfer of employees, the assumption and retention of liabilities and related assets, workers’ compensation, payroll taxes, regulatory filings, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information, and the duplication or acceleration of benefits.
Intellectual Property Matters Agreement
SolarWinds and we will enter into an intellectual property matters agreement pursuant to which SolarWinds will grant to us a generally irrevocable, non-exclusive, worldwide, and royalty-free license to use certain intellectual property rights retained by SolarWinds. We will be able to sublicense our rights in connection with activities relating to our and our affiliates business, but not for independent use by third parties.
We will also grant back to SolarWinds a generally irrevocable, non-exclusive, worldwide, and royalty-free license to continue to use the transferred intellectual property rights. SolarWinds will be able to sublicense its rights in connection with activities relating to SolarWinds’ and its affiliates retained business, but not for independent use by third parties. This license back will permit SolarWinds to continue to use the transferred intellectual property rights in the conduct of its remaining businesses. We believes that the license back will have little impact on our business because SolarWinds’ use of the transferred intellectual property rights is generally limited to products and services that are not part of our N-able business.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Under the intellectual property matters agreement, the term period with respect to licensed or sublicensed know-how is perpetual and with respect to each licensed or sublicensed patent it will expire upon expiration of the last valid claim of such patent.
The Sponsors as Our Controlling Stockholders
Upon completion of the distribution, the Sponsors will collectively hold approximately        shares of SWI SpinCo common stock, representing approximately         % of voting power. For as long as the Sponsors continue to control more than 50% of the outstanding shares of SWI SpinCo common stock, the Sponsors will be able to direct the election of all the members of our board of directors. Similarly, the Sponsors will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take certain other actions that might be favorable to the Sponsors.
Stockholders’ Agreement
Prior to the distribution, we will enter into a stockholders’ agreement with the Sponsors, as well as other investors named therein. The stockholders’ agreement, as further described below, will contain specific rights, obligations and agreements of these parties as owners of our common stock. In addition, the stockholders’ agreement will contain provisions related to the composition of our board of directors and its committees, which are discussed under “Management—Composition of the Board of Directors.”
Voting Agreement
Under the stockholders’ agreement, the Sponsors will all agree to take all necessary action, including casting all votes to which such stockholders are entitled to cast at any annual or special meeting of stockholders, to ensure that the composition of the board of directors complies with (and includes all of the nominees in accordance with) the provisions of the stockholders’ agreement related to the composition of our board of directors and its committees, which are discussed under “Management—Composition of the Board of Directors.”
Silver Lake and Thoma Bravo Approvals
Under the stockholders’ agreement and subject to our restated charter, our restated bylaws and applicable law, for so long as the Sponsors collectively own at least           % of the aggregate number of outstanding shares of SWI SpinCo common stock immediately following the consummation of the distribution, the following actions by us or any of our subsidiaries would require the prior written consent of each of the Silver Lake Funds and the Thoma Bravo Funds so long as each are entitled to nominate at least two directors to our board of directors. The actions include:         .
Transfer Restrictions
Under the stockholders’ agreement, each of our Sponsors will agree, subject to certain limited exceptions, not to sell, pledge, assign, encumber or otherwise transfer or dispose any of our common stock during the            period following the consummation of the distribution without the consent of the Silver Lake Funds and the Thoma Bravo Funds, as applicable, for so long as the Sponsors own at least           % of the common stock that they own upon the consummation of the distribution or, if earlier, the            anniversary of the effective date of the stockholders’ agreement.
Under the stockholders’ agreement, our management will also be subject to customary transfer restrictions which require compliance with the terms of the stockholders’ agreement, the Securities Act and any applicable state securities laws.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Indemnification
Under the stockholders’ agreement, we will agree, subject to certain exceptions, to indemnify the Sponsors and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, us.
Corporate Opportunities
The stockholders’ agreement will contain a covenant that requires our restated charter to provide for a renunciation of corporate opportunities presented to the Sponsors and their respective affiliates and the Silver Lake Directors and the Thoma Bravo Directors to the maximum extent permitted by Section 122(17) of the DGCL. See “Risk Factors—After the separation from SolarWinds, the Lead Sponsors will have a controlling influence over matters requiring stockholder approval.”
Grants of Equity Awards
Prior to the completion of the separation, we expect to grant equity awards to certain of our directors and executive officers. For more information regarding the equity awards granted to our directors and named executive officers, see “Executive Compensation.”
Employment Agreements
See “Executive Compensation” for information on compensation and employment arrangements with our named executive officers.
Registration Rights Agreement
Prior to the completion of the distribution, we intend to enter into a registration rights agreement with the Sponsors with customary representations, warranties and covenants, pursuant to which we will grant the Sponsors and their affiliates certain registration rights with respect to SWI SpinCo common stock owned by them.
Policies and Procedures for Related Party Transactions
Prior to the completion of the separation, our board of directors will adopt a formal written policy providing that our audit committee will be responsible for reviewing “related party transactions,” which are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), to which we are a party, in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has, had or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our capital stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In determining whether to approve or ratify any such transaction, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Security Ownership of Certain Beneficial Owners and Management
As of the date of this information statement, SolarWinds beneficially owns all of the outstanding shares of SWI SpinCo common stock. After the separation and distribution, SolarWinds may retain no more than approximately     % of SWI SpinCo common stock. For a description of certain voting arrangements relating to the shares of SWI SpinCo common stock retained by SolarWinds, see “Certain Relationships and Related Party Transactions—Relationship with SolarWinds.”
The following table provides information regarding the anticipated beneficial ownership of our common stock at the time of the distribution by:
•each person known by us to beneficially own more than 5% of outstanding shares of SWI SpinCo common stock;
•each of the directors;
•each of our executive officers named in the Summary Compensation Table under “Executive Compensation”; and
•all of our directors and executive officers as a group.
•Except as otherwise noted below, we based the share amounts on each person’s beneficial ownership of SolarWinds common stock on                       , 2021, giving effect to a ratio of          shares of SWI SpinCo common stock for every       shares of SolarWinds common stock.
Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities beneficially owned.
Immediately following the separation and distribution, we estimate that                shares of SWI SpinCo common stock will be issued and outstanding, based on the approximately              shares of SolarWinds common stock outstanding on               , 2021. The actual number of shares of SWI SpinCo common stock that will be outstanding following the completion of the distribution will be determined on                  , 2021.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days. Accordingly, the following table does not include options to purchase SWI SpinCo common stock that are not exercisable within the next 60 days. Unless otherwise indicated, the address of each beneficial owner listed in the table below is           .

Name and Address of Beneficial Owner	Beneficial Ownership of Our Common Stock	Percentage of Class
5% Stockholders
SolarWinds		100%
Directors and Executive Officers
	—	—%
	—	—%
	—	—%
All directors and executive officers as a group ( persons)	—	—%
_______________
*Less than 1%

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Description of Indebtedness
SWI SpinCo expects to incur new indebtedness prior to or concurrent with the separation and distribution. Information with respect to indebtedness will be included in an amendment to this information statement.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Description Of Capital Stock
The following is a summary of our capital stock and certain provisions of our restated charter and restated bylaws, to be effective immediately prior to the completion of the distribution. This summary does not purport to be complete and is qualified by the provisions of our restated charter and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this information statement is a part.
Immediately following the completion of the distribution, our authorized capital stock will consist of            shares of common stock, $0.001 par value, and             shares of undesignated preferred stock, $0.001 par value.
Common Stock
Pursuant to our restated charter, to be effective immediately prior to the completion of the distribution, holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. See “Dividend Policy.” Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Pursuant to our restated charter, to be effective immediately prior to the completion of the distribution, our board of directors will have the authority, without further action by the stockholders, to issue from time to time up to             shares of preferred stock, in one or more series. Our board of directors will determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deterring or preventing a change in control, which could depress the market price of our common stock. We have no current plan to issue any shares of preferred stock.
Registration Rights
Prior to the completion of the distribution we will enter into the registration rights agreement with the Sponsors. Subject to the terms of the registration rights agreement, as of the completion of the distribution, holders of            shares of our common stock will have registration rights, which will include demand registration rights, piggyback registration rights and short-form registration rights. The following description of the terms of the registration rights agreement is intended as a summary only and is qualified by reference to the form of registration rights agreement to be filed as an exhibit to the registration statement of which this information statement is a part.
Demand Registration Rights
Pursuant to the registration rights agreement, the holders of a majority of the outstanding Registrable Securities (as defined therein, and which term includes shares of our common stock held by the Silver Lake Funds and the Thoma Bravo Funds), or the Initiating Holders, are entitled to request an unlimited number of Demand Registrations (as defined therein), so long as a registration under the registration rights agreement was not effected in the preceding 90 days. The holders of Registrable Securities are also entitled to certain shelf registration rights.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Piggyback Registration Rights
If at any time we propose to register the offer and sale of shares of our common stock under the Securities Act (other than pursuant to a Demand Registration or a Shelf Registration under the registration rights agreement or a registration on Form S-4, Form S-8 or any successor form), then we must notify the holders of Registrable Securities of such proposal to allow them to include a specified number of their shares of our common stock in such registration, subject to certain marketing and other limitations.
Restrictions
Pursuant to the registration rights agreement, we have agreed to not publicly sell or distribute any securities during the period beginning on the date of the notice of the requested demand registration and ending 90 days after the first effective date of any underwritten registration effected pursuant to the registrations described below (except pursuant to registrations on Form S-4, Form S-8 or any successor form).
Anti-Takeover Provisions Under Our Charter and Bylaws and Delaware Law
Certain provisions of Delaware law, our restated charter and restated bylaws, to be effective immediately prior to the completion of the distribution, contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Amended and Restated Certificate of Incorporation
Undesignated Preferred Stock. As discussed above, our board of directors will have the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control of us or our management.
Limitations on the Ability of Stockholders to Act by Written Consent or Call a Special Meeting. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our restated charter provides that so long as the Lead Sponsors beneficially own     % of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, any action required or permitted to be taken by our stockholders may be effected by written consent. Our restated charter also provides that, after the Lead Sponsors no longer continue to beneficially own     % of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our stockholders may not take action by written consent but may take action only at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Our restated charter provides that special meetings of the stockholders may be called only upon a resolution approved by a majority of the total number of directors that we would have if there were no vacancies or, prior to the date that the Lead Sponsors no longer beneficially own     % of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, at the request of the holders of a majority of the voting power of our then-outstanding shares of voting capital stock. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our restated bylaws establish advance-notice procedures with respect to stockholder proposals and the nomination of candidates for

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. However, our restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
Board Vacancies. Our restated charter and restated bylaws will provide that, subject to the rights granted to one or more series of preferred stock then outstanding, or the rights granted under the stockholders’ agreement, only our board of directors will be allowed to fill vacant directorships. In addition, once the Lead Sponsors no longer beneficially own      % of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Classified Board. Our restated charter and restated bylaws provide that our board of directors will, after completion of the distribution, be classified into three classes of directors, with each class serving three-year staggered terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board of directors.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our restated charter provides otherwise. Our restated charter provides that there shall be no cumulative voting, and our restated bylaws do not expressly provide for cumulative voting.
Directors Removed Only for Cause. Prior to the first date following the distribution on which the Lead Sponsors no longer beneficially own       % of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding capital stock entitled to vote generally in the election of directors. Our restated charter provides that once the Lead Sponsors no longer beneficially own     % of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, stockholders may remove directors only for cause and by the affirmative vote of the holders of at least      % of the shares then entitled to vote generally in the election of directors.
Amendment of Charter Provisions and Bylaws. Our restated charter provides that once the Lead Sponsors no longer beneficially own     % of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our bylaws may be adopted, amended, altered or repealed by the vote of a majority of the voting power of our then-outstanding voting stock, voting together as a single class. After the Lead Sponsors no longer beneficially own     % of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our bylaws may be adopted, amended, altered or repealed by either (i) a vote of a majority of the total number of directors that the company would have if there were no vacancies or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least     % of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.
Our restated charter also provides that once the Lead Sponsors no longer beneficially own     % of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, the provisions of our restated charter relating to the size and composition of our board of directors, limitation on liabilities of directors, stockholder action by written consent, the ability of stockholders to call special meetings, business combinations with interested persons, amendment of our bylaws or charter and the Court of Chancery of the State of Delaware as the exclusive forum for certain disputes, may be amended, altered, changed or repealed only by the affirmative vote of the holders of at least      % of the voting power of all of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. So long as the Lead Sponsors continue to beneficially own      % of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, such provisions may be amended, altered, changed or repealed by the

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
affirmative vote of the holders of a majority of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. Our restated charter also provides that the provision of our restated charter that deals with corporate opportunity may be amended, altered or repealed only by a vote of     % of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. See “—Corporate Opportunity.”
Once the Lead Sponsors no longer beneficially own      % of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, any amendment of the above provisions in our restated charter would require approval by holders of at least      % of our then-outstanding capital stock.
Business Combinations with Interested Stockholders. We have elected in our restated charter not to be subject to Section 203 of the DGCL, or Section 203, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an interested stockholder (i.e., a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. However, our charter contains provisions that have the same effect as Section 203, except that they provide that the Sponsors, including the Silver Lake Funds and the Thoma Bravo Funds and any persons to whom any Lead Sponsor sells its common stock, will not constitute “interested stockholders” for purposes of this provision, and thereby will not be subject to the restrictions set forth in our restated charter that have the same effect as Section 203.
Forum Selection. Our restated charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•any derivative or proceeding brought on our behalf;
•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;
•any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our restated charter or our restated bylaws; or
•any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine;
in each such case, subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. This exclusive forum provision does not apply to establish the Delaware Court of Chancery as the forum for actions or proceedings brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Our restated charter also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision.
Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ charters has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our charter is inapplicable or unenforceable.
Corporate Opportunity.             ,            and              of Silver Lake,               ,              and             of Thoma Bravo, will serve as directors following completion of the distribution. Silver Lake, as the ultimate general partner of the Silver Lake Funds, and Thoma Bravo, as the ultimate general partner of the Thoma Bravo Funds, will together

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
continue to beneficially own a majority of our outstanding common stock upon the completion of the distribution. Silver Lake and Thoma Bravo may beneficially hold equity interests in entities that directly or indirectly compete with us, and companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of Silver Lake or Thoma Bravo, on the one hand, and of other stockholders, on the other hand, arise, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to us under Delaware law and our restated charter, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (i) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approved the transactions, (ii) the material facts relating to the director’s or officer’s relationship or interest are disclosed to our stockholders and a majority of our disinterested stockholders approve the transaction or (iii) the transaction is otherwise fair to us.
Our restated charter provides that no officer or director of our company who is also a principal, officer, director, member, manager, partner, employee and/or independent contractor of Silver Lake or Thoma Bravo will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual pursues or acquires a corporate opportunity for his own account or the account of an affiliate, as applicable, instead of us, directs a corporate opportunity to Silver Lake or Thoma Bravo, as applicable, instead of us or does not communicate information regarding a corporate opportunity to us. Our restated charter also provides that any principal, officer, director, member, manager, partner, employee and/or independent contractor of Silver Lake or Thoma Bravo or any entity that either Silver Lake or Thoma Bravo controls, is controlled by or under common control with Silver Lake or Thoma Bravo, as applicable, or any investment funds advised by Silver Lake or Thoma Bravo, as applicable, will not be required to offer any transaction opportunity of which they become aware to us and could take any such opportunity for themselves or offer it to other companies in which they have an investment.
This provision may not be modified without the affirmative vote of the holders of at least     % of the voting power of all of our outstanding shares of common stock.
Transfer and Distribution Agent and Registrar
Upon completion of the distribution, the transfer and distribution agent and registrar for the SWI SpinCo common stock will be                . The transfer and distribution agent’s address is                    , and its telephone number is                      .
Limitations of Liability and Indemnification
See “Executive Compensation—Limitations of Liability; Indemnification of Directors and Officers.”
Listing
We have been approved to list our common stock on                     under the symbol “NABL” upon official notice of issuance.
Sale of Unregistered Securities
On          , SWI SpinCo issued           shares of its common stock to SolarWinds pursuant to Section 4(a)(2) of the Securities Act. We did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Shares Eligible For Future Sale
We cannot predict with certainty the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price prevailing from time to time. The sale of substantial amounts of our common stock in the public market or the perception that such sales could occur could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.
Upon completion of the distribution, we will have            shares of our common stock outstanding.
The shares of common stock that are held by affiliates, as well as shares reserved for future issuance under our stock plans, will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act. Any shares registered pursuant to the registration rights agreement described in “Description of Capital Stock—Registration Rights” will be freely tradable in the public market.
Rule 144
In general, under Rule 144 as in effect on the date of this information statement, beginning 90 days after the date of this information statement a person (or persons whose shares of our common stock are required to be aggregated) who is an affiliate of ours is entitled to sell in any three-month period a number of shares of our common stock that does not exceed the greater of:
•1% of the number of shares of our common stock then outstanding, which will equal approximately            shares immediately after completion of the distribution; or
•the average weekly trading volume in the shares of our common stock on the               during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale, except that, in the case of restricted securities, at least six months have elapsed since the later of the date such shares were acquired from us or any of our affiliates.
Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” of ours is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with us.
Under Rule 144, a person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who holds shares of our common stock that are restricted securities, may sell such shares provided that at least six months have elapsed since the later of the date such shares were acquired from us or from any of our affiliates and subject to the availability of current information about us. If at least one year has elapsed since the later of the date such shares of our common stock were acquired from us or from any of our affiliates, such non-affiliate of ours may sell such shares without restriction under Rule 144.
Rule 701
Rule 701 of the Securities Act, as currently in effect, permits any of our employees, officers, directors or consultants who purchased or receive shares from us pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Subject to any applicable lock-up agreements, Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 beginning 90 days after the date of this information statement without complying with the holding period requirement of Rule 144 and that non-affiliates may sell such shares in reliance on Rule 144 beginning 90 days after the date of this information statement without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
10b5-1 Plans
After the completion of the distribution, certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.
Registration Rights
Upon the closing of the distribution, SolarWinds and the Sponsors will be entitled to rights with respect to the registration of the sale of our common stock under the Securities Act. Registration of the sale of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section titled “Description of Capital Stock—Registration Rights.”
Registration Statement
We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of our common stock reserved for future issuance under our stock plans. We expect to file this registration statement as soon as practicable after the distribution. Upon effectiveness, the shares of common stock covered by that registration statement will be eligible for sale in the public market.
U.S. Federal Income Tax Considerations
The following is a discussion of material U.S. federal income tax consequences of the distribution of SWI SpinCo common stock to “U.S. holders” (as defined below) of SolarWinds common stock. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect on the date of this information statement, and all of which are subject to change at any time, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This discussion applies only to U.S. holders of shares of SolarWinds common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the distribution, together with certain related transactions, will be consummated in accordance with the separation documents and as described in this information statement. This summary is for general information only and is not tax advice. It does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its particular circumstances or to holders subject to special rules under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold SolarWinds common stock, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, shareholders who hold SolarWinds common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who receive SolarWinds common stock upon the exercise of employee stock options or otherwise as compensation, holders who are liable for alternative minimum tax or any holders who actually or constructively own more than 5% of SolarWinds common stock). This discussion also does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds SolarWinds common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the separation and distribution.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
For purposes of this discussion, a “U.S. holder” is any beneficial owner of SolarWinds common stock that is, for U.S. federal income tax purposes:
•an individual who is a citizen or a resident of the United States;
•a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust, if (a) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (b) it has a valid election in place under applicable Treasury Regulations to be treated as a United States person.
THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEPARATION AND DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.
SolarWinds has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution and certain related transactions for U.S. federal income tax purposes and there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions are taxable. It is a condition to the distribution that SolarWinds receive an opinion of tax counsel and tax advisors satisfactory to the board of directors of SolarWinds, regarding the qualification of the distribution, together with certain related transactions, as a transaction that is generally tax-free under Sections 355 and 368(a)(1)(D) of the Code. The opinion of tax counsel and tax advisors will be based upon and rely on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of SWI SpinCo (including those relating to the past and future conduct of SWI SpinCo and SolarWinds). If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, or if SWI SpinCo and SolarWinds breach any of their respective covenants in the separation documents, the opinion of tax counsel and tax advisors may be invalid and the conclusions reached therein could be jeopardized. An opinion of tax counsel and tax advisors is not binding on the IRS or the courts.
Notwithstanding receipt by SolarWinds of the opinion of tax counsel and tax advisors, the IRS could assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, SolarWinds, SWI SpinCo and SolarWinds shareholders could be subject to significant U.S. federal income tax liability. Please refer to “—Material U.S. Federal Income Tax Consequences if the Distribution is Taxable” below.
Material U.S. Federal Income Tax Consequences if the Distribution Qualifies as a Transaction that is Generally Tax-Free Under Sections 355 and Sections 368(a)(1)(D) of the Code
Assuming the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, the U.S. federal income tax consequences of the distribution are as follows:
•no gain or loss will be recognized by, and no amount will be includible in the income of SolarWinds as a result of the distribution, other than any gain or income arising in connection with certain internal restructurings undertaken in connection with the separation and distribution (including with respect to any portion of the borrowing proceeds transferred to SolarWinds from SWI SpinCo that is not used for qualifying purposes) and with respect to any “excess loss account” or “intercompany transaction” required to be taken into account by SolarWinds under U.S. Treasury regulations relating to consolidated federal income tax returns;
•no gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of SolarWinds common stock upon the receipt of SWI SpinCo common stock in the distribution, except with

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
respect to any cash received in lieu of fractional shares of SWI SpinCo common stock (as described below);
•the aggregate tax basis of the SolarWinds common stock and the SWI SpinCo common stock received in the distribution (including any fractional share interest in SWI SpinCo common stock for which cash is received) in the hands of each U.S. holder of SolarWinds common stock immediately after the distribution will equal the aggregate basis of SolarWinds common stock held by the U.S. holder immediately before the distribution, allocated between the SolarWinds common stock and the SWI SpinCo common stock (including any fractional share interest in SWI SpinCo common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution; and
•the holding period of the SWI SpinCo common stock received by each U.S. holder of SolarWinds common stock in the distribution (including any fractional share interest in SWI SpinCo common stock for which cash is received) will generally include the holding period at the time of the distribution for the SolarWinds common stock with respect to which the distribution is made.
A U.S. holder who receives cash in lieu of a fractional share of SWI SpinCo common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its SolarWinds common stock exceeds one year at the time of distribution.
If a U.S. holder of SolarWinds common stock holds different blocks of SolarWinds common stock (generally shares of SolarWinds common stock purchased or acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of SWI SpinCo common stock received in the distribution in respect of particular blocks of SolarWinds common stock.
Material U.S. Federal Income Tax Consequences if the Distribution is Taxable
As discussed above, SolarWinds has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution for U.S. federal income tax purposes. Notwithstanding receipt by SolarWinds of an opinion of tax counsel and tax advisors, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, some or all of the consequences described above would not apply and SolarWinds, SWI SpinCo and SolarWinds shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of SolarWinds or SWI SpinCo could cause the distribution and/or certain related transactions not to qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, SWI SpinCo may be required to indemnify SolarWinds for taxes (and certain related amounts) resulting from the distribution not qualifying as tax-free for U.S. federal income tax purposes.
If the distribution fails to qualify as a tax-free transaction for U.S. federal income tax purposes under Section 255 and Section 368(a)(1)(D) of the Code,, in general, SolarWinds would recognize taxable gain as if it had sold the SWI SpinCo common stock in a taxable sale for its fair market value (unless SolarWinds and SWI SpinCo jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (a) SolarWinds would recognize taxable gain as if SWI SpinCo had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of the SWI SpinCo common stock and the assumption of all SWI SpinCo liabilities and (b) SWI SpinCo would obtain a related step up in the basis of its assets) and SolarWinds shareholders who receive SWI SpinCo common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.
Even if the distribution were to otherwise qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Code, it may result in taxable gain to SolarWinds under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in SolarWinds or SWI SpinCo. For this purpose, any acquisitions of SolarWinds or SWI SpinCo shares within the period beginning two years before the

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
distribution and ending two years after the distribution are presumed to be part of such a plan, although SWI SpinCo or SolarWinds may be able to rebut the presumption depending on the circumstances.
In connection with the distribution, SWI SpinCo and SolarWinds will enter into a tax matters agreement pursuant to which SWI SpinCo will be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the tax matters agreement, if the distribution, together with certain related transactions, were to fail to qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) if such failure were the result of actions taken after the distribution by SolarWinds or SWI SpinCo, then the party responsible for such failure will be responsible for all taxes imposed on SolarWinds to the extent such taxes result from such actions. For a discussion of the tax matters agreement, see “Certain Relationships and Related Person Transactions—Tax Matters Agreement.” SWI SpinCo’s indemnification obligations to SolarWinds under the tax matters agreement are not expected to be limited in amount or subject to any cap. If SWI SpinCo is required to indemnify SolarWinds and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, SWI SpinCo may be subject to substantial liabilities.
Backup Withholding and Information Reporting
Payments of cash to U.S. holders of SolarWinds common stock in lieu of fractional shares of SWI SpinCo common stock may be subject to information reporting and backup withholding (currently, at a rate of 24%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.
THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEPARATION AND DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEPARATION AND DISTRIBUTION OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. HOLDERS OF SOLARWINDS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.
Where You Can Find More Information
We have filed a registration statement on Form 10 with the SEC with respect to the shares of SWI SpinCo common stock that holders of SolarWinds common stock will receive in the distribution as contemplated by this information statement. This information statement is a part of, and does not contain all the information set forth in, the registration statement and the other exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its other exhibits and schedules. Statements we make in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website we refer to in this information statement does not and will not constitute a part of this information statement or the registration statement on Form 10 of which this Information Statement is a part.
As a result of the separation and distribution we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:
Investor Relations
We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with GAAP and audited and reported on by an independent registered public accounting firm.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of SolarWinds Corporation
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of SWI SpinCo (the “Company”), a business of SolarWinds Corporation, as of December 31, 2019 and 2018, and the related combined statements of operations, of comprehensive loss, of changes in parent company net investment, and of cash flows for the years then ended, including the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 3 to the combined financial statements, the Company changed the manner in which it accounts for leases in 2019.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Austin, Texas
December 4, 2020
We have served as the Company’s auditor since 2020.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Combined Balance Sheets
(In thousands)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$39,348	$77,867
Accounts receivable, net of allowances of $1,150 and $1,163 as of December 31, 2019 and 2018, respectively	25,980	22,094
Income tax receivable	974	678
Prepaid expenses and other current assets	5,065	4,139
Total current assets	71,367	104,778
Property and equipment, net	13,407	13,195
Operating lease right-of-use assets	10,282	—
Deferred taxes	3,334	4,731
Goodwill	836,643	832,521
Intangible assets, net	74,774	118,311
Other assets, net	3,587	1,942
Total assets	$1,013,394	$1,075,478
Liabilities and parent company net investment
Current liabilities:
Accounts payable	$1,970	$2,133
Due to affiliates	1,959	4,248
Accrued liabilities and other	13,891	17,263
Accrued related party interest payable	937	19,487
Current operating lease liabilities	2,110	—
Income taxes payable	4,011	3,321
Current portion of deferred revenue	7,911	8,006
Total current liabilities	32,789	54,458
Long-term liabilities:
Due to affiliates	394,400	450,000
Deferred revenue, net of current portion	261	485
Non-current deferred taxes	10,244	16,011
Non-current operating lease liabilities	11,917	—
Other long-term liabilities	87	2,777
Total liabilities	449,698	523,731
Commitments and contingencies (Note 12)
Parent company net investment:
Parent company net investment	557,119	537,280
Accumulated other comprehensive income	6,577	14,467
Total parent company net investment	563,696	551,747
Total liabilities and parent company net investment	$1,013,394	$1,075,478
The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Combined Statements of Operations
(In thousands)

	Year Ended December 31,
	2020	2019	2018
Revenue:
Subscription and other revenue		$263,518	$228,294
Cost of revenue:
Cost of revenue		33,253	30,920
Amortization of acquired technologies		24,067	26,428
Total cost of revenue		57,320	57,348
Gross profit		206,198	170,946
Operating expenses:
Sales and marketing		70,254	62,278
Research and development		37,172	32,892
General and administrative		38,971	33,286
Amortization of acquired intangibles		23,189	23,716
Total operating expenses		169,586	152,172
Operating income		36,612	18,774
Other expense:
Interest expense, net		(33,805)	(34,523)
Other income (expense), net		386	(1,742)
Total other expense		(33,419)	(36,265)
Income (loss) before income taxes		3,193	(17,491)
Income tax expense (benefit)		5,705	(3,799)
Net loss		$(2,512)	$(13,692)
The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Combined Statements of Comprehensive Loss
(In thousands)

	Year Ended December 31,
	2020	2019	2018
Net loss		$(2,512)	$(13,692)
Other comprehensive loss:
Foreign currency translation adjustments		(7,890)	(23,754)
Other comprehensive loss		(7,890)	(23,754)
Total comprehensive loss		$(10,402)	$(37,446)

The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Combined Statements of Changes in Parent Company Net Investment
(In thousands)

	Parent Company Net Investment	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2017	$528,593	$38,221	$566,814
Net loss	(13,692)	—	(13,692)
Change in cumulative translation adjustment	—	(23,754)	(23,754)
Stock-based compensation	1,796	—	1,796
Net transfers from Parent	20,583	—	20,583
Balance at December 31, 2018	$537,280	$14,467	$551,747
Cumulative effect adjustment of adoption of revenue recognition accounting standard	900	—	900
Net loss	(2,512)	—	(2,512)
Change in cumulative translation adjustment	—	(7,890)	(7,890)
Stock-based compensation	8,662	—	8,662
Net transfers from Parent	12,789	—	12,789
Balance at December 31, 2019	$557,119	$6,577	$563,696
Net income (loss)
Change in cumulative translation adjustment
Stock-based compensation
Net transfers from Parent
Balance at December 31, 2020
The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Combined Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities
Net loss		$(2,512)	$(13,692)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization		54,139	56,021
Provision for doubtful accounts		1,840	1,725
Stock-based compensation expense		8,662	1,796
Deferred taxes		(4,733)	(10,535)
(Gain) loss on foreign currency exchange rates		(601)	1,723
Other non-cash (benefits) expenses		(100)	3
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable		(5,015)	(4,936)
Income tax receivable		(271)	372
Prepaid expenses and other assets		(1,025)	(513)
Accounts payable		(236)	791
Due to and from affiliates		(3,753)	1,597
Accrued liabilities and other		(2,562)	4,707
Accrued related party interest payable		(18,550)	9,865
Income taxes payable		752	1,592
Deferred revenue		(495)	115
Other long-term liabilities		—	1,695
Net cash provided by operating activities		25,540	52,326
Cash flows from investing activities
Purchases of property and equipment		(5,793)	(9,473)
Purchases of intangible assets		(2,422)	(451)
Acquisitions, net of cash acquired		(14,823)	(13,001)
Net cash used in investing activities		(23,038)	(22,925)
Cash flows from financing activities
Repayments of borrowings due to affiliates		(55,600)	—
Net transfers from Parent		12,789	20,583
Net cash (used in) and provided by financing activities		(42,811)	20,583
Effect of exchange rate changes on cash and cash equivalents		1,790	(2,545)
Net (decrease) increase in cash and cash equivalents		(38,519)	47,439
Cash and cash equivalents
Beginning of period		77,867	30,428
End of period		$39,348	$77,867

Supplemental disclosure of cash flow information
Cash paid for interest	$52,681	$24,851
Cash paid for income taxes	$8,941	$3,780
The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
1. Organization and Nature of Operations
The accompanying Combined Financial Statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses of SWI SpinCo, Inc. (“we,” “us,” “our,” “SWI SpinCo”, or the “Business”), a business of SolarWinds Corporation (“SolarWinds,” or “Parent”) and a leading provider of software solutions to information technology (“IT”) service providers which deliver managed services (“MSPs”). SWI SpinCo primarily derives its revenue from sales of its subscription offerings to MSPs. On August 6, 2020, our Parent announced its intent to explore the separation of the Business into an independent publicly-traded company through a pro rata distribution to its common stockholders. Completion of the separation and distribution is subject to certain conditions, including final approval by SolarWinds’ board of directors. SolarWinds is targeting the separation of SWI SpinCo during the second quarter of 2021.
Our software platform and partner success initiatives are designed to enable MSPs of all types to deliver powerful and modern technologies to small and medium-sized enterprises (“SMEs”). Our platform features integrated, enterprise-grade solutions across three core categories: remote monitoring and management, security and data protection and business management solutions. Built on a multi-tenant architecture, the platform gives MSPs centralized visibility into cloud, on-premises and hybrid-cloud environments and the ability to manage and protect these environments with role-based access control and a layered security approach.
We have a global presence with sales centers, administrative offices and other support teams located throughout the world. We operate within legal entities which are established for the sole purpose of containing activities of the Business, with little or no presence of other SolarWinds operations and legal entities which are shared between the Business and other SolarWinds operations (“shared entities”) to varying degrees. Although the Business operates in over a dozen countries, our revenues are primarily recognized by entities in Canada and the United Kingdom. See Note 13. Operating Segments and Geographic Information for our revenue by geography based on MSP partner location.
SWI SpinCo was formed as a Delaware limited liability company on November 30, 2020. Prior to the distribution, SWI SpinCo will be converted from a limited liability company to a Delaware corporation. SolarWinds currently owns all of the outstanding equity of SWI SpinCo.
SWI SpinCo qualifies as an “emerging growth company” (“EGC”) as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
2. Basis of Presentation
Throughout the periods covered by the Combined Financial Statements, SWI SpinCo operated as a part of SolarWinds. Consequently, stand-alone financial statements have not historically been prepared for SWI SpinCo. The accompanying Combined Financial Statements have been prepared using the legal entity approach from SolarWinds’ historical consolidated financial statements and accounting records and are presented on a stand-alone basis as if the Business’ operations had been conducted independently from SolarWinds. The Combined Financial Statements include the historical results of operations, financial position and cash flows of SWI SpinCo in accordance with accounting principles generally accepted (“GAAP”) in the United States of America (“U.S.”), collectively (“U.S. GAAP”). The operations comprising SWI SpinCo are in various legal entities, owned 100% by the Parent, in which SWI SpinCo has no direct ownership relationship. Accordingly, SolarWinds’ net investment in these operations is shown in lieu of stockholder’s equity in the Combined Financial Statements.
SWI SpinCo comprises certain stand-alone legal entities for which discrete financial information is available. As SolarWinds records transactions at the legal entity level, for the shared entities for which discrete financial information was not available, allocation methodologies were applied to certain accounts to allocate amounts to SWI SpinCo as discussed further below.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
The Combined Statements of Operations include all revenues and costs directly attributable to SWI SpinCo as well as an allocation of expenses related to facilities, functions and services provided by our Parent. These corporate expenses have been allocated to the Business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount. See Note 10. Relationship with Parent and Related Entities. The allocated costs are deemed to be settled by SWI SpinCo to the Parent in the period in which the expense was recorded in the Combined Statements of Operations. The Combined Statements of Cash Flows present these corporate expenses as cash flows from operating activities, as these costs were incurred by our Parent. Current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the Business by applying Accounting Standards Codification No. 740, Income Taxes (“ASC 740”), to SWI SpinCo’s operations in each country as if it were a separate taxpayer (i.e. following the Separate Return Methodology).
The Combined Financial Statements include all assets and liabilities that reside in SWI SpinCo legal entities. Assets and liabilities in shared entities were included in the stand-alone financial statements to the extent the asset is primarily used by SWI SpinCo. If SWI SpinCo is not the primary user of the asset, it was excluded entirely from the Combined Financial Statements. The Parent uses a legal entity approach to cash management and financing its operations. Accordingly, cash and cash equivalents, related party debt and related interest expense have been attributed to SWI SpinCo in the Combined Financial Statements only to the extent such items have been historically legally entitled within SWI SpinCo legal entities. Any such items which exist in other entities, whether shared or otherwise, are outside of the control of the SWI SpinCo business and have been excluded from the Combined Financial Statements.
Our Parent maintains various stock-based compensation plans at a corporate level. SWI SpinCo employees participate in those programs and a portion of the compensation cost associated with those plans is included in SWI SpinCo’s Combined Statements of Operations. However, the stock-based compensation expense has been included within Parent company net investment. The amounts presented in the Combined Financial Statements are not necessarily indicative of future awards and may not reflect the results that SWI SpinCo would have experienced as a stand-alone entity. See Note 10. Relationship with Parent and Related Entities for additional discussion.
Our Parent’s third party debt and the related interest have not been allocated to us for any of the periods presented because our Parent’s borrowings are primarily for corporate cash purposes and are not directly attributable to the Business. In addition, none of the SWI SpinCo legal entities guarantee the debt nor are they jointly and severally liable for Parent's debt.
Any transactions which have been included in the Combined Financial Statements from legal entities which are not exclusively operating as SWI SpinCo legal entities are considered to be effectively settled in the Combined Financial Statements at the time the transaction is recorded between the Parent and the SWI SpinCo business. The total net effect of the settlement of these intercompany transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Parent company net investment. See Note 3. Summary of Significant Accounting Policies. Other transactions between SWI SpinCo legal entities and other Parent legal entities, to the extent such transactions have not been settled in cash as of the period-end date, are reflected in the Combined Balance Sheets as due to affiliates, and due from affiliates which is included within accounts receivable.
All of the allocations and estimates in the Combined Financial Statements are based on assumptions that management believes are reasonable. However, the Combined Financial Statements included herein may not be indicative of the financial position, results of operations and cash flows of SWI SpinCo in the future or if the Business had been a separate, stand-alone publicly traded entity during the periods presented.
Emerging growth company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
company can elect to opt out of the extended transition period and comply with the requirements that apply to non‑emerging growth companies but any such election to opt out is irrevocable. SWI SpinCo has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, SWI SpinCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
SWI SpinCo's historical results are included as a part of the Parent's financial statements which are filed with the Securities and Exchange Commission ("SEC"). As a result, SWI SpinCo tracks the effective dates and adopts all guidance applicable to it consistent with the manner that the Parent tracks and adopts all applicable guidance. However, SWI SpinCo intends to adopt future standards at the appropriate date for emerging growth companies once it is established as a stand-alone company.
This may make comparison of SWI SpinCo’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.
3. Summary of Significant Accounting Policies
Basis of Combination
The Combined Financial Statements are presented on a stand-alone basis and include the financial position, statements of operations and cash flows of SWI SpinCo. All significant intercompany accounts and transactions within SWI SpinCo have been eliminated in the accompanying Combined Financial Statements. All intercompany balance receivables and payables between our Parent and SWI SpinCo are reflected in the Combined Balance Sheets as due from affiliates which is within accounts receivable, and due to affiliates, respectively. All other intercompany activity identified for inclusion within the Combined Financial Statements, either through specific identification or allocation to the SWI SpinCo business, is deemed to have been paid to our Parent in the period the cost was incurred.
Segment Information
Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the company’s chief operating decision‑maker in deciding how to allocate resources and in assessing performance. SWI SpinCo currently operates in one reportable business segment.
Use of Estimates
The preparation of Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The actual results that we experience may differ materially from our estimates. The accounting estimates that require our most significant, difficult and subjective judgments include:
•the valuation of goodwill, intangibles, long-lived assets and contingent consideration;
•revenue recognition;
•income taxes; and
•management’s assessment of allocations.
Foreign Currency Translation
The functional currency of our foreign subsidiaries is determined in accordance with authoritative guidance issued by the Financial Accounting Standards Board ("FASB"). We translate assets and liabilities for these

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
subsidiaries at exchange rates in effect at the balance sheet date. We translate income and expense accounts for these subsidiaries at the average monthly exchange rates for the periods. We record resulting translation adjustments as a component of accumulated other comprehensive income (loss) within total Parent company net investment. We record gains and losses from currency transactions denominated in currencies other than the functional currency as other income (expense), net in our Combined Statements of Operations. Local currency transactions of international subsidiaries that have the U.S. dollar as the functional currency are remeasured into U.S. dollars using current rates of exchange for monetary assets and liabilities and historical rates of exchange for non-monetary assets and liabilities. The foreign currency transactional and re-measurement exchange gains and (losses) were $0.5 million and $(1.8) million for the years ended December 31, 2019 and 2018, respectively.
Cash and cash equivalents
All cash and cash equivalents included in the Combined Financial Statements are legally owned by SWI SpinCo legal entities and are not subject to a pooling arrangement with the Parent. We consider highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
Parent Company Net Investment
SWI SpinCo's equity on the Combined Balance Sheets represents our Parent’s historical net investment in the Business, and is presented as "Parent company net investment" in lieu of stockholders' equity. The Combined Statements of Changes in Parent Company Net Investment include corporate allocations, net cash transfers and other property transfers between our Parent and the Business, as well as short term due to affiliates, short term due from affiliates and long term due to affiliates between SWI SpinCo and other SolarWinds affiliates that were settled on a current basis.
All transactions reflected in Parent company net investment in the accompanying Combined Balance Sheets have been considered cash receipts and payments for purposes of the Combined Statements of Cash Flows and are reflected as financing activities in the accompanying Combined Statements of Cash Flows.
Acquisitions
The purchase price of our acquired businesses is allocated to the assets acquired and the liabilities assumed based on their estimated fair values, with the excess recorded as goodwill in the reporting unit expected to benefit from the business combination. If applicable, we estimate the fair value of contingent consideration payments in determining the purchase price. During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the fair value of the tangible and intangible assets acquired and liabilities assumed, including the deferred tax asset valuation allowances and acquired income tax uncertainties, with the corresponding offset to goodwill. We include the operating results of acquisitions in our Combined Financial Statements from the acquisition date. Acquisition related costs are expensed separately from the acquisition as incurred and are primarily included in general and administrative expenses in our Combined Statements of Operations.
The fair value of identifiable intangible assets is based on significant judgments made by management. We typically engage third party valuation appraisal firms to assist us in determining the fair values and useful lives of the assets acquired. The valuation estimates and assumptions are based on historical experience and information obtained by management, and include, but are not limited to, future expected cash flows earned from the product technology and discount rates applied in determining the present value of those cash flows. Unanticipated events and circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results. Acquired identifiable intangible assets are amortized on the straight-line method over their estimated economic lives, which are generally two to seven years for trademarks, customer relationships and developed product technologies. We include amortization of acquired developed product technologies in cost of revenue and amortization of other acquired intangible assets in operating expenses in our Combined Statements of Operations.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
Impairment of Goodwill, Intangible Assets and Long-lived Assets
Goodwill
Goodwill attributed to SWI SpinCo’s Combined Balance Sheets represents the historical goodwill balances in the SWI SpinCo legal entities. Goodwill represents the amount of the purchase price in excess of the estimated fair value of net assets of businesses acquired in a business combination. Our goodwill balance is primarily attributed to the take private transaction of SolarWinds and the acquisition of LOGICnow in 2016. The SWI SpinCo legal entities were managed as a reporting unit of the Parent. We test goodwill for impairment annually, in the fourth quarter, or more frequently if impairment indicators arise. Goodwill is tested for impairment at the reporting unit level using a fair value approach. We first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value, a “Step 0” analysis. Qualitative factors include industry and market considerations, overall financial performance, changes in management or key personnel, changes in strategy, changes in customers and other relevant events and circumstances affecting the reporting unit. If, based on a review of qualitative factors, it is more likely than not that the fair value of a reporting unit is less than its carrying value we perform “Step 1” of the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. If the carrying value exceeds the fair value, we measure the amount of impairment loss, if any, by comparing the implied fair value of the reporting unit goodwill with its carrying amount, the “Step 2” analysis.
In 2019 and 2018, we performed a qualitative, “Step 0,” assessment for our reporting unit. For “Step 0,” we assessed several events and circumstances that could affect the significant inputs used to determine the fair value of the reporting unit, including consistency of operating margins and cash flows, budgeted-to-actual performance from prior year, overall change in economic climate, changes in the industry and competitive environment, key management turnover, and earnings quality and sustainability. There were no unanticipated changes or negative indicators in the above qualitative factors that would impact the fair value of the Business. As such, we determined there were no indicators of impairment and that it is more likely than not that the fair value of a reporting unit is greater than its carrying value and therefore performing the next step of impairment test was unnecessary. No impairment charges have been recorded to date.
Long-lived Assets
We evaluate the recoverability of our long-lived assets, including finite-lived intangible assets and other assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Our finite-lived intangible assets are primarily related to assets acquired at the take private transaction of SolarWinds and the acquisition of LOGICnow in 2016. Events or changes in circumstances that could result in an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business, and significant negative industry or economic trends. In the event that the net book value of our long-lived assets exceeds the future undiscounted net cash flows attributable to such assets, an impairment charge would be required. Impairment, if any, is recognized in the period of identification to the extent the carrying amount of an asset or asset group exceeds the fair value of such asset or asset group. As of December 31, 2019 and 2018, there were no indicators that our long-lived assets were impaired.
Fair Value Measurements
We apply the authoritative guidance on fair value measurements for financial assets and liabilities that are measured at fair value on a recurring basis and non-financial assets and liabilities, such as goodwill, intangible assets and property, plant and equipment that are measured at fair value on a non-recurring basis.
The guidance establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:
Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets accessible by us.
Level 2: Inputs that are observable in the marketplace other than those inputs classified as Level 1.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
Level 3: Inputs that are unobservable in the marketplace and significant to the valuation.
The carrying amounts reported in our Combined Balance Sheets for cash, accounts receivable, accounts payable and other accrued expenses approximate fair value due to relatively short periods to maturity. Our related party debt with SolarWinds Holdings, Inc. is not carried at fair value. See Note 10. Relationship with Parent and Related Entities for additional information regarding our related party debt.
Accounts Receivable
Accounts receivable represent trade receivables from customers when we have sold subscriptions for software-as-a-service ("SaaS") offerings as well as subscription-based term licenses and from the sale of maintenance services associated with our perpetual license products and have not yet received payment. We present accounts receivable net of an allowance for doubtful accounts. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. In doing so, we consider the current financial condition of the customer, the specific details of the customer account, the age of the outstanding balance and the current economic environment. Any change in the assumptions used in analyzing a specific account receivable might result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs. Our provision for doubtful accounts was $1.8 million and $1.7 million for the years ended December 31, 2019 and 2018, respectively.
Property and Equipment
We record property and equipment at cost and depreciate them using the straight-line method over their estimated useful lives as follows:

Useful Life (in years)
Equipment, servers and computers	3 - 5
Furniture and fixtures	5 - 7
Software	3 - 5
Leasehold improvements	Lesser of lease term or useful life
Upon retirement or sale of property and equipment, we remove the cost of assets disposed of and any related accumulated depreciation from our accounts and credit or charge any resulting gain or loss to operating expense. We expense repairs and maintenance as they are incurred.
Research and Development Costs
Research and development expenses primarily consist of personnel costs and contractor fees related to the development of new software products and enhancements to existing software products. Personnel costs include salaries, bonuses and stock-based compensation and related employer-paid payroll taxes, as well as an allocation of our facilities, depreciation, benefits and IT costs. Research and development costs are charged to operations as incurred.
Internal-Use Software Costs
We capitalize costs related to developing new functionality for our suite of products that are hosted and accessed by our customers on a subscription basis. We also capitalize costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalized costs are recorded as part of other assets, net in our Combined Balance Sheets. Maintenance and training costs are expensed as incurred. Internal-use software costs are amortized on a straight-

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
line basis over its estimated useful life, generally three years, and included in cost of revenue in the Combined Statements of Operations. There were no impairments to internal-use software costs during the periods presented.
We had $3.1 million and $1.7 million of internal-use software costs, net capitalized as of December 31, 2019 and 2018, respectively. Amortization expense of internal-use software costs was $1.1 million and $0.7 million for the years ended December 31, 2019 and 2018, respectively.
Contingencies
We account for claims and contingencies in accordance with authoritative guidance that requires we record an estimated loss from a claim or loss contingency when information available prior to issuance of our Combined Financial Statements indicates a liability has been incurred at the date of our Combined Financial Statements and the amount of the loss can be reasonably estimated. If we determine that it is reasonably possible but not probable that an asset has been impaired or a liability has been incurred, we disclose the amount or range of estimated loss if material or that the loss cannot be reasonably estimated. Accounting for claims and contingencies requires us to use our judgment. We consult with legal counsel on those issues related to litigation and seek input from other experts and advisors with respect to matters in the ordinary course of business. See Note 12. Commitments and Contingencies for a discussion of contingencies.
Revenue Recognition
We generate revenue from fees received for our SaaS solutions as well as subscriptions for our subscription-based term licenses and from the sale of maintenance services associated with our perpetual licenses. We recognize revenue related to contracts from customers when we transfer promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This is determined by following a five-step process which includes (1) identifying the contract with a customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price and (5) recognizing revenue when or as we satisfy a performance obligation, as described below.
•Identify the contract with a customer. We generally use an electronic or manually signed order form, purchase order, an authorized credit card, or the receipt of a cash payment as evidence of a contract provided that collection is considered probable. We sell our products through our direct inside sales force and through our distributors and resellers. Sales through resellers and distributors are typically evidenced by a reseller or distributor agreement, together with purchase orders or authorized credit cards on a transaction-by-transaction basis. Our distributors and resellers do not carry inventory of our software and we generally require them to specify the end user of the software at the time of the order. Our distributors and resellers have no rights of return or exchange for software that they purchase from us and payment for these purchases is due to us without regard to whether the distributors or resellers collect payment from their customers.
•Identify the performance obligations in the contract. Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the MSP partner that are separately identifiable from other promises in the contract, or distinct. If not considered distinct, the promised goods or services are combined with other goods or services and accounted for as a combined performance obligation. Determining the distinct performance obligations in a contract requires judgment. Our performance obligations primarily include SaaS solutions, subscription-based term licenses and maintenance support including unspecified upgrades or enhancements to new versions of our software solutions. See additional discussion of our performance obligations below.
•Determine the transaction price. We determine the transaction price based on the contractual consideration and the amount of consideration we expect to receive in exchange for transferring the promised goods or services to the customer. We account for sales incentives to MSP partners, resellers or distributors as a reduction of revenue at the time we recognize the revenue from the related product sale. We report revenue

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
net of any sales tax collected. Our return policy generally does not allow our MSP partners to return software products or services.
•Allocate the transaction price. We allocate the transaction price of the contract to each distinct performance obligation based on a relative stand-alone selling price basis. Determining stand-alone selling prices for our performance obligations requires judgment and are based on multiple factors primarily including historical selling prices and discounting practices for products and services. We review the stand-alone selling price for our performance obligations periodically and update, if needed, to ensure that the methodology utilized reflects our current pricing practices.
•Recognize revenue when or as we satisfy a performance obligation. Revenue is recognized when or as performance obligations are satisfied either over time or at a point in time by transferring a promised good or service. We consider this transfer to have occurred when risk of loss transfers to the MSP partner, reseller or distributor or the MSP partner has access to their subscription which is generally upon electronic activation of the licenses purchased or access being granted which provides immediate availability of the product to the purchaser. See further discussion below regarding the timing of revenue recognition for each of our performance obligations.
The following summarizes our performance obligations from which we generate revenue:

Performance obligation	When performance obligation is typically satisfied
SaaS solutions	Over the subscription term, once the service is made available to the MSP partner (over time)
Subscription-based term and perpetual licenses	Upon the delivery of the license key or password that provides immediate availability of the product (point in time)
Technical support and unspecified software upgrades	Ratably over the contract period (over time)

Our revenue consists of the following:

	Year Ended December 31,
	2019	2018

	(in thousands)
Subscription revenue	$251,695	$216,750
Other revenue	11,823	11,544
Total subscription and other revenue	$263,518	$228,294
•Subscription Revenue. We primarily derive subscription revenue from the sale of subscriptions to our SaaS solutions and our subscription-based term licenses. Subscription revenue for our SaaS solutions is generally recognized ratably over the subscription term once the service is made available to the MSP partner or when we have the right to invoice for services performed. Revenue from the license performance obligation of our subscription-based term licenses is recognized at a point in time upon delivery of the access to the licenses and the revenue from the performance obligation related to the technical support and unspecified software upgrades of our subscription-based term licenses is recognized ratably over the contract period. We generally invoice subscription agreements monthly based on usage or in advance over the subscription period on either a monthly or annual basis.
•Other Revenue. Other revenue consists primarily of revenue from the sale of our maintenance renewal services associated with the historical sales of perpetual license products. Customers with maintenance agreements are entitled to receive technical support and unspecified upgrades or enhancements to new versions of their software products on a when-and-if-available basis for the specified contract period. We

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
believe that our technical support and unspecified upgrades or enhancements performance obligations each have the same pattern of transfer to the customer and are therefore accounted for as a single distinct performance obligation. We recognize maintenance revenue ratably on a daily basis over the contract period.
During the years ended December 31, 2019 and 2018, respectively, we recognized the following revenue from subscription and other services at a point in time and over time:

	Year Ended December 31,
	2019	2018

	(in thousands)
Revenue recognized at a point in time	$49,510	$—
Revenue recognized over time	214,008	228,294
Total revenue recognized	$263,518	$228,294
Subsequent to the adoption of ASC 606, as defined below, we recognize subscription-based term license revenue upon the transfer of the license and the associated maintenance revenue over the contract period under the new standard instead of recognizing both the license and maintenance revenue ratably over the monthly or annual contract period. See Recently Adopted Accounting Pronouncements for additional information regarding the adoption of ASC 606.
Deferred Revenue
Deferred revenue primarily consists of transaction prices allocated to remaining performance obligations from annually billed subscription agreements and maintenance services associated with our historical sales of perpetual license products which are delivered over time. Certain of our maintenance agreements are billed annually in advance for services to be performed over a 12-month period. We initially record the amounts allocated to maintenance performance obligations as deferred revenue and recognize these amounts ratably on a daily basis over the term of the maintenance agreement.
Details of our total deferred revenue balance was as follows:

Total Deferred Revenue
(in thousands)
Balance at December 31, 2018	$8,491
Adoption of ASC 606	(1,225)
Deferred revenue recognized	(13,345)
Additional amounts deferred	14,217
Deferred revenue acquired in business combinations	34
Balance at December 31, 2019	$8,172
We expect to recognize revenue related to these remaining performance obligations as follows:

	Revenue Recognition Expected by Period
	Total	Less than 1 year	1-3 years	More than 3 years

	(in thousands)
Expected recognition of deferred revenue	$8,172	$7,911	$261	$—

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
Cost of Revenue
Cost of Revenue. Cost of revenue consists of technical support personnel costs which includes salaries, bonuses and stock-based compensation and related employer-paid payroll taxes for technical support personnel, as well as an allocation of overhead costs. Public cloud infrastructure and hosting fees and royalty fees are also included in cost of revenue.
Amortization of Acquired Technologies. Amortization of acquired technologies included in cost of revenue relate to our subscription products and was $24.1 million and $26.4 million for the years ended December 31, 2019 and 2018, respectively.
Advertising
We expense advertising costs as incurred. Advertising expense is included in sales and marketing expenses in our Combined Statements of Operations.

	Year Ended December 31,
	2019	2018

	(in thousands)
Advertising expense	$12,774	$11,576
Leases
We lease facilities worldwide and certain equipment under non-cancellable lease agreements. During 2019, we adopted the new lease accounting guidance, ASC 842, as defined and discussed below in Recently Adopted Accounting Pronouncements. Under ASC 842, we evaluate if a contract is or contains a lease at inception of the contract. If we determine that a contract is or contains a lease, we determine the appropriate lease classification and recognize a right-of-use asset and lease liability at the commencement date of the lease based on the present value of fixed lease payments over the lease term reduced by lease incentives. To determine the present value of lease payments, we use an estimated incremental borrowing rate based on the interest rate a similar borrowing on a collateralized basis would incur based on information available on the lease commencement date as none of our leases provide an implicit rate. We generally base this discount rate on the interest rate incurred by our Parent's senior secured debt, adjusted for considerations for the value, term and currency of the lease. Lease terms include options to extend or terminate the lease when it is reasonably certain that we will exercise those options.
We recognize right-of-use assets and lease liabilities for leasing arrangements with terms greater than one year. Certain lease contracts include obligations to pay for other services, such as operations and maintenance. We account for lease and non-lease components in a contract as a single lease component for all classes of underlying assets except certain classes of equipment. Right-of-use assets are tested for impairment in the same manner as long-lived assets.
The terms of some of our lease agreements provide for rental payments on a graduated basis. Operating lease costs are recognized on a straight-line basis over the lease term and recorded in the appropriate income statement line item based on the asset or a headcount allocation for office leases. Certain of our office leases require the payment of our proportionate share of common area maintenance or service charges. As we have elected to account for lease and non-lease components as a single lease component for our real estate leases, these costs are included in variable lease costs. In addition, certain of our leases may include variable payments based on measures that include changes in price indices or market interest rates which are included in variable lease costs and expensed as incurred. We had no finance leases as of and for the year ended December 31, 2019. See Note 7. Leases for additional information regarding our lease arrangements.
For the year ended December 31, 2018 prior to the adoption of ASC 842, we accounted for leases under the previous lease accounting guidance and recognized rent expense on a straight-line basis over the lease period and accrued rent expense incurred but not paid. Cash or lease incentives, or tenant allowances, received pursuant to

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
certain leases were recognized on a straight-line basis as a reduction to rent over the lease term. The unamortized portion of tenant allowances were included in accrued liabilities and other and other long-term liabilities.
Income Taxes
We use the liability method of accounting for income taxes as set forth in the authoritative guidance for accounting for income taxes. Under this method, we recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the respective carrying amounts and tax basis of our assets and liabilities. Income taxes as presented in the combined financial statements attribute current and deferred income taxes of SolarWinds to the stand-alone financial statements of SWI SpinCo in a manner that is systematic, rational and consistent with the asset and liability method prescribed by ASC 740. Accordingly, the income tax provision of SWI SpinCo was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group members were a separate taxpayer and a stand-alone enterprise. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, actual transactions included in the consolidated financial statements of SolarWinds may not be included in the separate financial statements of SWI SpinCo. Similarly, the tax treatment of certain items reflected in the financial statements of SWI SpinCo may not be reflected in the consolidated financial statements and tax returns of SolarWinds. Therefore, items such as net operating losses, credit carryforwards and valuation allowances may exist in the stand-alone financial statements that may or may not exist in SolarWinds’ consolidated financial statements. As such, the income taxes of SWI SpinCo as presented in the combined financial statements may not be indicative of the income taxes that SWI SpinCo will report in the future. Certain operations of SWI SpinCo have historically been included in a combined return with other SolarWinds entities. Current obligations for taxes in certain jurisdictions, where SWI SpinCo files a combined tax return with SolarWinds, are deemed settled with SolarWinds for purposes of the financial statements. Current obligations for tax in jurisdictions where SWI SpinCo does not file a combined return with SolarWinds, including certain foreign jurisdictions, are recorded within the income tax receivable or income taxes payable on the Combined Balance Sheets. On December 22, 2017, the U.S. Tax Cuts and Jobs Act (the “Tax Act”) was enacted. As a result, income tax attributable to previously undistributed earnings of SWI SpinCo international subsidiaries was recognized in 2017. This liability, which SolarWinds elected to pay over time, remains with SolarWinds and is not reflected in the financial statements of SWI SpinCo.
In the ordinary course of business, there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more-likely-than-not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, the associated interest expense and penalties has been recognized as a component of income tax expense.
We establish valuation allowances when necessary to reduce deferred tax assets to the amounts expected to be realized. On a quarterly basis, we evaluate the need for, and the adequacy of, valuation allowances based on the expected realization of our deferred tax assets. The factors used to assess the likelihood of realization include our latest forecast of future taxable income, available tax planning strategies that could be implemented, reversal of taxable temporary differences and carryback potential to realize the net deferred tax assets. See Note 11. Income Taxes for additional information regarding our income taxes.
Concentrations of Risks
Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Our cash and cash equivalents consisted of cash deposited with banks in demand deposit accounts which may exceed the amount of insurance provided on these deposits. Generally, we may

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
withdraw our cash deposits and redeem our invested cash equivalents upon demand. We strive to maintain our cash deposits with multiple financial institutions of reputable credit and therefore bear minimal credit risk.
We provide credit to distributors, resellers and direct customers in the normal course of business. We generally extend credit to new customers based upon industry reputation and existing customers based upon prior payment history. For the years ended December 31, 2019 and 2018 no distributor, reseller or direct customer represented a significant concentration of our revenue.
At December 31, 2019 and 2018, no distributor, reseller or direct customer represented a significant concentration of our outstanding accounts receivable balance. We do not believe that our business is substantially dependent on any distributor or that the loss of a distributor relationship would have a material adverse effect on our business.
Recent Accounting Pronouncements Not Yet Adopted
In January 2017, FASB issued an accounting standard to simplify the accounting for goodwill impairment. The new guidance removes step two of the two-step quantitative goodwill impairment test, which requires a hypothetical purchase price allocation. The updated guidance is effective for public companies for fiscal years beginning after December 15, 2019 and may be adopted early for any interim or annual goodwill impairment tests performed after January 1, 2017. We will adopt the updated guidance in fiscal year 2020. We do not believe that this standard will have a material impact on our Combined Financial Statements.
Recently Adopted Accounting Pronouncements
Revenue
On January 1, 2019 we adopted the FASB Accounting Standards Codification, or ASC, No. 2014-09 “Revenue from Contracts with Customers” ("ASC 606"), which replaced all existing revenue guidance under ASC 605 “Revenue Recognition,” including prescriptive industry-specific guidance ("ASC 605"). This standard’s core principle is that an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We adopted ASC 606 using the modified-retrospective method. Results for reporting periods beginning after January 1, 2019 are presented in compliance with the new revenue recognition standard ASC 606. Historical financial results for reporting periods prior to 2019 are presented in conformity with amounts previously disclosed under the prior revenue recognition standard, ASC 605.
The cumulative effect of the changes made to our Combined Balance Sheets as of January 1, 2019 for the adoption of ASC 606 was approximately $0.9 million and was recorded as an adjustment to Parent company net investment as of the adoption date. This adjustment includes a $1.2 million decrease in historical deferred revenue, primarily from arrangements involving subscription-based term licenses that will never be recognized as revenue, offset by a $0.3 million increase in deferred income tax liabilities. The adoption of ASC 606 did not impact our total operating cash flows.
The impact of the adoption of ASC 606 on our Combined Statement of Operations for the year ended December 31, 2019 was immaterial.
Leases
As SolarWinds no longer qualified to be an emerging growth company as of December 31, 2019, we retroactively adopted the FASB ASC No. 2016-02 “Leases” ("ASC 842") as of January 1, 2019 using the optional transition method in which an entity can apply the new standard at the adoption date without adjusting comparative prior periods. Historical financial results for reporting periods prior to 2019 are presented in conformity with amounts previously disclosed under the prior lease accounting standard.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
The new lease accounting standard replaces existing lease accounting standards and expands disclosure requirements. The adoption of the new standard resulted in leases currently designated as operating leases being reported on our Combined Balance Sheet at their net present value. We elected the package of practical expedients permitted under the transition guidance within the new standard, which, among other things, allowed us to carry forward our historical lease classification and not reassess whether any expired or existing contracts are or contain leases. Additionally, we elected to not separate lease and non-lease components for certain classes of assets and we excluded all the leases with original terms of one year or less.
As of January 1, 2019, we recorded $10.1 million in operating lease right-of-use assets, $2.3 million in current operating lease liabilities and $11.5 million in non-current operating lease liabilities due to the adoption of ASC 842. The standard did not have a material impact to our Combined Statements of Operations or Combined Statements of Cash Flows. See Note 7. Leases for additional information.
4. Acquisitions
2019 Acquisition
Passportal
On April 18, 2019, we acquired Passportal Inc., ("Passportal"), a password protection and document management software platform for MSPs, for approximately $14.9 million, including cash acquired. By acquiring Passportal we added a unified set of password management and privileged client knowledge management tools to our IT security solutions. We funded the transaction with cash on hand. We incurred $0.3 million in acquisition related costs, which are primarily included in general and administrative expense for the year ended December 31, 2019. Goodwill for this acquisition is not deductible for tax purposes.
The following table summarizes the consideration paid and the amounts recognized for the assets acquired and liabilities assumed:

Total Fair Value
(in thousands)
Current assets, including cash acquired	$181
Identifiable intangible assets	3,700
Goodwill	11,257
Other long-term assets	12
Current liabilities	(185)
Deferred tax liabilities	(76)
Deferred revenue	(34)
Total consideration	$14,855
The following table summarizes the fair value of the acquired identifiable intangible assets and their respective weighted-average useful lives:

	Fair Value	Weighted-average useful life
	(in thousands)	(in years)
Developed product technologies	$2,700	3
Customer relationships	1,000	2
Total identifiable intangible assets	$3,700

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
We determined the amount of revenue and net loss related to the Passportal acquisition included in our Combined Financial Statements from the effective date of the acquisition is $2.2 million and $1.5 million, respectively. Pro forma information for the acquisition has not been provided because the impact of the historical financials on our revenue and net loss is not material.
2018 Acquisition
Trusted Metrics
On July 2, 2018, we acquired Trusted Metrics, Inc., ("Trusted Metrics"), a provider of real-time threat monitoring and management software, for approximately $13.0 million. By acquiring Trusted Metrics, we extended our platform to include security monitoring and introduced a new security solution, Threat Monitor, into our product portfolio. We funded the transaction with cash on hand. We incurred $0.3 million in acquisition related costs, which are primarily included in general and administrative expense for the year ended December 31, 2018. Goodwill for this acquisition is not deductible for tax purposes.
The following table summarizes the consideration paid and the amounts recognized for the assets acquired and liabilities assumed:

Total Fair Value
(in thousands)
Current assets	$231
Identifiable intangible assets	5,000
Goodwill	8,964
Current liabilities	(40)
Deferred tax liabilities	(1,041)
Deferred revenue	(113)
Total consideration	$13,001
The following table summarizes the fair value of the acquired identifiable intangible assets and their respective weighted-average useful lives:

	Fair Value	Weighted-average useful life
	(in thousands)	(in years)
Developed product technologies	$3,900	5
Customer relationships	1,100	4
Total identifiable intangible assets	$5,000
We determined the amounts of revenue and net loss related to the Trusted Metrics acquisition included in our Combined Financial Statements from the effective date of the acquisition are insignificant for the year ended December 31, 2018. Pro forma information for the acquisition has not been provided because the impact of the historical financials on our revenue and net loss is not material.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
5. Goodwill and Intangible Assets
Goodwill
The following table reflects the changes in goodwill for the years ended December 31, 2019 and 2018:

(in thousands)
Balance at December 31, 2017	$843,285
Acquisitions	8,589
Foreign currency translation adjustments	(19,353)
Balance at December 31, 2018	$832,521
Acquisitions	11,257
Foreign currency translation and other adjustments	(7,135)
Balance at December 31, 2019	$836,643
During the year ended December 31, 2019, we recorded a measurement period adjustment related to the Trusted Metrics acquisition resulting in an increase in goodwill of $0.4 million. The goodwill from acquisitions resulted primarily from our expectations that we will now be able to offer our customers additional software solutions in new markets. Additionally, we expect the acquisitions will attract new customers for our entire line of software solutions.
Intangible Assets
Intangible assets, net consisted of the following at December 31, 2019 and 2018:

	December 31, 2019			December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net

	(in thousands)
Developed product technologies	$124,792	$(93,351)	$31,441	$124,706	$(71,710)	$52,996
Customer relationships	126,788	(83,545)	43,243	124,704	(59,624)	65,080
Trademarks	1,402	(1,312)	90	1,396	(1,161)	235
Total intangible assets, net	$252,982	$(178,208)	$74,774	$250,806	$(132,495)	$118,311
Intangible asset amortization expense was as follows:

	Year Ended December 31,
	2019	2018

	(in thousands)
Intangible asset amortization expense	$47,289	$50,168

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
As of December 31, 2019, we estimate aggregate intangible asset amortization expense to be as follows:

Estimated Amortization
(in thousands)
2020	$45,830
2021	19,582
2022	8,416
2023	946
2024	—
The expected amortization expense is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, changes in foreign currency exchange rates, impairment of intangible assets, future changes to expected asset lives of intangible assets and other events.
6. Property and Equipment
Property and equipment, net including software, consisted of the following:

	December 31,
	2019	2018

	(in thousands)
Servers, equipment and computers	$20,167	$14,839
Furniture and fixtures	2,700	2,381
Software	965	932
Leasehold improvements	6,459	6,177
	$30,291	$24,329
Less: Accumulated depreciation and amortization	(16,884)	(11,134)
Property and equipment, net	$13,407	$13,195
Depreciation and amortization expense on property and equipment was as follows:

	Year Ended December 31,
	2019	2018

	(in thousands)
Cost of revenue	$3,433	$2,716
Operating expense	2,350	2,436
Total depreciation and amortization	$5,783	$5,152
7. Leases
We lease our offices and do not own any real estate. We expect our corporate headquarters will be located in the greater Boston, Massachusetts metropolitan area. We lease office space domestically and internationally in various locations for our operations, including facilities located in Boston, Massachusetts; Morrisville, North Carolina; Ottawa, Canada; Dundee, United Kingdom; Bucharest, Romania; Minsk, Belarus; and Edinburgh, United Kingdom. In addition, we lease certain information technology, office and other equipment. Our leases are all classified as operating and generally have remaining terms of less than one year to eleven years.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
Subsequent to the adoption of ASC 842 as of January 1, 2019, the components of operating lease costs for the year ended December 31, 2019 were as follows:

Year Ended December 31,
2019
(in thousands)
Operating lease costs	$2,976
Variable lease costs(1)	905
Short-term lease costs	140
Total lease costs	$4,021
_______________
(1)Primarily includes common area maintenance and other service charges for leases in which we pay a proportionate share of those costs as we have elected to not separate lease and non-lease components for our office leases.
Maturities of our operating lease liabilities as of December 31, 2019 were as follows:

December 31, 2019
(in thousands)
2020	$2,853
2021	2,721
2022	2,216
2023	1,897
2024	1,738
Thereafter	5,998
Total minimum lease payments	17,423
Less: imputed interest	(3,396)
Present value of operating lease liabilities	$14,027
As of December 31, 2019, the weighted-average remaining lease term of our operating leases was 7.2 years and the weighted-average discount rate used in the calculation of our lease liabilities was 5.7%.
During 2019, we entered into various lease agreements in which the lease did not commence prior to December 31, 2019 and therefore the lease liabilities and corresponding right-of-use assets had not been recorded in our Combined Balance Sheets. We expect to take control of the leased assets beginning in 2020 and our future minimum lease payments under these leases is approximately $29.4 million over lease terms of two to eleven years.
Supplemental cash flow information related to our leases was as follows:

Year Ended December 31,
2019
(in thousands)
Cash paid for amounts included in the measurement of operating lease liabilities	$2,654
Right-of-use assets obtained in exchange for operating lease liabilities	2,278

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
As of December 31, 2018, future minimum lease payments under non-cancellable operating leases accounted for under the previous lease accounting guidance were as follows:

Minimum Lease Payments
(in thousands)
2019	$2,460
2020	2,211
2021	2,111
2022	1,715
2023	1,431
Thereafter	7,233
Total minimum lease payments	$17,161
Prior to our adoption of ASC 842, rent expense was as follows:

Year Ended December 31,
2018
(in thousands)
Rent expense	$3,473
8. Accrued Liabilities and Other
Accrued liabilities and other current liabilities were as follows:

	December 31,
	2019	2018

	(in thousands)
Payroll-related accruals	$8,488	$10,194
Value-added and other tax	1,557	1,340
Purchasing accruals	1,796	2,121
Accrued royalties	951	1,069
Accrued other liabilities	1,099	2,539
Total	$13,891	$17,263
9. Employee Benefit Plans
401(k) Plan
Our eligible employees participate in a 401(k) matching program. The plan is sponsored by our Parent and administered by a third party, under which our Parent has the right to terminate the plan at any time. Employees are fully vested in contributions to the plan. Our expense related to this plan was $1.1 million and $0.9 million during the years ended December 31, 2019 and 2018, respectively, and is presented in cost of revenue and operating expense on the Combined Statements of Operations.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
10. Relationship with Parent and Related Entities
Historically, the SWI SpinCo business has been managed and operated in the normal course of business consistent with other affiliates of the Parent. Accordingly, certain shared costs have been allocated to SWI SpinCo and reflected as expenses in the Combined Financial Statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to SWI SpinCo for purposes of the stand-alone financial statements. However, the expenses reflected in the Combined Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if SWI SpinCo historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the Combined Financial Statements may not be indicative of related expenses that will be incurred in the future by SWI SpinCo.
General Corporate Overhead
The Parent provides facilities, information technology services and certain corporate and administrative services to the SWI SpinCo business. Expenses relating to these services have been allocated to SWI SpinCo and are reflected in the Combined Financial Statements. Where direct assignment is not possible or practical, these costs were allocated based on headcount. The following table summarizes the components of general allocated corporate expenses for the years ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019	2018

	(in thousands)
General and administrative	$17,394	$11,293
Research and development	1,224	852
Sales and marketing	1,128	830
Cost of revenue	99	88
Total	$19,845	$13,063
Due to and from Affiliates
Due to affiliates within long-term liabilities in the Combined Balance Sheets represents SWI SpinCo's related party debt due to SolarWinds Holdings, Inc. of $394.4 million and $450.0 million as of December 31, 2019 and 2018, respectively.
On February 25, 2016, we entered into a loan agreement with SolarWinds Holdings, Inc. with an original principal amount of $250.0 million and a maturity date of February 25, 2023. Borrowings under the loan agreement bear interest at a floating rate which is equal to an adjusted London Interbank Offered Rate, or LIBOR, for a three-month interest period plus 9.8%. Prepayments of borrowings under the loan are permitted. As of December 31, 2019, $228.5 million in borrowings were outstanding.
On May 27, 2016, we entered into an additional loan agreement with SolarWinds Holdings, Inc. The loan agreement, as amended, has an original principal amount of $200.0 million and a maturity date of May 27, 2026. Borrowings under the loan agreement bear interest at a fixed rate of 2.24%. Prepayments of borrowings under the loan are permitted. As of December 31, 2019, $165.9 million in borrowings were outstanding.
Interest expense related to the activity with SolarWinds Holdings, Inc. is presented in the Statements of Operations and was $34.1 million and $34.7 million for the years ended December 31, 2019 and 2018, respectively. The repayment of principal for these related party borrowings is reflected as a financing activity in the Combined Statements of Cash Flows.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
Due to affiliates within current liabilities comprises intercompany trade payables of $2.0 million and $4.2 million as of December 31, 2019 and 2018, respectively. Due from affiliates within accounts receivable comprises intercompany trade receivables which were $0.1 million for each of the years ended December 31, 2019 and 2018.
Equity-Based Incentive Plans
Certain of our employees participate in our Parent’s equity-based incentive plans. Under the SolarWinds Corporation 2016 Equity Incentive Plan (the "2016 Plan"), our employees, consultants, directors, managers and advisors were awarded stock-based incentive awards in a number of forms, including nonqualified stock options. The ability to grant any future equity awards under the 2016 Plan terminated in October 2018. Under the SolarWinds Corporation 2018 Equity Incentive Plan, our employees can be awarded stock-based incentive awards which includes non-statutory stock options or incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock units and other cash-based or share-based awards. Awards granted to our employees under the incentive plans generally vest over periods ranging from one to five years. We measure stock-based compensation for all stock-based incentive awards at fair value on the grant date. Stock-based compensation expense is generally recognized on a straight-line basis over the requisite service periods of the awards.
Compensation costs associated with our employees’ participation in the incentive plans have been specifically identified for employees who exclusively support our operations and are allocated to us as part of the cost allocations from our Parent. Total costs charged to us related to our employees’ participation in our Parent’s incentive plans were $8.4 million and $1.8 million during the years ended December 31, 2019 and 2018, respectively. We include the related expense in operating expense (general and administrative, sales and marketing and research and development) and cost of revenue on our Combined Statements of Operations, depending on the nature of the employee’s role in our operations.
Employee Stock Purchase Plan
Our eligible employees participate in our Parent’s 2018 Employee Stock Purchase Plan, or the ESPP. The ESPP permits eligible participants to purchase SolarWinds' shares at a discount through regular payroll deductions of up to 20% of their eligible compensation during the offering period. The ESPP is typically implemented through consecutive six-month offering periods. The purchase price of the shares is 85% of the lesser of the fair market value of the closing price per share on the first day of the offering period and the fair market value of the closing price per share on the last day of the offering period. No participant may purchase more than $25,000 worth of common stock per calendar year.
Costs charged to us related to our employees’ participation in our Parent’s ESPP were $0.2 million during the year ended December 31, 2019. Our Parent did not have an ESPP offering period in 2018, therefore no expense was recognized.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
11. Income Taxes
U.S. and international components of income (loss) before income taxes were as follows:

	Year Ended December 31,
	2019	2018

	(in thousands)
U.S.	$(23,463)	$(14,330)
International	26,656	(3,161)
Income (loss) before income taxes	$3,193	$(17,491)
Income tax expense (benefit) was composed of the following:

	Year Ended December 31,
	2019	2018

	(in thousands)
Current:
Federal	$—	$—
State	—	84
International	10,438	6,652
	10,438	6,736
Deferred:
Federal	(64)	(2,290)
State	(133)	(55)
International	(4,536)	(8,190)
	(4,733)	(10,535)
	$5,705	$(3,799)
The difference between the income tax expense (benefit) derived by applying the federal statutory income tax rate to our income (loss) before income taxes and the amount recognized in our Combined Financial Statements is as follows:

	Year Ended December 31,
	2019	2018

	(in thousands)
Expense (benefit) derived by applying the federal statutory income tax rate to income (loss) before income taxes	$670	$(3,673)
State taxes, net of federal benefit	(93)	23
Permanent items	1	50
Research and experimentation tax credits	(422)	(386)
Withholding tax	112	722
Valuation allowance for deferred tax assets	5,638	938
Stock-based compensation	(636)	129
Meals & entertainment	130	105
Acquisition costs	297	124
Effect of foreign operations	8	(1,831)
	$5,705	$(3,799)

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
The effective tax rate for the year ended December 31, 2019 increased from the year ended December 31, 2018 primarily due to the valuation allowance recognized on the deferred tax assets in the U.S., partially offset by the research and experimentation tax credits, stock-based compensation and effect of foreign operations.
On December 22, 2017, the Tax Act was enacted into law which contains several key U.S. income tax provisions, including a one-time mandatory transition tax on accumulated foreign earnings, a reduction of the U.S. federal corporate income tax rate from 35% to 21% effective January 1, 2018, and creates new taxes on certain foreign sourced earnings. We were required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, re-measuring our U.S. deferred tax assets and liabilities as well as reassessing the net realization of our deferred tax assets and liabilities. In response to the Tax Act, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Due to the timing of the enactment and the complexity involved in applying the provisions of the Tax Act, we made reasonable estimates of the effects and recorded provisional amounts in our financial statements for the year ended December 31, 2017.
During 2018, we completed our accounting for the income tax effects of the Tax Act. Upon further analysis of the Tax Act, additional guidance issued by the U.S. Treasury Department, state taxing authorities and other standard-setting bodies, we finalized our calculation of the transition tax during the year ended December 31, 2018. We did not recognize any additional income tax expense in 2018.
The components of the net deferred tax amounts recognized in the accompanying Combined Balance Sheets were:

	December 31,
	2019	2018

	(in thousands)
Deferred tax assets:
Allowance for doubtful accounts	$228	$258
Accrued expenses	344	420
Net operating loss	15,313	15,489
Research and experimentation credits	562	314
Stock-based compensation	559	237
Interest	832	1,587
Deferred revenue	137	129
Unrealized exchange gain	2	—
Other credits	464	702
Total deferred tax assets	18,441	19,136
Valuation allowance	(6,576)	(938)
Deferred tax assets, net of valuation allowance	11,865	18,198
Deferred tax liabilities:
Property and equipment	733	898
Prepaid expenses	179	125
Leases	265	214
Intangibles	17,598	28,241
Total deferred tax liabilities	18,775	29,478
Net deferred tax liability	$6,910	$11,280

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
At December 31, 2019 and 2018, we had net operating loss carry forwards for U.S. federal income tax purposes of approximately $31.6 million and $11.0 million, respectively. These U.S. federal net operating losses are available to offset future U.S. federal taxable income and do not expire.
At December 31, 2019 we had net operating loss carry forwards for certain state income tax purposes of approximately $1.4 million. None were noted at December 31, 2018. These state net operating losses are available to offset future state taxable income and begin to expire in 2029.
At December 31, 2019 and 2018, we had foreign net operating loss carry forwards of approximately $42.1 million and $61.2 million, respectively, which are available to offset future foreign taxable income, and begin to expire in 2022. These foreign net operating loss carry forwards primarily relate to the United Kingdom and the Netherlands.
At December 31, 2019 and 2018, we had research and experimentation tax credit carry forwards of approximately $0.6 million and $0.3 million, respectively, which are available to offset future U.S. federal income tax. These U.S. federal tax credits begin to expire in 2038.
We establish valuation allowances when necessary to reduce deferred tax assets to amounts expected to be realized. As of December 31, 2019 and 2018, we have recorded a valuation allowance of $6.6 million and $0.9 million, respectively. The valuation allowance is primarily related to the net operating loss deferred tax assets in the U.S.
The Tax Act imposes a mandatory transition tax on accumulated foreign earnings as of December 31, 2017. Effective January 1, 2018, the Tax Act creates a new territorial tax system in which we will recognize the tax impact of including certain foreign earnings in U.S. taxable income as a period cost. For the years ended December 31, 2019 and 2018, we did not anticipate incurring a global intangible low-taxed income, or GILTI, liability; however, to the extent that we incur expense under the GILTI provisions, we will treat it as a component of income tax expense in the period incurred. As a result of the Tax Act, our accumulated foreign earnings as of December 31, 2017 have been subjected to U.S. tax. Moreover, all future foreign earnings will be subject to a new territorial tax system and dividends received deduction regime in the U.S. As of December 31, 2019, undistributed earnings of certain foreign subsidiaries of approximately $469.1 million are intended to be permanently reinvested outside the U.S. Accordingly, no provision for foreign withholding tax or state income taxes associated with a distribution of these earnings has been made. Determination of the amount of the unrecognized deferred tax liability on these unremitted earnings is not practicable.
The aggregate changes in the balance of our gross unrecognized tax benefits, excluding accrued interest, were as follows:

	Year Ended December 31,
	2019	2018

	(in thousands)
Balance, beginning of year	$87	$138
Increases for tax positions related to the current year	—	—
Decreases for tax positions related to the current year	—	—
Increases for tax positions related to prior years	—	—
Decreases for tax positions related to prior years	—	(51)
Reductions due to lapsed statute of limitations	—	—
Balance, end of year	$87	$87
We do not believe that it is reasonably possible that our unrecognized tax benefits will significantly change in the next twelve months.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
We file U.S., state and foreign income tax returns in jurisdictions with varying statutes of limitations. The 2011 through 2018 tax years generally remain open and subject to examination by federal tax authorities. The 2011 through 2018 tax years generally remain open and subject to examination by the state tax authorities and foreign tax authorities. We are currently under examination by the IRS for the tax years 2011 through the period ending February 2016. We were notified in January 2019 that the Massachusetts Department of Revenue would audit the 2015 through February 2016 tax years. We were notified in December 2017 that the Swiss Tax Authorities would audit the 2014 through 2016 tax years. This audit concluded in April 2018 with no adjustments. We are not currently under audit in any other taxing jurisdictions.
On July 27, 2015, the U.S. Tax Court issued an opinion in Altera Corp. v. Commissioner related to the treatment of stock-based compensation expense in an intercompany cost-sharing arrangement. In February 2016, the U.S. Internal Revenue Service appealed the decision to the U.S. Court of Appeals for the Ninth Circuit. On June 7, 2019, the Ninth Circuit reversed the 2015 decision of the U.S. Tax Court. Due to the uncertainty surrounding the status of the current regulations, questions related to the scope of potential benefits or obligations and the risk of the Tax Court's decision being overturned upon appeal, we have not recorded any benefit or expense as of December 31, 2019. We will continue to monitor ongoing developments and potential impacts to our Combined Financial Statements.
12. Commitments and Contingencies
Legal Proceedings
From time to time, we have been and may be involved in various legal proceedings arising in our ordinary course of business. In the opinion of management, resolution of any pending claims (either individually or in the aggregate) is not expected to have a material adverse impact on our Combined Financial Statements, cash flows or financial position and it is not possible to provide an estimated amount of any such loss. However, the outcome of disputes is inherently uncertain. Therefore, although management considers the likelihood of such an outcome to be remote, an unfavorable resolution of one or more matters could materially affect our future results of operations or cash flows, or both, in a particular period.
13. Operating Segments and Geographic Information
We operate as a single segment. The chief operating decision-maker is considered to be our Chief Executive Officer of SWI SpinCo. The chief operating decision-maker allocates resources and assesses performance of the business at the combined SWI SpinCo level.
The authoritative guidance for disclosures about segments of an enterprise establishes standards for reporting information about operating segments. It defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Our Chief Executive Officer manages the Business as a multi-product business that utilizes its model to deliver software solutions to customers regardless of their geography or IT environment. Operating results including growth in bookings and billings of solutions, lead generation activity from marketing, renewal and retention rates by solution and geography and sales forecasts and pipeline reports are reviewed at the combined entity level for purposes of making resource allocation decisions and for evaluating financial performance. Accordingly, we considered ourselves to be in a single operating and reporting segment structure.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
We based revenue by geography on the shipping address of each MSP partner. Other than the United States and the United Kingdom, no single country accounted for 10% or more of our total revenue during these periods. The following tables set forth revenue and net long-lived assets by geographic area:

	Year Ended December 31,
	2019	2018

	(in thousands)
Revenue
United States, country of domicile	$125,682	$105,774
United Kingdom	28,422	26,199
All other international	109,414	96,321
Total revenue	$263,518	$228,294

	December 31,
	2019	2018

	(in thousands)
Long-lived assets, net
United States, country of domicile	$4,710	$4,973
Switzerland	6,045	4,878
Canada	1,377	1,890
All other international	1,275	1,454
Total long-lived assets, net	$13,407	$13,195
14. Subsequent Events
We have evaluated subsequent events after the balance sheet date of December 31, 2019 through the date these financial statements were issued on December 4, 2020.
On August 6, 2020, SolarWinds announced its intent to explore a separation and distribution of the Business into an independent publicly-traded company through a pro rata distribution to SolarWinds’ common stockholders. Completion of the proposed separation and distribution is subject to certain conditions, including final approval by SolarWinds’ Board of Directors.

Confidential Treatment Requested
Pursuant to 17 C.F.R. Section 200.83
SWI SpinCo
(A Business of SolarWinds Corporation)
Financial Statement Schedule
Schedule II - Valuation and Qualifying Accounts

	Beginning Balance	Additions (Charge to Expense)	Deductions (Write-offs, net of Recoveries)	Ending Balance

	(in thousands)
Allowance for doubtful accounts, customers and other:
Year ended December 31, 2018	$549	$1,725	$(1,111)	$1,163
Year ended December 31, 2019	1,163	1,840	(1,853)	1,150
Year ended December 31, 2020

Tax valuation allowances:
Year ended December 31, 2018	$—	$938	$—	$938
Year ended December 31, 2019	938	5,638	—	6,576
Year ended December 31, 2020